As filed with the Securities and Exchange Commission on November 14, 2006
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALCATEL
(Exact name of registrant as specified in its charter)

Not applicable
(Translation of Registrant’s name into English)

Republic of France (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification Number)

54, rue La Boétie
75008 Paris
France
(33) 1-40-76-10-10
(Address and telephone number of registrant’s principal executive offices)

Steven Sherman
Senior Vice President and Chief Financial Officer
Alcatel USA, Inc.
3400 West Plano Parkway
Plano, TX 75075
(972) 519-3000
(Name, address, and telephone number of agent for service)

Copies to:

Lauren K. Boglivi, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299 (212) 969-3000	William Carapezzi, Jr., Esq. General Counsel and Corporate Secretary Lucent Technologies Inc. 600 Mountain Avenue Murray Hill, New Jersey 07974 (908) 582-3000	David A. Katz, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable following the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(2)	Offering Price(2)	Fee(2)
Guaranty of debt securities issued by Lucent Technologies Inc.(1)	$1,630,500,000(2)	100%(2)	$1,630,500,000(2)	$174,464(2)

(1)	This registration statement relates to the offer by Alcatel to fully and unconditionally guarantee certain outstanding debt securities of Lucent Technologies Inc. in return for the consent of the holders of the certain Lucent debt securities to amend the indenture under which the debt securities were issued.
(2)	The registration fee has been calculated in accordance with Rule 457 of the U.S. Securities Act of 1933, as amended. For purposes of this calculation, the maximum aggregate offering price, which is estimated solely for the purpose of calculating the registration fee, is the aggregate book value of the Lucent debt securities that would receive the guaranty registered hereby, which is $1,630,500,000.

TABLE OF CONTENTS

REFERENCES TO ADDITIONAL INFORMATION
PROSPECTUS SUMMARY
RISK FACTORS
RATIOS OF EARNINGS TO FIXED CHARGES
CAPITALIZATION AND INDEBTEDNESS OF ALCATEL
USE OF PROCEEDS
THE JOINT CONSENT SOLICITATION
DESCRIPTION OF ALCATEL’S GUARANTY
U.S. FEDERAL INCOME TAX CONSIDERATIONS
ADDITIONAL INFORMATION
EXPENSES OF THE ISSUE
LEGAL MATTERS
EXPERTS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2006 under IFRS
ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2006 UNDER IFRS
Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the Six Months Ended June 30, 2006 under IFRS
ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2005 UNDER IFRS
Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2005 under IFRS
ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2006 UNDER U.S. GAAP
Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2006 Under U.S. GAAP
ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2006 UNDER U.S. GAAP
Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the Six Month Period Ended June 30, 2006 Under U.S. GAAP
ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2005 UNDER U.S. GAAP
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
SCHEDULE CALCULATING LUCENT STATEMENT OF INCOME FOR THE TWELVE-MONTH PERIOD ENDED DECEMBER 31, 2005 UNDER U.S. GAAP(1)(2)
SCHEDULE CALCULATING LUCENT STATEMENT OF INCOME FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2006 UNDER U.S. GAAP(1)
WHERE YOU CAN GET MORE INFORMATION
PART II
Item 8. Indemnification of Directors and Officers.
Item 9. Exhibits.
Item 10. Undertakings.
SIGNATURES
EXHIBIT 4.1.3
EXHIBIT 4.1.4
EXHIBIT 5.1.1
EXHIBIT 5.1.2
EXHIBIT 8.1
EXHIBIT 12
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 99.1

Joint Solicitation Statement/Prospectus
ALCATEL
Offer to Guarantee
and
Joint Consent Solicitation
of
Alcatel and Lucent Technologies Inc.

2 3/4% Series A Convertible Senior Debentures due 2023		2 3/4% Series B Convertible Senior Debentures due 2025
(CUSIP No. 549463AG2)	and	(CUSIP No. 549463AH0)

of
LUCENT TECHNOLOGIES INC.

The expiration date for the joint consent solicitation is 5:00 p.m., New York City time, on Wednesday, November 29, 2006 unless extended.

Alcatel is offering to fully and unconditionally guarantee the above referenced debentures of Lucent Technologies Inc. Alcatel will only provide this guaranty in return for the consent of the holders of a majority of the outstanding principal amount of each series of debentures to a proposed amendment to the indenture under which the debentures were issued, as amended by the first supplemental indenture dated June 4, 2003 (the “indenture”). The proposed amendment would allow Alcatel, in lieu of Lucent, to provide the trustee under the indenture and the holders of the debentures with copies of Alcatel’s annual report and such information, documents and other reports that are required to be filed by Alcatel pursuant to sections 13 and 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). As long as the guaranty remains in effect, Alcatel will provide the trustee under the indenture and the holders of the debentures with copies of such filed reports and information, even if Alcatel is not subject to the reporting requirements of the Exchange Act. If Alcatel is released from the guaranty in accordance with its terms, then Alcatel will not be subject to the reporting requirements under the supplemental indenture. In such circumstances, Lucent or any subsequent parent of Lucent who issues a guaranty for the benefit of the debenture holders will be subject to the reporting requirements under the supplemental indenture.

Alcatel and Lucent are seeking your consent for the proposed amendment to the indenture in an effort to eliminate having to produce separate Exchange Act reports for Lucent after the completion of the proposed merger between Alcatel and Lucent (the “merger”) pursuant to the terms of the Agreement and Plan of Merger, dated as of April 2, 2006, among Alcatel, Lucent and a wholly owned subsidiary of Alcatel. As a result of the merger, Alcatel will change its name to “Alcatel-Lucent”. Following the merger, Lucent does not expect that it will be required by the Exchange Act to file separate reports. The proposed amendment is designed to amend the provision in the indenture that would otherwise require the filing of such separate Exchange Act reports. In exchange for providing this consent, Alcatel will issue a full and unconditional guaranty of the debentures. The guaranty will be unsecured and will be subordinated to the prior payment in full of senior debt of Alcatel; and will be pari passu with Alcatel’s other general unsecured obligations, other than those that expressly provide that they are senior to the guaranty obligations.

If Alcatel and Lucent receive the required consents and the joint consent solicitation expires prior to the consummation of the merger, on the date the merger is closed, Alcatel will issue the guaranty to all holders of each series of debentures, regardless of whether a holder consented to the amendment. If the merger is consummated prior to the expiration date for the joint consent solicitation, Alcatel will issue the guaranty on the expiration date, if the requisite consents are received. Depending upon the timing of the name change, the guaranty may be issued in the name of Alcatel-Lucent. Upon receipt of the required consents, the supplemental indenture will be executed by Lucent and the trustee but will not be operative until the occurrence of both the effective date of the merger and the execution of the guaranty by Alcatel.

For a discussion of factors you should consider before you decide whether to consent, see “Risk Factors” beginning on page 5.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, nor have any of these organizations determined that this joint consent solicitation statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The solicitation agent for the joint consent solicitation is:

Bear, Stearns & Co. Inc.

The date of this joint consent solicitation statement/prospectus is November 14, 2006

REFERENCES TO ADDITIONAL INFORMATION

As used in this joint consent solicitation statement/prospectus:

•	“Alcatel” refers to Alcatel, a société anonyme organized under the laws of the Republic of France;

•	“Lucent” refers to Lucent Technologies Inc., a Delaware corporation; and

•	the “merger” refers to the merger contemplated by the Agreement and Plan of Merger, dated as of April 2, 2006, among Alcatel, Aura Merger Sub, Inc., a wholly owned subsidiary of Alcatel, and Lucent, pursuant to which Aura Merger Sub will merge with and into Lucent with Lucent surviving the merger as a wholly owned subsidiary of Alcatel (which will be renamed “Alcatel-Lucent” upon completion of the merger).

This joint consent solicitation statement/prospectus incorporates by reference important business and financial information about Alcatel and Lucent from documents filed with the U.S. Securities and Exchange Commission (“SEC”) that are not included in or delivered with this joint consent solicitation statement/prospectus. For a more detailed description of the documents incorporated by reference into this joint consent solicitation statement/prospectus, see “Where You Can Get More Information — Incorporation of Documents by Reference.”

Documents incorporated by reference, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint consent solicitation statement/prospectus, are available to you without charge upon your written or oral request. You can obtain any of these documents from the SEC’s website at www.sec.gov or by requesting them in writing or by telephone from the appropriate company.

Alcatel	Lucent Technologies Inc.
54, rue La Boétie	600 Mountain Avenue
75008 Paris, France	Murray Hill, New Jersey 07974
011 33(1) 40 76 10 10	(908) 582-3000
Attention: Investor Relations	Attention: Investor Relations
www.alcatel.com	www.lucent.com

Alcatel and Lucent are not incorporating the contents of the websites of the SEC, Alcatel, Lucent or any other person into this document. Alcatel and Lucent are providing only the information about how you can obtain certain documents that are incorporated by reference into this joint consent solicitation statement/prospectus at these websites for your convenience.

PROSPECTUS SUMMARY

This summary highlights basic information about us, Lucent, the joint consent solicitation and the guaranty, but does not contain all information important to you. You should read the more detailed information and consolidated financial statements and the related debentures incorporated by reference into this joint consent solicitation statement/prospectus.

Overview

Alcatel
54, rue La Boétie
75008 Paris, France
011 33(1) 40 76 10 10
Attention: Investor Relations
www.alcatel.com

Alcatel is a worldwide provider of a wide variety of telecommunications equipment and services operating in more than 130 countries. Alcatel’s telecommunications equipment and services enable its customers to send or receive virtually any type of voice or data transmission. Alcatel’s customers include fixed-line and wireless telecommunications operators, Internet service providers, governments and businesses. Alcatel was founded in 1898 and is headquartered in Paris, France.

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, New Jersey 07974
(908) 582-3000
Attention: Investor Relations
www.lucent.com

Lucent designs and delivers the systems, services and software that drive next-generation communications networks. Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. The history of Lucent dates back to 1869, when its predecessor, the Western Electric Company, was formed. Lucent is headquartered in Murray Hill, New Jersey.

The Pending Merger

Alcatel, Lucent and Aura Merger Sub, a wholly owned subsidiary of Alcatel, entered into a merger agreement, pursuant to which Aura Merger Sub will merge with and into Lucent, with Lucent surviving the merger and continuing its existence as a wholly owned subsidiary of Alcatel. Upon completion of the merger, Alcatel will be renamed “Alcatel-Lucent.”

Alcatel and Lucent are working to complete the merger as quickly as practicable, although neither party is required to complete the merger unless certain specified conditions are satisfied or waived. On September 7, 2006, the shareholders of Alcatel and the shareholders of Lucent approved the merger. Currently, Alcatel and Lucent expect the merger to be completed by the end of calendar year 2006. However, they cannot predict the exact timing of the completion of the merger because it is subject to governmental approvals and other conditions.

Simultaneous with the completion of the merger, Lucent will file a Form 15 with the SEC to deregister its common stock from the reporting requirements of the Exchange Act, and will delist the stock from the New York Stock Exchange, which we refer to as the NYSE. In connection with the merger, Lucent announced on November 6, 2006 that it notified the NYSE of its intention to delist its publicly-traded debt and deregister such debt from the Exchange Act so that, after the merger, Lucent will not be required to file separate reports under the Exchange Act. Alcatel has no current intention to provide a guaranty to the holders of any of Lucent’s other outstanding debt.

Use of Proceeds

Alcatel will not receive any cash proceeds from the issuance of the guaranty.

The Joint Consent Solicitation

The Debentures	2 3/4% Series A Convertible Senior Debentures due 2023, are referred to in this joint consent solicitation statement/prospectus as the Series A Debentures.

2 3/4% Series B Convertible Senior Debentures due 2025, are referred to in this joint consent solicitation statement/prospectus as the Series B Debentures.

The Joint Consent Solicitation	Alcatel and Lucent are soliciting consents from the holders of the debentures to the proposed amendment described below. See “The Joint Consent Solicitation.” Alcatel will provide its guaranty if the merger closes and consents to the proposed amendment have been validly submitted and not properly withdrawn by holders of record of a majority in aggregate principal amount of each of the series of debentures.

Record Date	November 10, 2006.

Proposed Amendment	Alcatel and Lucent are making the joint consent solicitation to amend the indenture for the debentures to allow Alcatel, in lieu of Lucent, to provide the trustee under the indenture and the holders of the debentures with copies of Alcatel’s annual report and such information, documents and other reports that are required to be filed by Alcatel pursuant to sections 13 and 15(d) of the Exchange Act. As long as the guaranty remains in effect, Alcatel will provide the trustee under the indenture and the holders of the debentures with copies of such filed reports and information, even if Alcatel is not subject to the reporting requirements of the Exchange Act. Alcatel will not be required to provide a condensed consolidating footnote of Lucent contemplated by Rule 3-10 of Regulation S-X of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Therefore, the annual report and information filed by Alcatel pursuant to sections 13 and 15(d) of the Exchange Act will not include such footnote.

If Alcatel is released from the guaranty in accordance with its terms, then Alcatel will not be subject to the reporting requirements under the supplemental indenture. In such circumstances, Lucent or any subsequent parent of Lucent who issues a guaranty for the benefit of the debenture holders will be subject to the reporting requirements under the supplemental indenture.

Currently, Alcatel furnishes the SEC with certain semi-annual financial information (including a reconciliation of net income and shareholders’ equity to accounting principles generally accepted in the United States, which we refer to as U.S. GAAP) and quarterly financial information presented in accordance with International Financial Reporting Standards as adopted by the European Union, which we refer to as IFRS, on Form 6-K. Although not contractually required by the proposed amendment included in the supplemental indenture, Alcatel currently intends to continue to provide such information in the future. However, Alcatel may change this practice in the future without notice. Sections 13 and 15(d) of the Exchange Act do not require foreign private issuers to provide the same information as Lucent previously provided under the Exchange Act.

Alcatel and Lucent are seeking your consent for the proposed amendment to the indenture in an effort to eliminate having to produce separate Exchange Act reports for Lucent after the completion of the proposed merger. Following the merger, Lucent does not expect that it will be required by the Exchange Act to file separate reports. In exchange for providing this consent, on the date the merger closes, Alcatel will issue a full and unconditional guaranty of the debentures. The guaranty will be unsecured and will be subordinate to the prior payment in full of all of Alcatel’s existing and future indebtedness and other monetary obligations.

The Supplemental Indenture	The proposed amendment would be set forth in a supplemental indenture to be executed by Lucent and the trustee with respect to the debentures upon the expiration of the joint consent solicitation if the required consents have been obtained. If the supplemental indenture is executed and becomes operative following the consummation of the merger and the execution of the guaranty by Alcatel, the indenture, as amended, will apply to each holder of the corresponding debentures, regardless of whether that holder delivered a consent to the proposed amendment. If the merger is not consummated and the merger agreement is terminated, the supplemental indenture will become null and void.

Expiration Date; Waiver; Amendment; Termination	The joint consent solicitation will expire at 5:00 p.m., New York City time, on Wednesday, November 29, 2006, unless extended in respect of either or both series of the debentures. Alcatel and Lucent expressly reserve the right to waive or modify any term of, or terminate, the joint consent solicitation in respect of either or both series of the debentures.

Required Consents	The adoption of the proposed amendment to the indenture governing the debentures requires the consent of the holders of a majority in aggregate principal amount of each series of the debentures.

Revocation of Consents	A holder of debentures may revoke a previously submitted consent at any time prior to the expiration date by following the procedures set forth herein.

Guaranty	Alcatel is offering to fully and unconditionally guarantee Lucent’s payment obligations under the debentures and the indenture governing the debentures, if the supplemental indenture becomes effective. If the guaranty is issued and Lucent cannot make any payment on either of the debentures, Alcatel would be required to make the payment instead. Alcatel’s obligations under the guaranty will be unsecured and will be subordinated to the prior payment in full of senior debt of Alcatel; and will be pari passu with Alcatel’s other general unsecured obligations, other than those that expressly provide that they are senior to the guaranty obligations.

If Alcatel and Lucent receive the required consents and the joint consent solicitation expires prior to the consummation of the merger, on the date the merger is closed, Alcatel will issue the guaranty to all holders of each series of debentures, regardless of whether a holder consented to the amendment. If the merger is consummated prior to the expiration date for the joint consent solicitation, the guaranty will be issued on the expiration date, assuming the requisite consents are received. Depending upon the timing of the name change, the guaranty may be issued in the name of Alcatel-Lucent. Upon receipt of the required consents, the supplemental indenture will be executed by Lucent and the trustee but will not be operative until the occurrence of both the effective date of the merger and the execution of the guaranty by Alcatel.

Alcatel may be released from the guaranty if all or substantially all of Lucent’s assets or capital stock are sold, transferred or otherwise disposed of to one or more persons or entities who are not subsidiaries of Alcatel.

U.S. Federal Income Tax Considerations	Alcatel and Lucent believe that a holder of debentures will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the implementation of the proposed amendment governing the debentures and the provision of Alcatel’s guaranty. See “U.S. Federal Income Tax Considerations.”

Solicitation Agent	The solicitation agent for the joint consent solicitation is Bear, Stearns & Co. Inc.

Information Agent	The information agent for the joint consent solicitation is D.F. King & Company. Additional copies of this joint consent solicitation statement/prospectus, the letter of consent and other related materials may be obtained from the information agent.

Risk Factors	You should read the “Risk Factors” section beginning on page 5 of this joint consent solicitation statement/prospectus, as well as other cautionary statements included or incorporated by reference into this joint consent solicitation statement/prospectus, to ensure that you understand the risks associated with the joint consent solicitation and the guaranty.

RISK FACTORS

You should carefully consider the risk factors discussed below, as well as the other information included and incorporated by reference into this joint consent solicitation statement/prospectus, in connection with participation in the joint consent solicitation.

Risk Factors Relating to the Proposed Amendment

If the required consents are received, the combined company will provide you with its financial reports filed with the SEC. Since Alcatel is and, following the merger is expected to be, a foreign private issuer under the rules and regulations of the SEC, you may receive less information than a company incorporated in the United States. In addition, you will not receive separate financial information about Lucent on a standalone basis.

The proposed amendment to the indenture would allow Alcatel, in lieu of Lucent, to provide the trustee under the indenture and the holders of the debentures with copies of its annual report and such information, documents and other reports that are required to be filed by Alcatel pursuant to sections 13 and 15(d) of the Exchange Act. As long as the guaranty remains in effect, Alcatel will provide the trustee under the indenture and the holders of the debentures with copies of such filed reports and information, even if Alcatel is not subject to the reporting requirements of the Exchange Act. Accordingly, if the proposed amendment is approved, after the merger, you will receive reports filed by Alcatel under sections 13 and 15(d) of the Exchange Act instead of receiving separate Exchange Act reports for Lucent. Since the Exchange Act does not require it, these reports and information will not include a condensed consolidating footnote of Lucent contemplated by Rule 3-10 of Regulation S-X. In addition Form 6-K is considered to be furnished, rather than filed, under the Exchange Act. Therefore, although Alcatel furishes a Form 6-K under the Exchange Act, the proposed amendment will not contractually entitle you to that Form 6-K.

If Alcatel is released from the guaranty in accordance with its terms, then Alcatel will not be subject to the reporting requirements under the supplemental indenture. In such circumstances, Lucent or any subsequent parent who issues a guaranty for the benefit of the debenture holders will be subject to the reporting requirements under the supplemental indenture.

As a foreign private issuer, Alcatel is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, Alcatel is not required to file annual reports with the SEC as promptly as U.S. companies with securities registered under the Exchange Act. In addition, Alcatel is not required to file quarterly financial reports or financial statements prepared in accordance with U.S. GAAP (although it is required annually to reconcile certain of its financial information to U.S. GAAP).

Currently, Alcatel furnishes the SEC with certain semi-annual financial information (including a reconciliation of net income and shareholders’ equity to U.S. GAAP) and quarterly financial information presented in accordance with IFRS on Form 6-K. Although not contractually required by the proposed amendment included in the supplemental indenture, Alcatel currently intends to continue to provide such information in the future as sections 13 and 15(d) of the Exchange Act do not require foreign private issuers to provide the same information as Lucent previously provided. We can not assure you that Alcatel will not change this practice in the future, without notice.

Accordingly, if the proposed amendment is approved, you may receive less information than you currently receive because: (1) you will not receive separate Exchange Act reports (including separate financial information) for Lucent, (2) the information that you receive about Alcatel in its reports filed pursuant to sections 13 or 15(d) of the Exchange Act may contain less information about Alcatel than you currently receive about Lucent in Lucent’s Exchange Act reports because Alcatel is expected to be a foreign private issuer under the Exchange Act following the merger and (3) the information you receive from Alcatel will generally only be received annually.

The guaranty is subordinated in right of payment to Alcatel’s senior debt.

Alcatel’s obligations under the guaranty will be unsecured and will be subordinated to the prior payment in full of certain existing and hereinafter incurred indebtedness of Alcatel, which we refer to as senior debt. See “Description of Alcatel’s Guaranty”. Alcatel’s obligations under the guaranty will be pari passu with Alcatel’s other general unsecured obligations, other than those that expressly provide that they are senior to the guaranty obligations. Alcatel may also incur additional senior debt in the future, consistent with the terms of its existing debt agreements.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding of Alcatel, the holders of Alcatel’s senior debt will be entitled to be paid in full before Alcatel makes any payment on the guaranty. Holders of any present or future Alcatel secured debt will have claims that are prior to your claims as holders of the debentures to the extent of the value of the assets securing such debt. The guaranty will require that amounts otherwise payable to holders of the debentures in a bankruptcy or similar proceeding of Alcatel be paid to holders of Alcatel senior debt instead of you as a holder of debentures, to the extent that any amount is payable under the guaranty to you. As a result, holders of the debentures may receive less, ratably, than other creditors of Alcatel. We cannot assure you that sufficient assets will remain after making payments of Alcatel’s senior or secured debt to allow Alcatel to make any payments on the guaranty.

Alcatel may not pay principal, premium, if any, interest or other amounts on account of the debentures in the event of a payment default or other defaults permitting the acceleration of its senior debt, unless the senior debt has been paid in full, the default has been cured or, in the case of any such nonpayment defaults, a designated period of time has passed. If no default exists under the senior debt, Alcatel would not be otherwise prohibited by the terms of the subordination provisions from making any payments to the holders of the debentures under the guaranty.

Accordingly the terms of the subordination may materially and adversely affect the amount of, and timing of, any payment to the holders under the guaranty.

Risk Factors Relating to the Combined Company Following the Merger

The combined company may fail to realize the anticipated cost savings, revenue enhancements and other benefits expected from the merger.

If the proposed amendment is approved and the merger between Alcatel and Lucent is completed, the guaranty that will be issued to you will be given by Alcatel, following the merger. The combined company, however, may fail to realize the anticipated cost savings, revenue enhancements and other benefits that it expects to achieve from the merger. The merger involves the integration of Alcatel and Lucent, two companies that have previously operated independently. Alcatel and Lucent entered into the merger agreement with the expectation that, among other things, the merger would enable the combined company to consolidate support functions, optimize its supply chain and procurement structure, leverage its research and development and services across a larger base, and reduce its worldwide workforce by approximately 10 percent, all of which is expected to create opportunities to achieve cost savings and revenue synergies and to achieve other synergistic benefits.

Delays encountered by the combined company in the transition process could have a material adverse effect on the revenues, expenses, operating results and financial condition of the combined company. Although Alcatel and Lucent expect significant benefits to result from the merger, there can be no assurance that the combined company will actually realize these anticipated benefits.

Achieving the benefits of the merger will depend in part upon meeting the challenges inherent in the successful combination and integration of global business enterprises of the size and scope of Alcatel and Lucent and the possible resulting diversion of management attention for an extended period of time. There can be no assurance that the combined company will meet these challenges and that such diversion will not negatively affect the operations of the combined company following the merger.

Uncertainties associated with the merger may cause a loss of employees and may otherwise materially adversely affect the future business and operations of Alcatel and Lucent.

The combined company’s success after the merger will depend in part upon the ability of the combined company to retain key employees of Alcatel and Lucent. Competition for qualified personnel can be intense. Current and prospective employees of Alcatel and Lucent may experience uncertainty about their post-merger roles with the combined company following the merger. This may materially adversely affect the ability of each of Alcatel and Lucent to attract and retain key management, sales, marketing, technical and other personnel. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees of Alcatel and Lucent to the same extent that those companies have been able to attract or retain their own employees in the past.

Technological innovation is important to the combined company’s success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. Neither Alcatel nor Lucent can provide assurance that the combined company will be able to attract and retain these employees following the merger. If, following the merger, the combined company is unable to attract and retain technically skilled employees, the competitive position of the combined company could be materially adversely affected.

The combined company will operate in a highly competitive industry with many participants. Its failure to compete effectively will harm its business.

The combined company will operate in a highly competitive environment in each of its businesses, competing on the basis of product offerings, technical capabilities, quality, service and pricing. Competition for new service providers and enterprise customers as well as for new infrastructure deployments is particularly intense and increasingly focused on price. The combined company will offer customers and prospective customers many benefits in addition to competitive pricing, including strong support and integrated services for quality, technologically-advanced products; however, in some situations, it may not be able to compete effectively if purchasing decisions are based solely on the lowest price.

The combined company will have a number of competitors, many of which currently compete with Alcatel, Lucent or both and some of which are very large, with substantial technological and financial resources and established relationships with global service providers. Some of these competitors have very low cost structures, support from governments in their home countries, or both. In addition, new competitors may enter the industry as a result of shifts in technology. These new competitors, as well as existing competitors, may include entrants from the telecommunications, computer software, computer services, data networking and semiconductor industries. Alcatel cannot assure you that the combined company will be able to compete successfully with these companies. Competitors may be able to offer lower prices, additional products or services or a more attractive mix of products or services, or services or other incentives that the combined company cannot or will not match or offer. These competitors may be in a stronger position to respond quickly to new or emerging technologies and may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to customers, prospective customers, employees and strategic partners.

Technology will drive the combined company’s products and services. If the combined company fails to keep pace with technological advances in the industry, or if it pursues technologies that do not become commercially accepted, customers may not buy its products or use its services.

The telecommunications industry uses numerous and varied technologies and large service providers often invest in several and, sometimes, incompatible technologies. The industry also demands frequent and, at times, significant technology upgrades. Furthermore, enhancing the combined company’s services revenues requires that it develop and maintain leading tools. The combined company will not have the resources to invest in all of these existing and potential technologies. As a result, the combined company will concentrate its resources on those technologies that it believes have or will achieve substantial customer acceptance and in which the combined company will have appropriate technical expertise. However, existing products often have short product life cycles characterized by declining prices over their lives. In addition, the combined company’s choices for developing technologies may prove incorrect if customers do not adopt the products that the combined company develops or if those technologies ultimately prove to be unviable. The combined company’s revenues and operating results will depend to a significant extent on its ability to maintain a product portfolio and service capability that is attractive to its customers, to enhance its existing products, to continue to introduce new products successfully and on a timely basis and to develop new or enhance existing tools for its services offerings.

A small number of the combined company’s customers will account for a substantial portion of its revenues, and most of its revenues will come from telecommunications service providers. The loss of one or more key customers or reduced spending of these service providers could significantly reduce the combined company’s revenues, profitability and cash flow.

A few large telecommunications service providers will account for a substantial portion of the combined company’s revenues. In addition, the telecommunications industry has recently experienced substantial consolidation, as evidenced by the mergers of Sprint and Nextel, Cingular and AT&T Wireless, SBC Communications and AT&T, Verizon and MCI, and the pending merger of AT&T and BellSouth. As service providers increase in size, it is possible that an even greater portion of the combined company’s revenues will be attributable to a smaller number of large service providers going forward. The combined company may also lose business from customers for which Alcatel and Lucent were the two main suppliers, if these customers choose another supplier in order to avoid having the combined company as their sole source for a product or service. In addition, Alcatel’s and Lucent’s existing customers are typically not obligated to purchase a certain amount of products or services over any period of time from Alcatel or Lucent and may have the right to reduce, delay or even cancel previous orders. The combined company, therefore, will have difficulty projecting future revenues from existing customers with certainty. Although historically Alcatel’s and Lucent’s customers have not made sudden supplier changes, the combined company’s customers could vary, as Alcatel’s and Lucent’s customers have varied, their purchases from period to period, sometimes significantly. Combined with its reliance on a small number of large customers, this could have an adverse effect on the combined company’s revenues, profitability and cash flow. In addition, the combined company’s concentration of business in the telecommunications service provider industry will make it extremely vulnerable to downturns or slowdowns in spending in that industry.

The telecommunications industry fluctuates and is affected by many factors, including decisions by service providers regarding their deployment of technology and their timing of purchases, as well as demand and spending for communications services by businesses and consumers.

After significant deterioration earlier this decade, the global telecommunications industry stabilized in 2004 and experienced modest growth in 2005 and 2006, as reflected in increased capital expenditures by service providers and growing demand for telecommunications services. Although Alcatel and Lucent believe the overall industry will continue to grow, the rate of growth could vary geographically and across different technologies, and is subject to substantial fluctuations. The specific industry segments in which the combined company will participate may not experience the growth of other segments. In that case, the results of its operations may be adversely affected.

If capital investment by service providers grows at a slower pace than anticipated, revenues and profitability of the combined company may be adversely affected. The level of demand by service providers can change quickly and can vary over short periods of time, including from month to month. As a result of the uncertainty and variations in the telecommunications industry, accurately forecasting revenues, results and cash flow remains difficult.

In addition, the combined company’s sales volume and product mix will affect its gross margin. Therefore, if reduced demand for the combined company’s products results in lower than expected sales volume, or if the combined company has an unfavorable product mix, it may not achieve the expected gross margin rate, resulting in lower than expected profitability. These factors may fluctuate from quarter to quarter.

The combined company will have long-term sales agreements with a number of its large customers. Some of these agreements may prove unprofitable as the combined company’s costs and product mix shift over the lives of the agreements.

Alcatel and Lucent have entered into long-term sales agreements with a number of their respective large customers, and they expect that the combined company will continue to enter into long-term sales agreements in the future. Some of Alcatel’s and Lucent’s existing sales agreements require Alcatel or Lucent to sell products and services at fixed prices over the lives of the agreements, and some require, or may in the future require, Alcatel, Lucent or the combined company to sell products and services that they would otherwise discontinue, thereby diverting their resources from developing more profitable or strategically important products. The costs incurred in fulfilling some of these sales agreements may vary substantially from the initial cost estimates of Alcatel, Lucent or the combined company. Any cost overruns that cannot be passed on to customers could adversely affect the combined company’s results of operations.

Lucent’s pension and postretirement benefit plans are large and have funding requirements that fluctuate based on the performance of the financial markets and the level of interest rates and may be affected by changes in legal requirements. These plans are also costly, and the combined company’s efforts to fund or control those costs may be ineffective.

Among other compensation and benefit programs, many former and current employees and retirees of Lucent in the U.S. participate in one or more of the following benefit plans:

•	management pension plan;

•	occupational pension plan;

•	postretirement health care benefit plan for former management employees; and/or

•	postretirement health care benefit plan for former represented employees.

The performance of the financial markets, especially the equity markets, and the level of interest rates impact the funding obligations for these pension plans.

Lucent’s U.S. pension plans meet the requirements of ERISA’s current funding rules, and Lucent does not expect to make any contributions to the qualified U.S. pension plans through 2007. Lucent is unable to provide an estimate of future funding requirements beyond fiscal 2007 for the pension plans. However, based on its actuarial projections Lucent believes that it is unlikely that any required contributions would have a material effect on its liquidity during fiscal 2008 through fiscal 2010.

Recent legislative changes, in the form of the Pension Protection Act of 2006 (the “PPA”), impact the funding requirements for Lucent’s U.S. pension plans. The PPA alters the manner in which liabilities and asset values are determined for the purpose of calculating required pension contributions and the timing and manner in which required contributions to under-funded pension plans would be made. These changes could significantly increase the funding requirements for Lucent’s U.S. management pension plan and reduce excess pension assets that could be available to fund retiree health care benefits. Accordingly, the amounts the combined company might contribute to these benefit plans after the merger are subject to considerable uncertainty.

Globally, the fair market value of assets held in Lucent’s pension trusts was approximately $35 billion as of September 30, 2006. Almost all of these assets are related to the U.S. pension plans.

The PPA also provides for what is called a “collectively bargained” transfer under Section 420 of the Internal Revenue Code, which we refer to as the Code, under which pension assets in excess of 120% of pension plan funding obligations would be available to fund health care costs for Lucent’s formerly represented retirees. Together with Lucent’s unions, Lucent is pursuing additional changes to Section 420 as technical corrections, which would facilitate Lucent’s ability to provide a collectively bargained level of retiree health care benefits by using such excess pension assets. With the adoption of the technical corrections that Lucent is proposing, Lucent believes it is likely that almost all of the healthcare funding required for formerly represented retirees (assuming the present level and structure of benefits) could be addressed through Section 420 transfers based on current actuarial assumptions. However, no assurances can be given that Lucent will be successful in its efforts to obtain these technical corrections. Lucent has amended its collective bargaining agreement to extend to June 30, 2007, the time period within which the additional changes Lucent is seeking to the PPA must be obtained. If, by that date, the legislation imposes constraints that would significantly impair Lucent’s ability to fund retiree healthcare costs using excess pension assets, Lucent would have the ability, at its sole discretion beginning on January 1, 2008, to adjust the level of subsidy it provides for formerly represented retiree healthcare.

As of the January 1, 2006 valuation date, there were approximately $2.8 billion of pension assets that would be eligible for “collectively bargained” transfers to fund retiree healthcare costs for Lucent’s formerly represented retirees. Under a conventional Section 420 transfer, pension assets in excess of 125% of pension plan obligations would be available for retiree healthcare funding; as of the same valuation date $2.2 billion would be available for such conventional transfers. Lucent currently expects to make a “collectively bargained” transfer of up to $550 million in December 2006. This transfer will cover formerly represented retiree healthcare costs from October 2006 through December 2007, including $50 million in contributions to a Taft-Hartley trust for 2006 and 2007, as required by Lucent’s amended collective bargaining agreement.

Lucent has also taken some steps, and Alcatel and Lucent expect the combined company to take additional actions over time, to reduce the overall cost of Lucent’s retiree health care benefit plans and the share of these costs borne by the combined company, consistent with legal requirements and Lucent’s collective bargaining obligations. However, the rate of cost increases may exceed its actions to reduce these costs. In addition, the reduction or elimination of retiree health care benefits has led to lawsuits against Lucent. Any other initiatives that either Lucent or the combined company undertake to control or reduce costs may lead to additional claims against them.

Many of Alcatel’s and Lucent’s current and planned products are highly complex and may contain defects or errors that are detected only after deployment in telecommunications networks. If that occurs, the reputation of the combined company may be harmed.

Lucent’s and Alcatel’s products are highly complex, and there is no assurance that either Lucent’s or Alcatel’s extensive product development, manufacturing and integration testing is adequate, or that the combined company’s product development, manufacturing and integration testing will be adequate, to detect all defects, errors, failures and quality issues that could affect customer satisfaction or result in claims against Lucent, Alcatel or the combined company. As a result, the combined company might have to replace certain components and/or provide remediation in response to the discovery of defects in products that are shipped.

Most of these occurrences can be rectified without incident, as has generally been the case for each of Alcatel and Lucent historically. However, the occurrence of any defects, errors, failures or quality issues could result in cancellation of orders, product returns, diversion of the combined company’s resources, legal actions by customers or customers’ end users and other losses to the combined company or to its customers or end users. These occurrences could also result in the loss of or delay in market acceptance of the combined company’s products and loss of sales, which would harm the combined company’s business and adversely affect its revenues and profitability.

Rapid changes to existing regulations or technical standards or the implementation of new ones for products and services not previously regulated could be disruptive, time-consuming and costly to the combined company.

Lucent and Alcatel develop many of their products and services based on existing regulations and technical standards, their interpretation of unfinished technical standards or the lack of such regulations and standards. Changes to existing regulations and technical standards, or the implementation of new regulations and technical standards relating to products and services not previously regulated, could adversely affect the combined company’s development efforts by increasing compliance costs and causing delay. Demand for those products and services could also decline.

Lucent and Alcatel are involved in lawsuits, which, if determined against either of them, could require the combined company to pay substantial damages.

Both Lucent and Alcatel are defendants in various lawsuits. These lawsuits against Lucent and/or Alcatel include such matters as commercial disputes, claims regarding intellectual property, product discontinuance, asbestos claims, labor, employment and benefit claims, shareholders’ litigation and others. Neither Alcatel nor Lucent can predict the extent to which any of the pending or future actions will be resolved in favor of Alcatel or Lucent, or whether significant monetary judgments will be rendered against Alcatel, Lucent or the combined company. Any material losses resulting from these claims could adversely affect the combined company’s profitability and cash flow.

If the combined company fails to protect its intellectual property rights, the business and prospects of the combined company may be harmed.

Intellectual property rights, such as patents, will be vital to the business of the combined company and developing new products and technologies that are unique is critical to the combined company’s success. Alcatel and Lucent have numerous U.S. and foreign patents and numerous pending patents. However, neither Alcatel nor Lucent can predict whether any patents, issued or pending, will provide the combined company with any competitive advantage or whether such patents will be challenged by third parties. Moreover, competitors of Alcatel or Lucent may already have applied for patents that, once issued, could prevail over the combined company’s patent rights or otherwise limit its ability to sell its products. The competitors of Alcatel or Lucent also may attempt to design around the patents of Alcatel, Lucent and the combined company or copy or otherwise obtain and use the proprietary technology of Alcatel, Lucent or the combined company. In addition, patent applications currently pending may not be granted. If the combined company does not receive the patents that it seeks or if other problems arise with the combined company’s intellectual property, its competitiveness could be significantly impaired, which would limit the combined company’s future revenues and harm its prospects.

The combined company will be subject to intellectual property litigation and infringement claims, which could cause it to incur significant expenses or prevent it from selling certain products.

From time to time, Alcatel and Lucent receive notices or claims from third parties of potential infringement in connection with products or services. Alcatel or Lucent also may receive such notices or claims when either of them attempts to license their intellectual property to others. Intellectual property litigation can be costly and time-consuming and can divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. A successful claim by a third party of patent or other intellectual property infringement by the combined company could compel it to enter into costly royalty or license agreements or force it to pay significant damages and could even require it to stop selling certain products. Further, if one of the combined company’s important patents or other intellectual property rights is invalidated, it may suffer losses of licensing revenues and be prevented from attempting to block others, including competitors, from using the related technology.

The combined company will be subject to environmental, health and safety laws that restrict its operations.

The combined company’s operations will be subject to a wide range of environmental, health and safety laws, including laws relating to the use, disposal and clean-up of, and human exposure to, hazardous substances. In the United States, these laws often require parties to fund remedial action regardless of fault. Although each of Alcatel and Lucent believes their aggregate reserves are adequate to cover the combined company’s environmental liabilities, factors such as the discovery of additional contaminants, the extent of required remediation and the imposition of additional cleanup obligations could cause the combined company’s capital expenditures and other expenses relating to remediation activities to exceed the amount reflected in Alcatel’s and Lucent’s environmental reserves and adversely affect the results of operations and cash flows of the combined company. Compliance with existing or future environmental, health and safety laws could subject the combined company to future liabilities, cause the suspension of production, restrict the combined company’s ability to utilize facilities or require it to acquire costly pollution control equipment or incur other significant expenses.

The business of the combined company will require a significant amount of cash, and the combined company may require additional sources of funds if its sources of liquidity are unavailable or insufficient to fund its operations.

The working capital requirements and cash flows of Alcatel and Lucent have historically been, and the working capital requirements and cash flows of the combined company are expected to continue to be, subject to quarterly and yearly fluctuations, depending on a number of factors. If the combined company is unable to manage fluctuations in cash flow, its business, operating results and financial condition may be materially adversely affected. Factors which could lead the combined company to suffer cash flow fluctuations include:

•	the level of sales;

•	the collection of receivables;

•	the timing and size of capital expenditures;

•	costs associated with potential restructuring actions; and

•	customer financing obligations.

In order to finance its business, Lucent and Alcatel expect the combined company to use available cash and investments and to have access to a syndicated credit facility allowing for the drawdown of significant levels of debt if required. However, Alcatel and Lucent expect that the ability of the combined company to draw on this facility will be conditioned upon its compliance with financial covenants. There can be no assurance that the combined company will be in compliance with the financial covenants required by its lenders at all times in the future.

The combined company may need to secure additional sources of funding if the syndicated credit facility and borrowings are not available or are insufficient to finance its business. Neither Alcatel nor Lucent can provide any assurance that such funding will be available on terms satisfactory to the combined company. If the combined company were to incur high levels of debt, this would require a larger portion of its operating cash flow to be used to pay principal and interest on its indebtedness. The increased use of cash to pay indebtedness could leave the combined company with insufficient funds to finance its operating activities, such as research and development expenses and capital expenditures, which could have a material adverse effect on the combined company’s business.

The combined company’s expected short-term debt rating will allow it limited access to the commercial paper market, although the commercial paper market may not be available to the combined company on acceptable terms and conditions. The combined company’s ability to have access to the capital markets and its financing costs will be, in part, dependent on Standard & Poor’s, Moody’s or similar agencies’ ratings with respect to its debt and corporate credit and their outlook with respect to the combined company’s business. The combined company’s expected short-term and long-term credit ratings, as well as any possible future lowering of its ratings, may result in higher financing costs and reduced access to the capital markets. Neither Alcatel nor Lucent can provide any assurance that the combined company’s credit ratings will be sufficient to give it access to the capital markets on acceptable terms, or that once obtained, such credit ratings will not be reduced by Standard & Poor’s, Moody’s or similar rating agencies.

Credit and commercial risks and exposures could increase if the financial condition of the combined company’s customers declines.

A substantial portion of Alcatel’s and Lucent’s sales are to customers in the telecommunications industry. These customers may require their suppliers to provide extended payment terms, direct loans or other forms of financial support as a condition to obtaining commercial contracts. Alcatel and Lucent expect that the combined company may provide or commit to financing where appropriate for the business of the combined company. The combined company’s ability to arrange or provide financing for its customers will depend on a number of factors, including its credit rating, its level of available credit, and its ability to sell off commitments on acceptable terms.

More generally, Alcatel and Lucent expect that the combined company will routinely enter into long-term contracts involving significant amounts to be paid by its customers over time. Pursuant to these contracts, the combined company may deliver products and services representing an important portion of the contract price before receiving any significant payment from the customer.

As a result of the financing that may be provided to customers and the combined company’s commercial risk exposure under long-term contracts, the combined company’s business could be adversely affected if the financial condition of its customers erodes. Over the past few years, certain customers of Alcatel and Lucent have filed with the courts seeking protection under the bankruptcy or reorganization laws of the applicable jurisdiction, or have experienced financial difficulties. Upon the financial failure of a customer, the combined company may experience losses on credit extended and loans made to such customer, losses relating to its commercial risk exposure, and the loss of the customer’s ongoing business. If customers fail to meet their obligations to the combined company, the combined company may experience reduced cash flows and losses in excess of reserves, which could materially adversely impact its results of operations and financial position.

The combined company will have significant international operations and a significant amount of the combined company’s sales will be made in emerging markets and regions.

In addition to the currency risks described elsewhere in this section, the combined company’s international operations will be subject to a variety of risks arising out of the economy, the political outlook and the language and cultural barriers in countries where it has operations or does business.

Alcatel and Lucent expect the combined company to continue to focus on expanding business in emerging markets in Asia, Africa and Latin America. In many of these emerging markets, the combined company may be faced with several risks that are more significant than in other countries. These risks include economies that may be dependent on only a few products and are therefore subject to significant fluctuations, weak legal systems which may affect the combined company’s ability to enforce contractual rights, possible exchange controls, unstable governments, privatization actions or other government actions affecting the flow of goods and currency.

The combined company will be required to move products from one country to another and will provide services in one country from a base in another. Accordingly, it will be vulnerable to abrupt changes in customs and tax regimes that may have significant negative impacts on its financial condition and operating results.

The combined company’s financial condition and results of operations may be harmed if it does not successfully reduce market risks through the use of derivative financial instruments.

Since the combined company will conduct operations throughout the world, a substantial portion of its assets, liabilities, revenues and expenses will be denominated in various currencies other than the euro and the U.S. dollar. Because the combined company’s financial statements will be denominated in euros, fluctuations in currency exchange rates, especially the U.S. dollar against the euro, could have a material impact on the combined company’s reported results. The combined company will also experience other market risks, including changes in interest rates and in prices of marketable equity securities that it owns. The combined company may use derivative financial instruments to reduce certain of these risks. If the combined company’s strategies to reduce market risks are not successful, its financial condition and operating results may be harmed.

The combined company will be involved in several significant joint ventures and will be exposed to problems inherent to companies under joint management.

Alcatel and Lucent are, and the combined company will be, involved in several significant joint venture companies. The related joint venture agreements may require unanimous consent or the affirmative vote of a qualified majority of the shareholders to take certain actions, thereby possibly slowing down the decision-making process.

An impairment of goodwill or other intangible assets would adversely affect the combined company’s financial condition or results of operations.

Both Alcatel and Lucent have a significant amount of intangible assets including goodwill and other acquired intangibles, development costs for software to be sold, leased or otherwise marketed and internal use software development costs as of September 30, 2006. As a result of the merger, a significant amount of additional goodwill and other acquired intangible assets will be recorded as a result of the purchase price allocation.

Goodwill is not amortized but is tested for impairment annually, or more often, if an event or circumstance indicates that an impairment loss may have been incurred. Other intangible assets are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment whenever events such as product discontinuances, plant closures, product dispositions or other changes in circumstances indicate that the carrying amount may be not be recoverable.

Historically, both Alcatel and Lucent have recognized significant impairment charges due to various reasons, including some of those noted above as well as potential restructuring actions or adverse market conditions that are either specific to the telecommunications industry or general in nature. As result, additional impairment charges may be incurred in the future that could be significant and that could have an adverse effect on the combined company’s results of operations or financial condition. In addition, the purchase price in the merger measured under U.S. GAAP will be determined using the market price of Alcatel American Depositary Shares (ADSs) as of the announcement date of the proposed merger. The purchase price under IFRS, however, will be determined using the market price of Alcatel ADSs as of the closing date of the merger. The market prices of both Lucent common stock and Alcatel ADSs have declined subsequent to the announcement date. If the market price of Alcatel ADSs remains lower at the closing date than the market price at the announcement date, the combined company may record a significantly higher amount of goodwill under U.S. GAAP than IFRS. This additional goodwill may not be realizable under U.S. GAAP, which could lead to potential impairment charges.

RATIOS OF EARNINGS TO FIXED CHARGES

For purposes of calculating the Alcatel historical ratio:

(i) earnings (A) include:

•	income from continuing operations before income taxes, minority interests and share in equity affiliates and

•	distributed income of equity investees

•	less: the effect of minority interests on pretax income of subsidiaries that have not incurred fixed charges

(i) fixed charges (B) include:

•	interest expensed, including capitalized interest

•	estimate of interest within rental expense

ALCATEL
HISTORICAL BASIS	U.S. GAAP
	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2006	2005	2004	2003	2002	2001

Ratio — A/B	3.69	4.34	3.33	— (a)	— (b)	—(c )

ALCATEL
HISTORICAL BASIS	IFRS
	June 30,	December 31,	December 31,
	2006	2005	2004

Ratio — A/B	3.75	5.03	3.14

(a)	Earnings, as adjusted, were inadequate to cover fixed charges by €1,624 million ($1,923 million) in 2003.

(b)	Earnings, as adjusted, were inadequate to cover fixed charges by €8,627 million ($10,216 million) in 2002.

(c)	Earnings, as adjusted, were inadequate to cover fixed charges by €5,818 million ($6,889 million) in 2001.

Pro forma ratio

For purposes of calculating the pro forma ratio for the combined company after the merger, giving effect to the Thales transaction:

(i) earnings (A) include:

•	income from continuing operations before income taxes, minority interests, share in equity affiliates and non-recurring item of equity affiliates and other non-recurring items; and

•	distributed income of equity investees

•	less: interests capitalized during the period and minority interests in pretax income of subsidiaries that have not incurred fixed charges

(ii) fixed charges (B) include:

•	interest expensed, including capitalized interest

•	estimate of interest within rental expense

ALCATEL-LUCENT	U.S. GAAP Combined
	June 30,	December 31,
	2006	2005

Ratio — A/B	2.68	2.46

ALCATEL-LUCENT	IFRS Combined
	June 30,	December 31,
	2006	2005

Ratio — (A/B)	2.57	2.67

CAPITALIZATION AND INDEBTEDNESS OF ALCATEL

The following tables set forth the unaudited consolidated capitalization and indebtedness of Alcatel, as derived from Alcatel’s unaudited consolidated financial statements under IFRS, as of September 30, 2006, which have been incorporated by reference into this joint consent solicitation statement/prospectus.

September 30, 2006
(IFRS)
(Unaudited)
(In millions of euros)

Short-term debt and current portion of long-term debt	€1,156
guaranteed	61
secured	7
unguaranteed/unsecured	1,088
Convertible and other bonds — long-term portion and other long-term debt	2,306
guaranteed	13
secured	4
unguaranteed/unsecured	2,289
Financial debt, gross(A)	3,462
Capital stock (€2 nominal value: 1,430,013,256 ordinary shares issued)	2,861
Additional paid-in capital	8,368
Less treasury stock at cost	(1,565)
Retained earnings, fair value and other reserves	(3,712)
Cumulative translation adjustments	(27)
Net income (loss) — attributable to the equity holders of the parent	438
Shareholders’ equity — attributable to the equity holders of the parent	6,363
Minority interests	487
Total shareholders’ equity(B)	6,850
TOTAL(A) + (B)	€10,312

USE OF PROCEEDS

Alcatel will not receive any cash proceeds from the issuance of the guaranty.

THE JOINT CONSENT SOLICITATION

Introduction

Alcatel and Lucent are seeking valid and unrevoked consents of registered holders of a majority in aggregate principal amount of each of the Series A Debentures and the Series B Debentures at the close of business on November 10, 2006, the record date for determining the holders of the debentures entitled to deliver consents in connection with this joint consent solicitation. As of the record date, the principal amount of the Series A Debentures outstanding was $750,000,000 and the principal amount of the Series B Debentures outstanding was $880,500,000.

If holders of a majority in aggregate principal amount of each of the series of debentures consent to the proposed amendment and the joint consent solicitation expires prior to the consummation of the merger, on the date the merger is closed, Alcatel will issue the guaranty for the benefit of all holders of each series of the debentures, regardless of whether a holder consented to the amendment. If the merger is consummated prior to the expiration date for the joint consent solicitation, the guaranty will be issued upon the expiration date, assuming the requisite consents are received. Depending upon the timing of the name change, the guaranty may be issued in the name of Alcatel-Lucent. Upon issuance, Alcatel will fully and unconditionally guarantee the debentures when and as the same become due and payable. Alcatel’s obligations under the guaranty will be unsecured and will be subordinated to the prior payment in full of senior debt of Alcatel; and will be pari passu with Alcatel’s other general unsecured obligations, other than those that expressly provide that they are senior to the guaranty obligations. See “Description of Alcatel’s Guaranty.”

Description of the Proposed Amendment

Please see Annex A to this joint consent solicitation statement/prospectus for a complete description of the text of the proposed amendment. The following summary is qualified by reference to the full provisions of the indenture and the form of supplemental indenture, which supplemental indenture has been filed as an exhibit to the registration statement of which this joint consent solicitation statement/prospectus forms a part.

Alcatel and Lucent are jointly soliciting the consents of the holders of the debentures to the proposed amendment to the indenture under which debentures were issued, in exchange for offering to fully and unconditionally guaranty such debentures. The proposed amendment would be set forth in a supplemental indenture. The proposed amendment would allow Alcatel, in lieu of Lucent, to provide the trustee under the indenture and the holders of the debentures with copies of Alcatel’s annual report and such information, documents and other reports that are required to be filed by Alcatel pursuant to sections 13 and 15(d) of the Exchange Act. As long as the guaranty remains in effect, Alcatel will provide the trustee under the indenture and the holders of the debentures with copies of such filed reports and information, even if Alcatel is not subject to the reporting requirements of the Exchange Act. These reports and information will not include a condensed consolidating footnote of Lucent contemplated by Rule 3-10 of Regulation S-X under the Securities Act.

Under the terms of the guaranty, Alcatel may be released from the guaranty if all or substantially all of Lucent’s assets or capital stock are sold, transferred or disposed of (whether by sale, merger, recapitalization, dividend or similar transaction) to one or more persons or entities who are not subsidiaries of Alcatel. If Alcatel is released from the guaranty, the proposed amendment provides that Alcatel will not be subject to the reporting requirements under the supplemental indenture. In such circumstances, Lucent or any subsequent parent of Lucent who issues a guaranty for the benefit of the debenture holders will be subject to the reporting requirements under the supplemental indenture. The supplemental indenture defines a parent guaranty as a guaranty (whether or not subordinated to the parent’s senior debt) of all obligations of Lucent under the indenture and any outstanding Debentures.

The supplemental indenture that includes the proposed amendment, if signed prior to the consummation of the merger, will become effective upon execution by Lucent and the trustee. However, the supplemental indenture will not be operative until the occurrence of both the effective date of the merger and the execution of the guaranty by Alcatel. If the supplemental indenture is executed and becomes operative, holders of debentures will be bound by the supplemental indenture, even if they have not consented to the proposed amendment. If the merger is not consummated and the merger agreement is terminated, the supplemental indenture will become null and void.

The consent of the holders of a majority in aggregate principal amount of each series of the debentures is required to approve the proposed amendment to the indenture.

Until the proposed amendment becomes operative, however, the indenture, without giving effect to the proposed amendment, will remain in effect.

Revision of Certain Definitions and Other Text

In connection with the proposed amendment described above, new defined terms would be added to the indenture. Please see Annex A to this joint consent solicitation statement/prospectus and the form of supplemental indenture for a more complete description of the proposed amendment. In addition, Lucent reserves the right to make certain technical changes to the indenture pursuant to the provisions thereof and to include such changes in the supplemental indenture. Any such technical changes will not affect the substantive rights of the holders of the debentures, other than as described above.

Consequences if the Merger Does Not Occur

If the merger is not consummated and the merger agreement is terminated, the supplemental indenture will become null and void. As a result, the covenant contained in the indenture that requires Lucent to file with the SEC and provide the trustee under the indenture and the holders of the debentures with copies of its annual report and such information, documents and other reports as are specified in sections 13 and 15(d) of the Exchange Act, even if Lucent is not subject to the reporting requirements of the Exchange Act, will not be amended, and Lucent will be required to comply with such covenant as originally included in the indenture.

Expiration Date; Extension; Waiver; Amendment; Termination

The joint consent solicitation will expire at 5:00 p.m., New York City time, on Wednesday, November 29, 2006, unless Alcatel and Lucent jointly extend the joint consent solicitation. If Alcatel and Lucent extend the joint consent solicitation, the expiration date will be the latest time and date to which the joint consent solicitation is extended. Alcatel and Lucent expressly reserve the right to extend the joint consent solicitation from time to time or for such period or periods as they may determine in their discretion by giving oral (to be confirmed in writing) or written notice of such extension to the tabulation agent and by making a public announcement by press release to the Dow Jones News Service at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension of the joint consent solicitation, all consents validly executed and delivered to the tabulation agent will remain effective unless validly revoked prior to such extended expiration date.

Alcatel and Lucent expressly reserve the right to accept consents for one series of debentures, the holders of a majority of which have delivered consents, and extend the expiration date of the joint consent solicitation with respect to the other series of debentures.

Alcatel and Lucent expressly reserve the right, in their discretion, at any time to amend any of the terms of the joint consent solicitation. If the terms of the joint consent solicitation are amended prior to the expiration date in a manner that constitutes a material change, Alcatel and Lucent will promptly give oral (to be confirmed in writing) or written notice of such amendment to the tabulation agent and disseminate a prospectus supplement in a manner reasonably designed to give holders of the debentures notice of the change on a timely basis. Alcatel and Lucent expressly reserve the right, in their discretion, to waive any condition of the joint consent solicitation.

Alcatel and Lucent expressly reserve the right, in their discretion, to terminate the joint consent solicitation for any reason as to either or both series of the debentures. Any such termination will be followed promptly by public announcement thereof. In the event Alcatel and Lucent terminate the joint consent solicitation, they will give prompt notice thereof to the tabulation agent and the consents previously executed and delivered pursuant to the joint consent solicitation will, in respect of either or both series of the debentures, be of no further force and effect. See “— Revocation of Consents.”

Procedures for Delivering Consents

In order to consent to the proposed amendment, a holder of debentures must execute and deliver to the tabulation agent a copy of the accompanying letter of consent relating to the indenture, or cause the letter of consent to be delivered to the tabulation agent on the holder’s behalf, before the expiration date in accordance with the procedures described below.

Only registered holders of the debentures as of 5:00 p.m., New York City time, on the record date may execute and deliver to the tabulation agent the letters of consent. Alcatel and Lucent expect that The Depository Trust Company, or DTC, will authorize its participants, which include banks, brokers and other financial institutions, to execute letters of consent with respect to the debentures they hold through DTC as if the participants were the registered holders of those debentures. Accordingly, for purposes of the joint consent solicitation, when we use the term “registered holders,” we include banks, brokers and other financial institutions that are participants of DTC.

If you are a beneficial owner of debentures held through a bank, broker or other financial institution, in order to consent to the proposed amendment, you must arrange for the bank, broker or other financial institution that is the registered holder to either (1) execute the letter of consent and deliver it either to the tabulation agent on your behalf or to you for forwarding to the tabulation agent before the expiration date or (2) forward a duly executed proxy from the registered holder authorizing you to execute and deliver the letter of consent with respect to the debentures on behalf of the registered holder. In the case of clause (2) of the preceding sentence, you must deliver the executed letter of consent, together with the proxy, to the tabulation agent before the expiration date. Beneficial owners of debentures are urged to contact the bank, broker or other financial institution through which they hold their debentures to obtain a valid proxy or to direct that a letter of consent be executed and delivered in respect of their debentures.

Giving a consent by submitting a letter of consent will not affect a holder’s right to sell or transfer its debentures. All consents received from the holder of record on the record date and not revoked by that holder before the expiration date will be effective notwithstanding any transfer of those debentures after the record date.

Registered holders of debentures as of the record date who wish to consent should mail, hand deliver or send by overnight courier or facsimile a properly completed and executed letter of consent to the tabulation agent at the address or facsimile number set forth under “— Solicitation, Tabulation and Information Agents,” in accordance with the instructions set forth in this joint consent solicitation statement/prospectus and the letter of consent. However, Alcatel and Lucent reserve the right to accept any letter of consent received by us or Lucent.

All letters of consent that are properly completed, executed and delivered to the tabulation agent, and not revoked before the expiration date, will be given effect in accordance with the terms of those letters of consent. Registered holders who desire to consent to the proposed amendment should complete, sign and date the letter of consent and mail, deliver or send by overnight courier or facsimile (confirmed by the expiration date by physical delivery) the signed letter of consent to the tabulation agent at the address or facsimile number set forth under “— Solicitation, Tabulation and Information Agents,” all in accordance with the instructions contained in this joint consent solicitation statement/prospectus and the letter of consent.

Letters of consent delivered by the registered holders of debentures as of the record date must be executed in exactly the same manner as those registered holders’ names appear on the certificates representing the debentures or on the position listings of DTC, as applicable. If debentures to which a letter of consent relate are registered in the names of two or more holders, all of those holders must sign the letter of consent. If a letter of consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing, and proper evidence of that person’s authority to so act must be submitted with the letter of consent. In addition, if a letter of consent relates to less than the total principal amount of debentures registered in the name of a holder, or a letter of consent relates to only one series of the debentures, the registered holder must list the certificate numbers and principal amount of debentures registered in the name of that holder and the series of debentures to which the letter of consent relates. If no series or aggregate principal amount of debentures as to which a consent is delivered is specified, the holder will be deemed to have consented with respect to all debentures of such holder. If debentures are registered in different names, separate letters of consent must be signed and delivered with respect to each registered holder. If a letter of consent is executed by a person other than the registered holder, it must be accompanied by a proxy executed by the registered holder.

In connection with the joint consent solicitation, Alcatel and Lucent will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the joint consent solicitation statement/prospectus, the letters of consent and related documents to the beneficial owners of the debentures and in handling or forwarding deliveries of consents by their customers.

All questions as to the form of all documents and the validity (including time of receipt) regarding the consent procedures will be determined by Alcatel and Lucent, in their discretion, which determination will be final and binding. Alcatel and Lucent also reserve the right to waive any defects or irregularities as to deliveries of consents.

Revocation of Consents

A consent may be revoked at any time prior to the expiration date. Any holder who has delivered a consent, or who succeeds to ownership of debentures in respect of which a consent has previously been delivered, may validly revoke such consent prior to the expiration date by delivering a written notice of revocation in accordance with the following procedures. All properly completed and executed letters of consent that are received by the tabulation agent will be counted as consents with respect to the proposed amendment, unless the tabulation agent receives a written notice of revocation prior to the expiration date.

In order to be valid, a notice of revocation of consent must contain the name of the person who delivered the consent and the description of the debentures to which it relates, the certificate numbers of such debentures and the aggregate principal amount represented by such debentures. The revocation of consent must be signed by the holder thereof in the same manner as the original signature on the letter of consent (including any required signature guaranty) or be accompanied by evidence satisfactory to Alcatel and Lucent and the tabulation agent that the person revoking the consent has the legal authority to revoke such consent on behalf of the holder. If the letter of consent was executed by a person other than the registered holder of the debentures, the notice of revocation of consent must be accompanied by a valid proxy signed by such registered holder and authorizing the revocation of the registered holder’s consent. To be effective, a revocation of consent must be received prior to the expiration date by the tabulation agent, at the address set forth below. A purported notice of revocation that lacks any of the required information or is sent to an improper address will not validly revoke a consent previously given.

Solicitation, Tabulation and Information Agents

Alcatel and Lucent have retained Bear, Stearns & Co. Inc. to act as the solicitation agent for the joint consent solicitation. Alcatel and Lucent have agreed to pay the solicitation agent customary fees and reimburse it for its reasonable out-of-pocket expenses. Alcatel and Lucent have agreed to indemnify the solicitation agent against certain liabilities, including certain liabilities under the federal securities laws. Questions may be directed to the solicitation agent at the following address and telephone numbers:

Global Liability Management Group
383 Madison Avenue, 8th Floor
New York, New York 10179
(877) 696-BEAR (toll-free)
(877) 696-2327

Lucent has retained D.F. King & Company to act as the tabulation/information agent. Lucent has agreed to pay the tabulation agent customary fees and reimburse it for its reasonable out-of-pocket expenses. Lucent has agreed to indemnify the information agent for certain liabilities. Requests for additional copies of this joint consent solicitation/prospectus or the letter of consent may be directed to the information agent at the following address and telephone numbers:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Bankers and brokers call: (212) 269-5550 (collect)
All others call toll free: (888) 887-0082

DESCRIPTION OF ALCATEL’S GUARANTY

The following is a summary of Alcatel’s proposed guaranty of the debentures. The following summary is qualified by reference to the full text of the form of the guaranty, which has been filed as an exhibit to the registration statement of which this joint consent solicitation statement/prospectus forms a part.

If the required consents to the proposed amendment are received, and the joint consent solicitation expires prior to the consummation of the merger, on the date the merger closes, Alcatel will issue a guaranty of the full and punctual payment when due, whether at maturity, by acceleration, redemption or otherwise, of the principal of and interest on the debentures and all other monetary obligations of Lucent under the amended debentures when and as the same shall become due and payable. If the merger is consummated prior to the expiration date for the joint consent solicitation, Alcatel will issue the guaranty on the expiration date, if the requisite consents are received. Depending upon the timing of the name change, the guaranty may be issued in the name of Alcatel-Lucent.

Alcatel’s obligations under the guaranty will be unsecured and will be subordinated to the prior payment in full of “Senior Debt”. “Senior Debt” means (a) Alcatel’s indebtedness for money borrowed (including indebtedness secured by a lien on any property or assets of Alcatel), including the principal of, premium, if any, penalties, reimbursement or indemnification amounts, fees, expenses and accrued and unpaid interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Alcatel, whether or not a claim for such post-petition interest is allowed in such proceeding), whether outstanding on the date of execution of the Indenture (as defined in the guaranty) or thereafter created, incurred or assumed; (b) guaranties by Alcatel of indebtedness for money borrowed, including the principal of, premium, if any, and accrued and unpaid interest thereon, by any other person or entity, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed; (c) obligations of Alcatel under any agreement to lease, or lease of, any real personal property (including sale-leaseback transactions), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed; (d) obligations of the Alcatel in respect of letters of credit, performance bonds, surety bonds and similar obligations whether outstanding on the date of execution of the Indenture or thereafter created; (e) obligations of Alcatel in respect of Hedging Agreements (as defined in guaranty) whether outstanding on the date of execution of the Indenture or thereafter created; (f) modifications, renewals, extensions, deferrals, refinancings (including any tender premium) and refundings of any such indebtedness, liabilities or obligations described in (a) through (e) above unless, in the case of any of (a) through (f) above, the instrument creating or evidencing the same or pursuant to which the same is outstanding provides that such indebtedness, liabilities or obligations, or such modification, renewal, extension or refunding thereof, or Alcatel’s obligations pursuant to such guarantee, are not senior in right of payment to the Guarantied Obligations (as defined in the guaranty) or if the instrument creating or evidencing such indebtedness expressly and specifically provides in the terms thereof that such indebtedness ranks “pari passu” or “junior” to the Guarantied Obligations; (g) indebtedness evidenced by a note, debenture, bond or other instruments of indebtedness for the payment of which Alcatel is responsible or liable, by guarantees or otherwise, and such indebtedness is not otherwise covered by clause (a) above, whether such other indebtedness was outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed; (h) any other liability or obligation, contingent or otherwise other than those described in clauses (a)-(e) and (g), of Alcatel and any guarantee, endorsement or other contingent obligation in respect thereof, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed; and (i) modifications, renewals, extensions, deferrals, refinancings (including any tender premium) and refundings of any indebtedness, liabilities or obligations described in clauses (g) or (h) above, if, in the case of any of clauses (g), (h) or (i) above, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness, liability or obligation is senior in right of payment to the Guarantied Obligations. Notwithstanding the foregoing, the term Senior Debt shall not include any indebtedness of Alcatel to any Subsidiary (as defined in the guaranty) of Alcatel. If any payment made to any holder of any Senior Debt or its Senior Debt Representative (as defined in the guaranty) with respect to such Senior Debt is rescinded or must otherwise be returned by such holder or Senior Debt Representative upon the insolvency, bankruptcy or reorganization of Alcatel or otherwise, the reinstated indebtedness of Alcatel arising as a result of such rescission or return shall constitute Senior Debt effective as of the date of such rescission or return.

Alcatel’s obligations under the guaranty will be unsecured and will be subordinated to the prior payment in full of Senior Debt of Alcatel; and will be pari passu with Alcatel’s other general unsecured obligations, other than those that expressly provide that they are senior to the guaranty obligations.

Alcatel will execute the guaranty in favor of the holders of each series of debentures. It will not be necessary for new certificates to be issued evidencing the debentures to reflect the benefit of the guaranty, and no separate certificates will be issued to evidence the guaranty. However, Lucent and its subsidiaries that were subject to the indenture prior to the merger will continue to remain subject to the indenture following the merger.

Alcatel’s guaranty will not make Alcatel or any of its subsidiaries subject to the covenants contained in the indenture and will not otherwise contain any restrictions on Alcatel’s operations.

Alcatel may be released from the guaranty if all or substantially all of Lucent’s assets or capital stock are sold, transferred or disposed of (whether by sale, merger, recapitalization, dividend or similar transaction) to one or more persons or entities who are not subsidiaries of Alcatel. If Alcatel is released from the guaranty, then Alcatel will not be subject to the reporting requirements under the supplemental indenture. In such circumstances, either Lucent or its subsequent parent who issues a guaranty for the benefit of the debenture holders will be subject to the reporting requirements under the supplemental indenture.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the joint consent solicitation to holders of debentures who are U.S. Holders (as defined below) and, subject to the limitations described below, constitutes the opinion of Proskauer Rose LLP. It is not a complete analysis of all the potential tax considerations relating to the joint consent solicitation. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the U.S. federal income tax treatment. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. No ruling from the Internal Revenue Service (the “IRS”) has been sought with respect to the statements made herein, and there can be no assurance that the IRS will not take a position contrary to such statements or that such contrary position taken by the IRS would not be sustained by a reviewing court.

This summary assumes that the debentures are held as capital assets. It does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to the holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the U.S. dollar;

•	holders who are not U.S. Holders;

•	persons that hold debentures as part of a hedge, straddle, conversion transaction or integrated transaction;

•	persons deemed to sell debentures under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership holds debentures, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding debentures is urged to consult his, her, or its tax advisor regarding the tax consequences of the joint consent solicitation.

For purposes of this discussion, a holder is a “U.S. Holder” if such holder is beneficial owner of a debenture and is:

•	a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or of any state thereof (including the District of Columbia),

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust (and certain other trusts that have elected to continue to be treated as U.S. trusts).

General

A U.S. Holder of debentures will not recognize any income, gain or loss as a result of the implementation of the proposed amendment governing the debentures and the provision of Alcatel’s guaranty, and such U.S. Holder will continue to have the same tax basis and holding period with respect to the debentures as it had before the joint consent solicitation.

Tax Consequences of the Proposed Amendment and Alcatel’s Guaranty of the Debentures

Generally.  The modification of the terms of a debt instrument is treated, for U.S. federal income tax purposes, as a “deemed” exchange of an old debt instrument for a new debt instrument if such modification is “significant” as specially determined for U.S. federal income tax purposes. For these purposes, a modification of the terms of a debt instrument is significant if, based on all the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. The adoption of the proposed amendment, in and of itself, will not constitute a significant modification of the terms of the debentures for U.S. federal income tax purposes. Upon adoption of the proposed amendment, Alcatel will also guarantee Lucent’s payment obligations with respect to the debentures. The Treasury regulations provide that the addition of a guarantor on a debt instrument is a significant modification if the addition of the guarantor results in a change in payment expectations. The Treasury regulations further provide that a change in payment expectations occurs if, as a result of a transaction, there is substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification. Alternatively, the Treasury regulations provide that a change in payment expectations occurs if, as a result of the transaction, there is a substantial impairment of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was adequate prior to the modification and is primarily speculative after the modification. Proskauer Rose believes that Alcatel’s guaranty of Lucent’s payment obligations with respect to the debentures will not result in a change in payment expectations. Accordingly, Proskauer Rose believes that the guaranty will not result in a significant modification of the debentures for U.S. federal income tax purposes. Therefore, neither the adoption of the proposed amendment nor Alcatel’s guaranty of Lucent’s payment obligations with respect to the debentures will result in a deemed exchange of the debentures for U.S. federal income tax purposes and U.S. Holders will not recognize any gain or loss. In addition, U.S. Holders will continue to have the same tax basis and holding period with respect to the debentures as they had before the joint consent solicitation.

Recapitalization Treatment.  Furthermore, although Proskauer Rose believes that neither the adoption of the proposed amendment nor Alcatel’s guaranty of Lucent’s payment obligations with respect to the debentures will constitute a significant modification of the debentures for U.S. federal income tax purposes, Proskauer Rose believes that neither modification would result in taxable income to U.S. Holders even if one or both of the modifications were considered a significant modification of the debentures. As discussed, if the proposed amendment or Alcatel’s guaranty were treated as a significant modification of the debentures for U.S. federal income tax purposes, a U.S. Holder would be treated as having exchanged its “old” debentures for “new” debentures for U.S. federal income tax purposes. Even so, the U.S. Holder would not recognize any gain or loss upon this “deemed” exchange of “old” debentures for “new” debentures for U.S. federal income purposes if the debentures, as originally issued and as amended, constitute “securities” for U.S. federal income tax purposes. In such event, the “deemed” exchange would be treated as a tax-free recapitalization for U.S. federal income tax purposes. There is no precise definition of what constitutes a “security” under U.S. federal income tax law. The determination of whether a debt instrument is a security for U.S. federal income tax purposes requires an overall evaluation of the nature of the debt instrument, with the term of the debt instrument regarded as one of the more important factors. A debt instrument with a term to maturity of five years or less generally does not qualify as a security, and a debt instrument with a term to maturity of ten years or more generally does qualify as a security. The debentures have original maturities ranging from approximately twenty to twenty-two years. Following the “deemed” exchange, the debentures would be treated as having maturities ranging from approximately seventeen to nineteen years. Given the maturities and the other terms of the debentures, Proskauer Rose believes that the debentures will constitute securities for U.S. federal income tax purposes. Accordingly, a U.S. Holder of a debenture would not recognize any income, gain or loss as a result of the proposed amendment or Alcatel’s guaranty. The U.S. Holder would take a tax basis in the “new” debenture equal to its tax basis in the “old” debenture immediately prior to the “deemed” exchange and the U.S. Holder’s holding period for the “new” debenture would include the period during which the “old” debenture was held.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE JOINT CONSENT SOLICITATION TO THEIR PARTICULAR CIRCUMSTANCES.

ADDITIONAL INFORMATION

Upon the merger, the combined company will enter into amended articles of association and bylaws. The information provided below is based upon the amended articles of association and by-laws that were approved by Alcatel’s shareholders at its annual and extraordinary general meeting held on September 7, 2006. A copy of the amended articles of association and bylaws were filed as Annex B to Alcatel’s Registration Statement on Form F-4 filed with the SEC on August 7, 2006.

Memorandum and articles of association

Purpose.  The purposes of the combined company can be found in Article 2 of its articles of association and bylaws. Generally, its purpose in all countries is to take any and all types of actions relating to domestic, industrial, civilian or military applications and other applications related to electricity, telecommunications, data processing, electronics, space industry, nuclear power, metallurgy and generally to all means of production and transmission of power or communications (cables, batteries and other components) and all possible activities related to operations and services in connection with these means. In addition, it may create companies regardless of activity, own stock in other companies and manage shares and securities.

Information Concerning Directors

General.  The combined company’s articles of association and bylaws stipulate that its directors shall be elected by its shareholders and that its board of directors shall consist of no fewer than six and no more than 14 directors. Its board of directors presently consists of 13 directors. Two directors are required to be its employees or employees of its subsidiaries and participants in a mutual fund for its employees that holds its shares (an “FCP”). Directors are elected for terms of up to four years, which term can only be renewed by the vote of its shareholders. However, directors may be elected to multiple, and consecutive, terms. Its board of directors appoints, and has the power to remove, the chairman and Chief Executive Officer. The chairman serves for the term determined by the board when the chairman is elected, which may not exceed the chairman’s term as a director. Its governing documents also provide for one or more vice-chairmen, who may be elected by the board.

Directors can be individuals or entities, including corporations. If an entity is a director, it must appoint an individual to act as its permanent representative.

Its articles of association and bylaws provide that the board of directors is responsible for managing the company. In accordance with article 17 of its articles of association and bylaws, the board of directors has the discretion to determine whether the management of the company will be performed by the chairman of the board of directors or by a Chief Executive Officer.

Shareholdings.  Each director must own at least 500 shares. Two directors must be employees of the combined company and must participate in an FCP at the time of appointment.

Retirement.  Generally, the maximum age for holding a directorship is 70. However, this age limit does not apply if less than one-third, rounded up to the nearest whole number, of serving directors has reached the age of 70. No director over 70 may be appointed if, as a result of the appointment, more than one-third of the directors would be over 70.

If for any reason more than one-third of the number of serving directors are over 70, then the oldest director shall be deemed to have retired at the ordinary shareholders’ meeting called to approve the combined company’s accounts for the fiscal year in which the one-third threshold was exceeded, unless the board proportion is reestablished prior to the meeting.

If a company or other legal entity has the right to appoint a director and that director reaches 70, the company or legal entity must replace the director by the date of the ordinary shareholders’ meeting called to approve its accounts for the fiscal year in which such director reached 70.

The retirement age for the Chief Executive Officer is 68. As noted above (see “Information Concerning Directors”), currently the Chief Executive Officer is also the chairman of the board of directors. In the event in the future its board of directors decides to separate the function of chairman of the board from that of Chief Executive Officer, then the maximum age for holding the chairmanship of the board will be 70.

EXPENSES OF THE ISSUE

The table below sets forth the various expenses and costs to be incurred by Alcatel in connection with the distribution of the guaranty offered hereby and not the cost of the consent solicitation. All the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$174,464
Printing and engraving expenses	200,000
Accounting fees and expenses	250,000
Legal fees and expenses	300,000
Miscellaneous expenses	100,536
Total expenses	$1,025,000

LEGAL MATTERS

Proskauer Rose LLP will pass upon the validity of the guaranty and certain tax matters. Proskauer Rose will rely as to certain matters of French law upon the opinion of Mr. Pascal Durand-Barthez, Alcatel’s general counsel. Mr. Durand-Barthez is regularly employed by Alcatel, owns its ordinary shares and holds options to purchase additional ordinary shares.

EXPERTS

The consolidated financial statements of Alcatel and its subsidiaries as of December 31, 2005 and 2004, and for each of the two years in the period ended December 31, 2005, incorporated in this joint consent solicitation statement/prospectus by reference from Alcatel’s Annual Report on Form 20-F, as amended, for the year ended December 31, 2005, have been audited by Deloitte & Associés (Neuilly-sur-Seine, France), an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in Exhibit 99.1 of Lucent’s current report on Form 8-K dated May 5, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited pro forma condensed combined financial statements of Alcatel and Lucent giving effect to the Thales transaction

The following unaudited pro forma condensed combined balance sheets and unaudited pro forma condensed combined statements of income, which give effect to the merger, are presented in millions of euros and reflect the combination of Alcatel and Lucent using the purchase method under IFRS and U.S. GAAP as of and for the six-month period ended June 30, 2006 and for the twelve-month period ended December 31, 2005.

The pro forma adjustments are based upon available information and certain assumptions that each of Alcatel and Lucent believes are reasonable, including the assumptions that pursuant to the terms of the merger agreement:

•	each outstanding share of Lucent common stock at the effective time of the merger will be converted into the right to receive 0.1952 of an Alcatel ADS;

•	all of the outstanding Lucent stock options and other stock-based awards at the effective time of the merger, whether vested or not vested, shall be converted into a right to acquire, on the same terms and conditions as were applicable under such Lucent stock option prior to the closing, a number of Alcatel ordinary shares or Alcatel ADSs determined by multiplying the number of shares subject to such award by the exchange ratio, at an exercise price determined by dividing the former exercise price by the exchange ratio; and

•	each outstanding Lucent warrant will, at the effective time of the merger, be convertible into a number of Alcatel ordinary shares or Alcatel ADSs determined in accordance with the terms and conditions of the warrant agreement, dated as of December 10, 2004, between Lucent and the Bank of New York, as warrant agent.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of the income (loss) from operating activities or the financial condition of the combined company that would have been achieved had the merger been completed during the periods presented, nor are the unaudited pro forma condensed combined financial statements indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies which may result from the merger. The unaudited pro forma condensed combined financial statements do not reflect any special items such as payments pursuant to contractual change-of-control provisions or restructuring and integration costs which may be incurred as a result of the merger. In addition, the financial effects of any actions described in the Registration Statement on Form F-4, as amended, which was initially filed by Alcatel with the SEC on August 7, 2006, in the sections entitled “The Merger — Alcatel’s Reasons for the Merger” and “The Merger — Recommendation of the Lucent Board of Directors and Its Reasons for the Merger”, such as synergies or the effect of asset dispositions, if any, that may be required by regulatory authorities, cannot currently be determined and therefore are not reflected in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with the respective consolidated financial statements of Alcatel as of and for the year ended December 31, 2005 and for the six-month period ended June 30, 2006 and the consolidated financial statements of Lucent as of and for the year ended September 30, 2005, the three-month periods ended December 31, 2005, March 31, 2006 and June 30, 2006 each of which we incorporate by reference into this joint consent solicitation statement/prospectus.

The unaudited pro forma condensed combined financial statements are based on preliminary estimates and assumptions, which Alcatel and Lucent believe to be reasonable. In the unaudited pro forma condensed combined balance sheets, the fair value of the Alcatel ADSs to be issued has been allocated to the Lucent assets and liabilities based upon preliminary estimates by the management of Alcatel and Lucent of their respective fair values as of the date of the merger. Any difference between the fair value of the Alcatel ADSs issued and the fair value of the Lucent assets and liabilities is recorded as goodwill. Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed after the effective time of the merger. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements and are subject to revision based on a final determination of fair value after the effective time of the merger.

Pro forma adjustments reflecting the proposed Thales transaction

Thales Transaction

Overview

On April 5, 2006, Alcatel announced that the board of directors of Thales S.A. had approved in principle the acquisition of Alcatel’s satellite subsidiaries, its railway signaling business and its non-telecommunications related integration and services activities for security systems in exchange for Thales ordinary shares and cash. The Alcatel board of directors approved the Thales transaction on April 26, 2006, subject to final documentation and receipt of a consent from Lucent, which as of the date hereof, Lucent has provided. Thales is a global electronics company serving aerospace, defense, and information technology and services markets, with revenues of €10.3 billion in 2005 and approximately 60,000 employees worldwide. Alcatel is currently the largest private shareholder in Thales, owning 9.46% of the outstanding Thales shares, which represent a 12.98% voting interest. If the transaction is completed as currently contemplated, Alcatel will own approximately 20.95% of the outstanding Thales shares, representing a 20.90% voting interest. We cannot assure you that the Thales transaction will be completed on the terms described below, or at all.

Under the terms of the Thales transaction as currently contemplated, Alcatel would contribute the following assets to Thales:

•	Alcatel’s 67% interest in the capital of Alcatel Alenia Space, a joint venture between Alcatel and Finmeccanica S.p.A. Alcatel Alenia Space constructs satellites for both civil and military use, particularly for communications satellite operators, the armed forces and institutional European bodies such as the European Space Agency, the Centre National d’Etudes Spatiales, France’s national space agency, and the Agenzia Spaziale Italiana, Italy’s national space agency. Finmeccanica would retain its 33% stake in the joint venture.

•	Alcatel’s 33% interest in the capital of Telespazio Holdings, a joint venture between Alcatel and Finmeccanica. Telespazio provides services related to satellite activities. Finmeccanica would retain its 67% interest in Telespazio.

•	Alcatel’s Transport Solutions division, which provides control and signaling system products and services for trains and subways worldwide.

•	Alcatel’s operations relating to non-telecommunications related integrated services activities for security systems, a part of Alcatel’s Systems Integration division.

In Alcatel’s fiscal year ended December 31, 2005, the revenues generated by the assets to be contributed to Thales in the Thales transaction were approximately €2 billion in the aggregate.

In exchange for Alcatel’s contribution of the assets listed above, Alcatel would receive:

•	approximately 25 million newly issued Thales ordinary shares;

•	approximately €0.7 billion in cash, subject to adjustment; and

•	the potential for an earn-out payment in 2009 based on a valuation of the contributed equity of Alcatel Alenia Space.

The Thales transaction is subject to the satisfaction of the following conditions:

•	negotiation of definitive documentation;

•	the approval of Finmeccanica, which has the right to approve any disposition of Alcatel’s equity interests in Alcatel Alenia Space or Telespazio pursuant to the shareholders agreements governing these joint ventures;

•	receipt of a notice of conformity from the French Holdings and Transfers Committee (Commission des Participations et des Transferts);

•	publication of the ministerial decree as described in Article 3 of French Law 86-912 on the Modalities of Privatization;

•	confirmation by the Autorité des Marchés Financiers (the “AMF”) of the absence of an obligation to make a public offering of the securities of Thales;

•	completion of information/consultation procedures with the Thales employee representative bodies;

•	completion of the contributions of Alcatel and the correlated approval of the capital increase in Thales by the shareholders of Thales;

•	receipt of a visa from the AMF; and

•	receipt of the approval of the European Commission and other competition authorities.

Cooperation Agreement

In connection with the Thales transaction, Alcatel will enter into a cooperation agreement with Thales and the French state governing the relationship between Alcatel and Thales after completion of the Thales transaction. The cooperation agreement will require that Thales give preference to the equipment developed by Alcatel, in consideration of an agreement by Alcatel not to submit offers to military clients in certain countries, subject to certain exceptions protecting, in particular, the continuation of Lucent’s current business with the U.S. defense agencies. The agreement also will include non-compete commitments by Alcatel with respect to the Alcatel businesses being contributed to Thales, and by Thales with respect to the other businesses of Alcatel, in each case, subject to limited exceptions. The cooperation agreement will also provide that Alcatel and Thales cooperate in certain matters relating to research and development.

Shareholders Agreement

In connection with the Thales transaction, Alcatel expects to enter into an amended shareholders agreement with Groupe Industriel Marcel Dassault S.A., which is referred to individually as Dassault and jointly with Alcatel as the Industrial Partners, and TSA, a French company wholly owned by the French state, which will govern the relationship of the shareholders in Thales and providing as set forth below. Alcatel and Dassault are currently negotiating the terms of an agreement between Alcatel and Dassault with respect to their collective shareholding in Thales as the Industrial Partners, which agreement will replace the existing agreement between the two parties.

Board of Directors of Thales.  The Thales board of directors will be comprised of 16 persons, and will include (i) five directors appointed by the French state, represented by TSA; (ii) four directors appointed by the Industrial Partners, each of whom will be a citizen of the European Union, unless otherwise agreed by the French state; (iii) two Thales employee representatives; (iv) one representative of the employee shareholders of Thales; and (v) four independent directors. The Industrial Partners and the French state will consult with each other on the appointment of independent directors. At least one director appointed by the French state and one director appointed by the Industrial Partners will sit on each of the board committees.

The Industrial Partners and the French state shall each have the right to replace members of the Thales board of directors, such that the number of directors appointed by each of the French state and the Industrial Partners is equal to the higher of:

•	the total number of directors (excluding employee representatives and independent directors), multiplied by a fraction, the numerator of which is the percentage of shares held by the French state or the Industrial Partners, as the case may be, and the denominator of which is the total shares held by the Industrial Partners and the French state; and

•	the number of employee representatives and representatives of employee shareholders on the Thales board of directors.

Joint Decision-Making.  The following decisions of the Thales board of directors will require the approval of a majority of the directors appointed by the Industrial Partners.

•	the election and dismissal of the chairman/chief executive officer of Thales (or of the chairman and of the chief executive officer, if the functions are split) and the splitting of the functions of the chairman/chief executive officer;

•	the adoption of the annual budget and strategic plan of Thales;

•	any decision threatening the cooperation between the Industrial Partners and Thales; and

•	significant acquisitions and sales of shares or assets (with any transaction representing €150 million in revenues or commitments deemed significant).

If the French state and the Industrial Partners disagree on (i) major strategic decisions deemed by the French state to negatively affect its strategic interests, or (ii) the nomination of a chairman/chief executive officer in which the Industrial Partners exercised their veto power, the French state and the Industrial Partners shall consult in an effort to resolve the disagreement. If the parties cannot reach a joint agreement within 12 months (reduced to three months in the case of a veto exercised on the nomination of the chairman/chief executive officer), either the French state or the Industrial Partners may unilaterally terminate the shareholders agreement.

Shareholding in Thales.  Alcatel will lose its rights under the shareholders agreement unless it holds at least 15% of the capital and voting rights of Thales. The shareholders agreement will provide that the participation of the French state in Thales will not exceed 49.9% of the share capital and voting rights of Thales, including the French state’s “golden share” in Thales.

Duration of Shareholders Agreement.  The amended shareholders agreement will take effect on the date on which the Thales transaction is approved by the Thales shareholders, and it is expected that it will remain in force until December 31, 2011. The agreement is also expected to provide that, unless one of the parties makes a non-renewal request at least six months before the expiration date, the agreement shall be automatically renewed for a period of five years. If the equity ownership of either Alcatel, Dassault or the French state drops below 15% of the then outstanding share capital of Thales, the following provisions will apply:

•	The party whose ownership decreases below 15% of Thales’ share capital will no longer have rights under the shareholders agreement for a period of one year following the date such shareholding falls below 15%, unless the party acquires Thales shares so that it again owns in excess of 15% of the Thales share capital. If a party’s ownership decreases below 15%, the party will take the necessary actions to cause the resignation of the board members it has appointed so that their number reflects the proportion of Thales’ share capital and voting rights that such party maintains.

•	The party whose shareholding has not decreased below the 15% threshold will have a right of first refusal to acquire any shares the other party offers for sale to a third party in excess of 1% of the then outstanding share capital of Thales.

Breach of Alcatel’s Obligations.  In the case of a material breach by Alcatel of its obligations under the agreement relating to the strategic interests of the French state (described below), which is defined as a breach that the French state determines may jeopardize substantially the protection of its strategic interests, the French state will have the power to enjoin Alcatel to cure the breach immediately. If Alcatel does not promptly cure the breach, or if the French state determines that foreign rules of extra territorial application that are applicable to Alcatel impose constraints on Thales likely to substantially jeopardize the strategic interests of the French state, the French state will be entitled to exercise its termination remedies as described below.

If any natural person’s or entity’s equity ownership of Alcatel increases above the 20%, 33 1/3%, 40%, or 50% thresholds, in capital or voting rights, Alcatel and the French state will consult as to the consequences of this event and the appropriateness of the shareholders agreement to the new situation. If, after a period of six months following the crossing of the threshold, the French state determines that the share ownership of Alcatel is no longer compatible with its strategic interests and that the situation cannot be remedied through an amendment to the shareholders agreement, the French state will be entitled to exercise its termination remedies as described below.

Termination Remedies.  Upon a breach of Alcatel’s obligations described above or if a third party acquires significant ownership in Alcatel as described above and an amendment to the shareholders agreement will not remedy the concerns of the French state, the French state may:

•	terminate the shareholders agreement immediately;

•	if the French state deems necessary, require Alcatel to immediately suspend the exercise of its voting rights that exceed 10% of the total voting rights in Thales; or

•	if the French state deems necessary, require Alcatel to reduce its shareholding in Thales below 10% of the total share capital of Thales by selling its shares of Thales in the marketplace. If, after a period of six months, Alcatel has not reduced its shareholding, the French state may force Alcatel to sell all of its Thales shares to the French state or a third party of the French state’s choice, at a price equal to the average closing price of Thales ordinary shares for the period of 60 days preceding the French state’s notice to Thales of its intention to exercise this right.

Agreement Respecting the Strategic Interests of the French State

In connection with the Thales transaction, it is contemplated that Alcatel will enter into a revised agreement with the French state in order to strengthen the protection of the strategic interests of the French state in Thales. The proposed terms of this agreement will include, either as an amendment to, or as a separate agreement supplementing, the shareholders agreement, the following:

•	Alcatel will maintain its executive offices in France;

•	Thales board members appointed by the Industrial Partners must be citizens of the European Union, unless otherwise agreed by the French state, and an Alcatel executive or board member who is a French citizen will be the principal liaison between Alcatel and Thales;

•	access to classified or sensitive information with respect to Thales will be limited to Alcatel executives who are citizens of the European Union, and Alcatel will be required to maintain procedures (including the maintenance of a list of all individuals having access to such information) to ensure appropriate limitations to such access;

•	normal business and financial information with respect to Thales will be available to executives and directors of Alcatel (regardless of nationality);

•	the French state will continue to hold a golden share in Thales, giving it veto rights over certain transactions that might otherwise be approved by the Thales board of directors, including permitting a third party to own more than a specified percentage of the shares of certain subsidiaries or affiliates holding certain sensitive assets of Thales, and preventing Thales from disposing of certain sensitive assets; and

•	the French state will have the ability to restrict access to the research and development operations of Thales, and to other sensitive information.

In addition, the unaudited pro forma condensed combined financial statements also reflect the estimated effect of the proposed Thales transaction as described in Note 5-a. The unaudited pro forma adjustments reflecting the proposed Thales transaction described in the accompanying notes are based upon available information and certain assumptions that Alcatel’s management believes are reasonable. The unaudited pro forma adjustments reflecting the proposed Thales transaction are for illustrative purposes only and are not indicative of the terms of the transaction and the results of operations that would have occurred had the proposed Thales transaction been consummated on the terms described on the dates indicated, nor are they indicative of future operating results.

The unaudited pro forma adjustments reflecting the proposed Thales transaction do not give effect to any synergies which may result from the proposed Thales transaction, or any severance or restructuring costs that may be incurred following the proposed Thales transaction. The estimated net gain after tax on the disposal of the assets contributed has not been taken into account in the unaudited pro forma condensed combined statement of income.

The following unaudited pro forma adjustments reflecting the proposed Thales transaction on the unaudited pro forma condensed combined financial statements, are presented in millions of euros and reflect the expected accounting treatment under both IFRS and U.S. GAAP of the proposed Thales transaction accounted for as described in Note 5-a under both IFRS and U.S. GAAP as of and for the six-month period ended June 30, 2006 and for the twelve-month period ended December 31, 2005.

ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET AS OF JUNE 30, 2006 UNDER IFRS
(In millions of euros)

						Pro Forma		Combined
						Adjustments		Pro Forma
	Historical	Historical		Ref to	Combined	Reflecting	Ref to	IFRS After
	Alcatel	Lucent	Pro forma	Note	Pro Forma	Thales	Note	Thales
	IFRS	U.S. GAAP	Adjustments	2-a & 3-b	IFRS	Transaction	5-c	Transaction
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
	Note 1	Note 1	Notes 2a, 3a & b			Note 5c
	(In millions of euros)

ASSETS
Goodwill	3,735	386	6,077	(5)	10,198	(802)	(1)	9,396
Intangible assets	875	92	6,389	(5)&(2)	7,356	(47)	(1)	7,309
Property, plan and equipment, net	974	962	—		1,936	(186)	(1)	1,750
Share in net assets of equity affiliates and other non-current financial assets	1,004	48	—		1,052	644	(2)	1,696
Deferred tax assets	1,670		249	(2)	1,919	(183)	(1)	1,736
Prepaid pension costs	301	5,068	(2,981)	(1)&(5)	2,388	—		2,388
Marketable securities	—	1,362	—		1,362	—		1,362
Other non-current assets	160	688	(346)	(2)	502	—		502

Non-current assets	8,719	8,606	9,388		26,713	(574)		26,139

Inventories and work in progress, amounts due from customers on construction-type contracts and advances and progress payments	2,825	605	318	(5)	3,748	(748)	(1)	3,000
Trade receivables and related accounts, net	2,881	1,214	—		4,095	(275)	(1)	3,820
Other current assets	1,260	783	(189)	(2)	1,854	(92)	(1)	1,762
Marketable securities	719	460	—		1,179	—		1,179
Cash and cash equivalents	3,781	1,072	(40)	(7)	4,813	698	(3)	5,511

Current assets	11,466	4,134	89		15,689	(417)		15,272

TOTAL ASSETS	20,185	12,740	9,477		42,402	(991)		41,411

LIABILITIES AND SHAREHOLDERS’ EQUITY
Shareholders’ equity — Attributable to the equity holders of the parent	6,386	534	8,009	(6)	14,929	555	(4)	15,484
Minority interests	479		23	(2)	502	(1)		501

Shareholders’ equity	6,865	534	8,032		15,431	554		15,985

Pensions, retirement indemnities and other post-retirement benefits	1,466	4,608	466	(1)&(5)	6,540	(117)	(1)	6,423
Bonds and notes issued and other long term debt	2,301	3,949	(257)	(5)	5,993	—	(1)	5,993
Other non-current liabilities	396	669	890	(1),(2)&(5)	1,955	(53)	(1)	1,902

Non-current liabilities	4,163	9,226	1,099		14,488	(170)		14,318

Provisions	1,420		778	(2)	2,198	(34)	(1)	2,164
Current portion of long term debt	1,244	288	—		1,532	(29)	(1)	1,503
Trade payables and related accounts	3,675	549	—		4,224	(552)	(1)	3,672
Customers’ deposits and advances and amounts due to customers on construction type contracts	1,081	469	—		1,550	(558)	(1)	992

Other current liabilities	1,737	1,674	(432)	(2)	2,979	(202)	(1)	2,777

Current liabilities	9,157	2,980	346		12,483	(1,375)		11,108

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	20,185	12,740	9,477		42,402	(991)		41,411

Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined
Balance Sheet as of June 30, 2006 under IFRS

	Pro Forma	Note 2-a	Note 2-a	Note 3-b	Note 3-b	Note 3-b
	Adjustments	(1)	(2)	(5)	(6)	(7)
	(In millions of euros)

Goodwill	6,077			6,077
Intangible assets	6,389		286	6,103
Deferred tax assets	249		249
Prepaid pension costs	(2,981)	(1,774)		(1,207)
Other non-current assets	(346)		(60)
			(286)
Inventories and work in progress, amounts due from customers on construction-type contracts and advances and progress payments	318			318
Other current assets	(189)		(189)
Cash and cash equivalents	(40)					(40)

	9,477	(1,774)	—	11,291	—	(40)

Shareholders’ equity — attributable to the equity holders of the parent	8,009				8,009
Minority interests	23		23
Pensions, retirement indemnities and other post-retirement benefits	466	(2,613)		3,079
Bonds and notes issued and other long term debt	(257)			(257)
Other non-current liabilities	890	327	(346)	932
			(23)
Provisions	778		778
Other current liabilities	(432)		(432)

	9,477	(2,286)	—	3,754	8,009	—

ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2006 UNDER IFRS

						Pro Forma		Combined
						Adjustments		Pro Forma
	Historical	Historical		Ref to	Combined	Reflecting		IFRS After
	Alcatel	Lucent	Pro Forma	Note 2-a	Pro Forma	Thales	Ref to	Thales
	IFRS	U.S. GAAP	Adjustments	& 3-c	IFRS	Transaction	Note 5-d	Transaction
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
	Note 1	Note 1	Notes 2-a, 3-a & c			Note 5-d
	(In millions of euros, except per share data)

Revenues	6,451	3,406	—		9,857	(936)	(5)	8,921
Cost of sales	(4,244)	(1,971)	(305)	(2),(12) & (13)	(6,520)	690	(5)	(5,830)
Gross profit	2,207	1,435	(305)		3,337	(246)	(5)	3,091
Administrative and selling expenses	(1,017)	(613)	(137)	(2) & (13)	(1,767)	97	(5)	(1,670)
Research and development costs	(729)	(476)	(333)	(2),(9) & (13)	(1,538)	72	(5)	(1,466)
Income (loss) from operating activities before restructuring, share-based payments, impairment of capitalized development costs and gain on disposal of consolidated entities	461	346	(775)		32	(77)	(5)	(45)

Restructuring costs	(31)	(2)	(7)		(40)	4	(5)	(36)
Litigation and settlement					—			—
Gain/ (loss) on disposal of consolidated entities			—		—	—		—
Other operating income (expenses)	(30)		(24)	(2) & (11)	(54)	1		(53)

Income (loss) from operating activities	400	344	(806)		(62)	(72)		(134)
				(1),(2),(10),
Financial result	(66)	(133)	388	(13) & (14)	189	8	(5)	197
Other income (expense)		59	(59)	(2)	—	—		—
Share in net income (losses) of equity affiliates	21		—		21	28	(7)	49

Income before tax and discontinued operations	355	270	(477)		148	(36)		112
Income tax (expense) benefit(1)	(56)	(58)	232		118	4	(5)	122

Income (loss) from continuing operations	299	212	(245)	(1) & (15)	266	(32)		234
Income (loss) from discontinued operations	14		—		14	—		14
NET INCOME (LOSS)	313	212	(245)		280	(32)		248
Attributable to:
— Equity holders of the parent	284	212	(247)		249	(32)		217
— Minority interests	29		2		31	—		31

• Less non-recurring charges or credits directly attributable to the transaction:						—
— inventory and work in progress step-up (net of tax)			(202)	(12)	(202)	—		(202)

Net income attributable to equity holders of the parent before discontinued activities and non-recurring charges or credit directly attributable to the transaction	270	212	(45)		437	(32)		405
Net income attributable to the equity holders of the parent per share (in euros)
— Basic earnings per share	0.21	0.05			0.11			0.10
— Diluted earnings per share	0.21	0.04			0.11			0.10

Weighted average number of existing shares (in millions):
— basic	1,371	4,471			2,247			2,247
— diluted	1,381	5,144			2,265			2,265
Net income attributable to the equity holders of the parent (before discontinued activities and non-recurring charges or credit directly attributable to the transaction) per share (in euros)
— Basic earnings per share	0.20	0.05			0.19			0.18
— Diluted earnings per share	0.20	0.04			0.19			0.18
Weighted average number of existing shares (in millions):
— basic	1,371	4,471			2,247			2,247
— diluted	1,381	5,144			2,321			2,265

(1)	See Note 3-c(15) for a discussion of the impact of the valuation allowance reversals reflected in the historical Lucent statement of income under U.S. GAAP.

Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined
Statement of Income for the Six Months Ended June 30, 2006 under IFRS

		Note	Note	Note	Note	Note	Note	Note	Note	Note
	Pro-Forma	2-a	2-a	3-c	3-c	3-c	3-c	3-c	3-c	3-c
	Adjustments	(1)	(2)	(9)	(10)	(11)	(12)	(13)	(14)	(15)
	(In millions of euros)

Cost of sales	(305)		28				(331)	(2)
Administrative and selling expenses	(137)		(51)	(84)				(2)
Research and development costs	(333)		(174)	(158)				(1)
Restructuring costs	(7)		(7)
Litigation and settlement	—
Other operating income (expenses)	(24)		(32)			8
Financial result	388		297		(1)			99	(7)
Other income (expenses)	(59)		(59)
Income tax expense	232									232
Minority interests	2		2
Non-recurring charges or credits directly attributable to the transaction	(202)						(202)

ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2005 UNDER IFRS

						Pro Forma		Combined
						Adjustments		Pro Forma
	Historical	Historical		Ref to	Combined	Reflecting	Ref to	IFRS after
	Alcatel	Lucent	Pro forma	Note 2-a	pro forma	Thales	Note	Thales
	IFRS	U.S. GAAP	Adjustments	& 3-c	IFRS	Transaction	5-d	Transaction
	Note 1	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
		Note 1	Notes 2-a,			Note 5-d
			3-a & c
	(In millions of euros, except per share data)

Revenues	13,135	7,355	—		20,490	(1,921)	(5)	18,569
Cost of sales	(8,503)	(4,148)	(335)	(2),(12) & (13)	(12,986)	1,445	(5)	(11,541)
Gross profit	4,632	3,207	(335)		7,504	(476)	(5)	7,028
Administrative and selling expenses	(2,000)	(1,581)	(91)	(2) & (13)	(3,672)	185	(5)	(3,487)
Research and development costs	(1,443)	(949)	(751)	(2),(9) & (13)	(3,143)	166	(5)	(2,977)
Income (loss) from operating activities before restructuring, share-based payments, impairment of capitalized development costs and gain on disposal of consolidated entities	1,189	677	(1,177)		689	(125)	(5)	564

Restructuring costs	(110)	8			(102)	30	(5)	(72)
Litigation and settlement			(223)	(2)	(223)	—	(5)	(223)
Gain/ (loss) on disposal of consolidated entities	129				129	—		129
Other operating income (expenses)	(69)		(55)	(2) & (11)	(124)	2		(122)

Income (loss) from operating activities	1,139	685	(1,455)		369	(93)		276
				(1),(2),(10),
Financial result	(50)	(269)	640	(13) & (14)	321	—	(5)	321
Other income (expense)		196	(196)	(2)	—	—
Share in net income (losses) of equity affiliates	(14)		—		(14)	59	(7)	45
Income before tax and discontinued operations	1,075	612	(1,011)		676	(34)		642
Income tax (expense) benefit(1)	(91)	117	467		493	(54)	(5)	439

Income (loss) from continuing operations	984	729	(544)	(1) & (15)	1,169	(88)		1,081
Income (loss) from discontinued operations	(13)		—		(13)	—		(13)
NET INCOME (LOSS)	971	729	(544)		1,156	(88)		1,068
Attributable to:
— Equity holders of the parent	930	729	(540)		1,119	(88)		1,031
— Minority interests	41		(4)		37	—		37

• Less non-recurring charges or credits directly attributable to the transaction:
— inventory and work in progress step-up (net of tax)			(199)	(12)	(199)			(199)

Net income attributable to equity holders of the parent before discontinued activities and non-recurring charges or credit directly attributable to the transaction	943	729	(341)		1,331	(88)		1,243
Net income attributable to the equity holders of the parent per share (in euros)
— Basic earnings per share	0.68	0.16			0.50			0.46
— Diluted earnings per share	0.68	0.15			0.49			0.45
Weighted average number of existing shares (in millions):
— basic	1,368	4,438			2,243			2,243
— diluted	1,377	5,088			2,379			2,379

Net income attributable to the equity holders of the parent (before discontinued activities and non-recurring charges or credit directly attributable to the transaction) per share (in euros)
— Basic earnings per share	0.69	0.16			0.59			0.55
— Diluted earnings per share	0.69	0.15			0.58			0.54
Weighted average number of existing shares (in millions):
— basic	1,368	4,438			2,243			2,243
— diluted	1,377	5,088			2,379			2,379

(1)	See Note 3-c(15) for a discussion of the impact of the valuation allowance reversals reflected in the historical Lucent statement of income under U.S. GAAP.

Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined
Statement of Income for the Year Ended December 31, 2005 under IFRS

		Note	Note	Note	Note	Note	Note	Note	Note	Note
	Pro-Forma	2-a	2-a	3-c	3-c	3-c	3-c	3-c	3-c	3-c
	Adjustments	(1)	(2)	(9)	(10)	(11)	(12)	(13)	(14)	(15)
	(In millions of euros)

Cost of sales	(335)		(14)				(327)	6
Administrative and selling expenses	(91)		69	(167)				7
Research and development costs	(751)		(434)	(324)				7
Litigation and settlement	(223)		(223)
Other operating income (expenses)	(55)		(40)			(15)
Financial result	640	(481)	834		(1)			302	(14)
Other income (expenses)	(196)		(196)
Income tax expense	467	188								279
Minority interests	(4)		(4)
Non-recurring charges or credits directly attributable to the transaction	(199)						(199)

ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET AS OF JUNE 30, 2006 UNDER U.S. GAAP

						Pro Forma		Combined
						Adjustments		Pro Forma
	Historical	Historical		Ref to	Combined	Reflecting		U.S. GAAP
	Alcatel	Lucent	Pro forma	Note 2-b,	Pro Forma	Thales	Ref to	After Thales
	U.S. GAAP	U.S. GAAP	Adjustments	2-c & 3-d	U.S. GAAP	Transaction	Note 5-e	Transaction
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
	Note 1	Note 1	Notes 2-b,			Note 5-e
			2-c, 3-a & d
	(In millions of euros)

ASSETS
Cash and cash equivalents	3,781	1,071	(75)	(4) &(18)	4,777	733	(11)	5,510
Marketable securities	719	460	—		1,179	—		1,179
Other debtors and assets held for sale	1,484	783	(119)	(4)	2,148	—		2,148
Trade receivables and related accounts, net	3,720	1,215	(533)	(4)	4,402	(154)	(9)	4,248
Inventories, net	2,015	605	141	(4) & (16)	2,761	(161)	(9)	2,600

Current assets	11,719	4,134	(586)		15,267	418		15,685

Marketable securities	—	1,362	—		1,362	—		1,362
Other investments and other non-current assets, net	2,106	736	(365)	(4) & (16)	2,477	(70)	(9)	2,407
Share in net assets of equity affiliates	767		1,006	(4)	1,773	(241)	(10)	1,532
Property, plant and equipment, net	1,025	962	(169)	(4)	1,818	(21)	(9)	1,797
Prepaid pension costs	101	5,068	(1,207)	(4) & (16)	3,962	—		3,962
Acquisition goodwill	6,836	386	7,215	(4) & (16)	14,437	(114)	(9)	14,323
Other intangible assets, net	730	92	5,568	(4) & (16)	6,390	(7)	(9)	6,383

Non-current assets	11,565	8,606	12,048		32,219	(453)		31,766

TOTAL ASSETS	23,284	12,740	11,462		47,486	(35)		47,451

LIABILITIES AND SHAREHOLDERS’ EQUITY
Other current liabilities	1,356	2,143	(198)	(4)	3,301	18	(9)	3,319
Trade payables	3,675	549	(308)	(4)	3,916	(239)	(9)	3,677
Accrued contract costs and other accrued liabilities	1,535		(90)	(4)	1,445	—		1,445
Customer deposits and advances	970		(243)	(4)	727	(293)	(9)	434
Short-term financial debt	1,251	288	(86)	(4)	1,453	—		1,453

Current liabilities	8,787	2,980	(925)		10,842	(514)		10,328

Other long term liabilities	682	668	1,931	(3),(4) & (16)	3,281	—		3,281
Bonds and notes issued and other financial debt — long term part	2,442	3,949	—		6,391	—		6,391
Other reserves	435		(435)	(4)	—	—		—
Accrued pensions and retirement obligations	1,747	4,609	388	(4) & (16)	6,744	(37)	(9)	6,707

Non-current liabilities	5,306	9,226	1,884		16,416	(37)		16,379

Minority interests	473		22	(3)	495	—		495

Capital stock	2,861	35	1,715		4,611	—		4,611
Additional paid-in capital	21,638	18,503	(8,638)		31,503	—		31,503
Retained earnings, other reserves, cumulative translation adjustments and unrealized holding gains (loss) and cash-flow hedge	(14,131)	(18,004)	17,404		(14,731)	516		(14,215)
Less treasury stock, at cost	(1,650)		—		(1,650)	—		(1,650)
Shareholders’ equity	8,718	534	10,481	(17)	19,733	516	(12)	20,249

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	23,284	12,740	11,462		47,486	(35)		47,451

Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined
Balance Sheet as of June 30, 2006 Under U.S. GAAP

	Pro Forma	Note 2-b	Note 2-c	Note 3-d	Note 3-d	Note 3-d
	Adjustments	(3)	(4)	(16)	(17)	(18)
	(In millions of euros)

Cash and cash equivalents	(75)		(35)			(40)
Other debtors and assets held for sale	(119)		(119)
Trade receivables and related accounts, net	(533)		(533)
Inventories, net	141		(177)	318
Other investments and other non-current assets, net	(365)		(161)	(204)
Share in net assets of equity affiliates	1,006		1,006
Property, plant and equipment, net	(169)		(169)
Prepaid pension costs	(1,207)			(1,207)
Acquisition goodwill	7,215		(776)	7,991
Other intangible assets, net	5,568		(139)	5,707

TOTAL ASSETS	11,462		(1,103)	12,605		(40)

Other current liabilities	(198)		(198)
Trade payables	(308)		(308)
Accrued contract costs and other accrued liabilities	(90)		(90)
Customer deposits and advances	(243)		(243)
Short term financial debt	(86)		(86)
Other long term liabilities	1,931	(23)	336	1,618
Bonds and notes issued and other long term debt — long term part
Other reserves	(435)		(435)
Accrued pensions and retirement obligations	388		(78)	466

Minority interests	22	23	(1)
Shareholders’ equity	10,481	—	—		10,481

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	11,462	—	(1,103)	2,084	10,481	—

ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2006 UNDER U.S. GAAP

						Pro Forma			Combined
						Adjustments			Pro Forma
	Historical	Historical			Combined	Reflecting			U.S. GAAP
	Alcatel	Lucent	Pro Forma	Ref to	Pro Forma	Thales	Ref to		After Thales
	U.S. GAAP	U.S. GAAP	Adjustments	Note 2-c & 3-e	U.S. GAAP	Transaction	Note 5-f		Transaction
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)			(Unaudited)
	Note 1	Note 1	Notes 2-c,			Note 5-f
			3-a & e
	(In millions of euros, except per share data)

Net sales	6,443	3,406	(494)	(4)	9,355	(434)	(13)		8,921
				(4),(22),(23),
Cost of sales	(4,239)	(1,971)	40	(24)&(25)	(6,170)	306	(13)		(5,864)

Gross profit	2,204	1,435	(454)		3,185	(128)			3,057

Administrative and selling expenses	(1,065)	(613)	21	(4),(22),(24) & (25)	(1,657)	38	(13)		(1,619)
R&D expenses and purchased IPR&D	(747)	(476)	(617)	(4),(20),(22), (24)	(1,840)	36	(13)		(1,804)
Restructuring costs	(47)	(2)	3	(4)	(46)	1	(13)		(45)

Income (loss) from operations	345	344	(1,047)		(358)	(53)			(411)

Interest expense on notes mandatorily redeemable for shares and other interest expenses	(97)	(133)	7	(4) & (21)	(223)	—			(223)
Interest income and other financial income, net	45		(45)	(4)	—	—			—
Other income (expenses)		59	18	(4)	77	1	(13)		78
Gain on sale of stocks in subsidiaries	22		7	(4)	29	—			29

Income before amortization of goodwill and tax	315	270	(1,060)		(475)	(52)			(527)

Share in net income (losses) of equity affiliates	7		11	(4)	18	22	(14	) &(15)	40
Income tax (expense) benefit(1)	(14)	(58)	210	(4) & (26)	138	—			138
Minority interests	(27)		27	(4)	—	—			—

NET INCOME (LOSS)	281	212	(812)		(319)	(30)			(349)

Less non-recurring charges or credit directly attributable to the transaction:						—
— inventory step-up (net of tax)			(202)	(23)	(202)	—			(202)
— IPR&D			(600)	(20)	(600)	—			(600)

Net income attributable to equity holders of the parent before non recurring charges or credit directly attributable to the transaction	281	212	(10)		483	(30)			453

Net income per share (in euros)
— Basic earnings per share	0.20	0.05			(0.14)				(0.16)
— Diluted earnings per share	0.20	0.04			(0.14)				(0.16)
Weighted average number of existing shares (in millions):
— basic	1,371	4,471			2,247				2,247
— diluted	1,381	5,144			2,247				2,247

Net income before discontinued activities and non-recurring charges or credit directly attributable to the transaction per share (in euros)
— Basic earnings per share	0.20	0.05			0.21				0.20
— Diluted earnings per share	0.20	0.04			0.21				0.20

Weighted average number of existing shares (in millions):
— basic	1,371	4,471			2,247				2,247
— diluted	1,381	5,144			2,388				2,388

Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined
Statement of Income for the Six Month Period Ended June 30, 2006 Under U.S. GAAP

		Note	Note	Note	Note	Note	Note	Note	Note
	Pro Forma	2-c	3-e	3-e	3-e	3-e	3-e	3-e	3-e
	Adjustments	(4)	(20)	(21)	(22)	(23)	(24)	(25)	(26)
	(In millions of euros)

Net sales	(494)	(494)
Cost of sales	40	341			1	(331)	29	—
Administrative and selling expenses	21	64	(83)		6		34	—
R&D expenses and purchased in-process R&D	(617)	58	(707)		1		31	—
Restructuring costs	3	3
Interest expense on notes mandatorily redeemable for shares and other interest expenses	7	8		(1)
Interest income and financial income, net	(45)	(45)
Other income (expenses)	18	18
Gain on sale of stocks in subsidiaries	7	7
Share in net income (losses) of equity affiliates	11	11
Income tax	210	2							208
Minority interests	27	27
Non-recurring charges or credits directly attributable to the transaction	(802)		(600)			(202)

ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2005 UNDER U.S. GAAP

						Pro Forma		Combined
						Adjustments		Pro Forma
	Historical	Historical		Ref to	Combined	Reflecting		U.S. GAAP
	Alcatel	Lucent	Pro forma	Note 2-c	Pro Forma	Thales	Ref to	after Thales
	U.S. GAAP	U.S. GAAP	Adjustments	& 3-e	U.S. GAAP	Transaction	Note 5-f	Transaction
	Note 1	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
		Note 1	Notes 2-c,			Note 5-f
			3-a & e
	(In millions of euros, except per share data)

Net sales	13,129	7,355	(565)	(4)	19,919	(1,375)	(13)	18,544
				(4), (22), (23),
Cost of sales	(8,517)	(4,148)	(36)	(24)&(25)	(12,701)	1,013	(13)	(11,688)

Gross profit	4,612	3,207	(601)		7,218	(362)	(13)	6,856

Administrative and selling expenses	(2,049)	(1,581)	(212)	(4), (22), (24)&(25)	(3,842)	128	(13)	(3,714)
R&D expenses and purchased in-process R&D	(1,449)	(949)	(807)	(4), (20), (22),	(3,205)	116	(13)	(3,089)
Restructuring costs	(174)	8	6	(4)	(160)	18		(142)

Income (loss) from operations	940	685	(1,614)		11	(100)		(89)

Interest expense on notes mandatorily redeemable for shares and other interest expenses	(243)	(269)	5	(4)&(21)	(507)	17	(13)	(490)
Interest income and other financial income, net	114	—	(114)	(4)	—			—
Other income (expenses)	—	196	79	(4)	275	—		275
Gain on sale of stocks in subsidiaries	165	—	32	(4)	197	—		197

Income before amortization of goodwill and tax	976	612	(1,612)		(24)	(83)		(107)
Share in net income (losses) of equity affiliates	(22)	—	39	(4)	17	23	(14) & (15)	40
Income tax (expense) benefit(1)	(156)	117	369	(4)&(26)	330	—		330
Minority interests	(35)	—	35	(4)	—	—		—

NET INCOME (LOSS)	763	729	(1,169)		323	(60)		263

Less non-recurring charges or credit directly attributable to the transaction:
— inventory step-up (net of tax)	—	—	(199)	(23)	(199)	—		(199)
— IPR&D	—	—	(600)	(20)	(600)	—		(600)

Net income attributable to equity holders of the parent before non recurring charges or credit directly attributable to the transaction	763	729	(370)		1,122	(60)		1,062
Net income per share (in euros)
— Basic earnings per share	0.56	0.16			0.14			0.12
— Diluted earnings per share	0.55	0.15			0.14			0.12

Weighted average number of existing shares (in millions):
— basic	1,368	4,438			2,243			2,243
— diluted	1,377	5,088			2,266			2,266

Net income before discontinued activities and non-recurring charges or credit directly attributable to the transaction per share (in euros)
— Basic earnings per share	0.56	0.16			0.50			0.47
— Diluted earnings per share	0.55	0.15			0.49			0.46

Weighted average number of existing shares (in millions):
— basic	1,368	4,438			2,243			2,243
— diluted	1,377	5,088			2,379			2,379

Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined
Statement of Income for the Year Ended December 31, 2005 Under U.S. GAAP

		Note	Note	Note	Note	Note	Note	Note	Note
	Pro Forma	2-c	3-e	3-e	3-e	3-e	3-e	3-e	3-e
	Adjustments	(4)	(20)	(21)	(22)	(23)	(24)	(25)	(26)
	(In millions of euros)

Net sales	(565)	(565)
Cost of sales	(36)	373			(33)	(327)	35	(84)
Administrative and selling expenses	(212)	66	(166)		(52)		41	(101)
R&D expenses and purchased in-process R&D	(807)	97	(824)		(29)		37	(88)
Restructuring costs	6	6
Interest expense on notes mandatorily redeemable for shares and other interest expenses	5	6		(1)
Interest income and financial income, net	(114)	(114)
Other income (expenses)	79	79
Gain on sale of stocks in subsidiaries	32	32
Share in net income (losses) of equity affiliates	39	39
Income tax	369	(54)							423
Minority interests	35	35
Non-recurring charges or credits directly attributable to the transaction	(799)		(600)			(199)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

Note 1 — Description of transactions and basis of presentation

Description of transactions

The merger is described in the section entitled “The Pending Merger” contained elsewhere in this joint consent solicitation statement/prospectus. The proposed Thales transaction is described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Pro Forma Adjustment Reflecting the Proposed Thales Transaction” contained elsewhere in this joint consent solicitation statement/prospectus.

Basis of presentation

Alcatel and Lucent merger.  Pro forma adjustments related to the unaudited pro forma condensed combined statements of income are computed assuming the merger was completed on the first day of each period presented for the unaudited pro forma condensed combined statements of income presented.

Pro forma adjustments related to the unaudited pro forma condensed combined balance sheets are computed assuming the merger was completed on June 30, 2006.

All pro forma adjustments are directly attributable to the merger. With respect to pro forma adjustments related to the unaudited pro forma condensed combined statements of income, only adjustments that are expected to have a continuing effect on the combined company’s financial statements are taken into account. For instance, the unaudited pro forma condensed combined financial statements do not reflect any restructuring expenses that may be incurred in connection with the merger or any effect related to payments to Lucent’s employees resulting from the change of control of Lucent.

Only adjustments that are factually supportable and that can be estimated reliably are taken into account. For instance, the unaudited pro forma condensed combined financial statements do not reflect any cost savings potentially realizable from the elimination of certain expenses or from synergies. The unaudited pro forma condensed combined financial statements do not reflect any special items such as payments pursuant to contractual change-of-control provisions or restructuring and integration costs that may be incurred as a result of the merger. Material non-recurring items that are directly attributable to the merger and that can be factually supported and reliably estimated are included in the pro forma adjustments related to the unaudited pro forma condensed combined balance sheets.

There are certain differences in the way in which Alcatel and Lucent present items on their respective balance sheets and statements of income. As a result, certain items reported under “Other income (expenses)” in Lucent’s statement of income have been reclassified in the IFRS and U.S. GAAP unaudited pro forma condensed combined statements of income to conform with Alcatel’s presentation, based upon the detailed information related to the statement of income given by Lucent in its annual and quarterly reports. The capitalized software of Lucent has also been reclassified in the IFRS balance sheet between other non-current assets and intangible assets and the deferred tax assets and liabilities have been isolated on specific balance sheet line items in the IFRS balance sheet. Minority interests that are considered as part of equity under IFRS and not under U.S. GAAP have been reclassified in the IFRS balance sheet accordingly.

Alcatel and Lucent expect that there could be additional reclassifications following completion of the merger to conform Lucent’s financial presentation to Alcatel’s financial presentation. For example, there are differences in the way certain assets and liabilities included in working capital are reported for construction type contracts. Alcatel and Lucent are in the process of reviewing the reclassifications necessary to conform Lucent’s financial presentation to Alcatel’s financial presentation. Such reclassifications are complex, and are expected to take several months to complete.

Upon completion of the merger, any transactions that occurred between Alcatel and Lucent will be considered intercompany transactions. Balances and transactions between Alcatel and Lucent as of and for the period presented are not significant.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

If an estimate or an assumption used to determine a pro forma adjustment could have a significant impact on the unaudited pro forma condensed combined financial statements, a sensitivity analysis is presented. This is the case with respect to the price of Alcatel ADSs assumed in the determination of the purchase price under IFRS and for the estimated amounts allocated to useful life of acquired technologies, in-process research and development, which is referred to as IPR&D, and other intangible assets with definite useful lives.

Proposed Thales transaction.  The unaudited pro forma condensed combined financial statements also reflect the effect of the proposed Thales transaction as described in Note 1 and Note 5-a, which contemplates the contribution of certain Alcatel assets to Thales in exchange for cash and Thales ordinary shares. Alcatel’s interest in Thales held as of December 31, 2005 and June 30, 2006 is accounted for using the equity method in Alcatel’s consolidated financial statements included in Alcatel’s 2005 20-F, as amended and Alcatel’s unaudited condensed interim consolidated financial statements filed on Form 6-K on September 29, 2006, which we incorporate by reference into this joint consent solicitation statement/prospectus.

Pro forma adjustments included in the pro forma condensed combined statements of income are computed assuming the proposed Thales transaction was completed on the first day of the earliest fiscal year presented (i.e., January 1, 2005 for each of the unaudited pro forma condensed combined statements of income presented).

Pro forma adjustments included in the pro forma condensed combined balance sheets are computed assuming the proposed Thales transaction was completed on June 30, 2006.

All pro forma adjustments are directly attributable to the proposed Thales transaction. With respect to pro forma adjustments included in the unaudited pro forma condensed combined statements of income, only adjustments that are expected to have a continuing effect on the financial statements of the combined company are taken into account. For instance, the unaudited pro forma condensed combined financial statements do not reflect any restructuring expenses that may be incurred in connection with the proposed Thales transaction. Material non-recurring items that are directly attributable to the proposed Thales transaction and that can be factually supported and reliably estimated are taken into account in the pro forma adjustments included in the pro forma condensed combined balance sheet.

As final documentation with respect to the proposed Thales transaction is still under discussion, the definitive terms of the transaction could materially differ from the assumptions made to determine the pro forma adjustments herein presented. The main areas of uncertainty include the following:

•	Earnout clauses with respect to the contribution of Alcatel’s interests in Alcatel Alenia Space and Telespazio have not been taken into account.

•	Transaction terms having a potential impact on the cash received (and the net gain on disposal) and related to the enterprise value of the businesses contributed to Thales. Such clauses are mainly related to the normative level of working capital, the level of financial debt of the contributed businesses at the closing date and the amount of pension and similar obligations. Only clauses for which the estimated impact has been judged reliable and factually supportable have been taken into account.

•	As some of the contributed businesses are being currently segregated from Alcatel’s other businesses before the closing of the proposed Thales transaction, the determination of the carrying value and the tax value of the assets contributed is preliminary and has been estimated based upon information available. The difference between these estimated values presented in the pro forma adjustments and the definitive values could have a material impact on the net result on disposal.

The effect of the cash proceeds that will be received by Alcatel on Alcatel’s statement of income has not been taken into account in the pro forma adjustments, but is disclosed separately in Notes 5-d(8) and 5-f(16). The effect of the increased interest costs relating to this cash payment on the statement of income of Thales has been taken into account for the corresponding Thales ordinary shares held by Alcatel after the proposed Thales transaction.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Sensitivity analysis

Alcatel and Lucent merger.  The Alcatel ADS price used to compute the estimated value of the Alcatel ADSs to be issued in the merger is based under U.S. GAAP on the average closing price of an Alcatel ADS for the period beginning two days before and ending two days after the date the merger was officially announced (April 2, 2006). Under IFRS it is based upon the closing price of an Alcatel ADS as of September 30, 2006. However, the actual measurement date for the value of Alcatel ADSs under IFRS will occur at the effective time of the merger. For each €1.00 increase or decrease in the price of an Alcatel ADS, the value of the Alcatel ADSs to be issued in the merger computed pursuant to the terms of the merger agreement and the resulting goodwill would increase or decrease by approximately €875 million.

The unaudited pro forma condensed combined financial statements reflect a preliminary allocation of the price of the Alcatel ADSs to be issued in the merger to the fair value of Lucent’s technologies, customer relationships and IPR&D which has been amortized over estimated useful lives of six to ten years in the pro forma adjustments under IFRS, with IPR&D being expensed upon completion of the merger under U.S. GAAP. The estimated useful life used in the unaudited pro forma condensed combined financial statements are also preliminary and could differ from the useful lives of the assets that will be determined based on third party appraisals following the effective time of the merger, based on an analysis of the patent portfolio and a valuation of Lucent’s technologies, customer relationships and IPR&D, and as a result, the final purchase price allocation could differ materially from the preliminary allocation reflected in the unaudited pro forma condensed combined financial statements. For illustrative purposes, the following table sets forth the estimated annual impact on pro forma net income caused by each incremental €500 million allocated to amortizable intangible assets in the final purchase price allocation.

	Estimated	Net Income	Per Share
Life of Asset in Years	Depreciation Expense	Impact	Impact
	(In millions of euros, except years and per share data)

5	100	61	0.03
6	83	51	0.02
7	71	44	0.02
8	63	38	0.02
9	56	34	0.02
10	50	31	0.01
11	45	28	0.01
12	42	25	0.01

Proposed Thales transaction.  The Thales stock price used to compute the estimated purchase price of the incremental stake in Thales under U.S. GAAP is €36.72 per Thales ordinary share and is based on the average closing price of a Thales ordinary share for the period beginning two days before and ending two days after the date the proposed transaction was officially announced (April 5, 2006). Under IFRS it is based upon the closing price of a Thales share as of September 30, 2006. This stock price is also used to determine the result on the disposal of the assets contributed. However, under IFRS the actual measurement date for the purchase price under IFRS will occur at the closing date of the proposed Thales transaction. For each €1.00 increase or decrease in the price of a Thales ordinary share, the purchase price will increase or decrease by approximately €25 million, representing an equivalent increase or decrease of both the result before tax on the disposal and the goodwill corresponding to the acquisition of the incremental stake in Thales.

Historical financial statements and currency translation

Alcatel’s historical financial statements for the fiscal year ended December 31, 2005 and for the six-month period ended June 30, 2006 are presented in euros and are derived from Alcatel’s audited consolidated financial statements included in Alcatel’s 2005 Form 20-F, as amended and Alcatel’s unaudited condensed interim

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

consolidated financial statements included in Alcatel’s current report on Form 6-K filed on September 29, 2006, which we incorporate by reference into this joint consent solicitation statement/prospectus.

Lucent’s historical financial statements for the twelve-month period ended December 31, 2005 and the six-month period ended June 30, 2006 are presented in U.S. dollars and are derived from Lucent’s audited consolidated financial statements included in Lucent’s current report on Form 8-K, dated May 5, 2006, which we incorporate by reference into this joint consent solicitation statement/prospectus, and from Lucent’s unaudited quarterly financial statements included in Lucent’s quarterly reports on Form 10-Q for the quarterly periods ended December 31, 2005, March 31, 2006 and June 30, 2006, which we incorporate by reference into this joint consent solicitation statement/prospectus, as shown in the table below.

All data related to Lucent’s historical balance sheet as of June 30, 2006 and the pro forma adjustments to the balance sheets as of June 30, 2006 are translated into euros at the noon buying rate on June 30, 2006 of €1.00 = $1.2779.

All data related to Lucent’s statement of income for the twelve-month period ended December 31, 2005 and the pro forma adjustments to the statements of income for the year ended December 31, 2005 are translated into euros at an exchange rate of €1.00 = $1.2445, which was the average euro/dollar exchange rate for the twelve-month period ended December 31, 2005.

All data related to Lucent’s statement of income for the six-month period ended June 30, 2006 and the pro forma adjustments to the statements of income for the six-month period ended June 30, 2006 are translated into euros at an exchange rate of €1.00 = $1.2296, which was the average euro/dollar exchange rate for the six-month period ended June 30, 2006.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

SCHEDULE CALCULATING LUCENT STATEMENT OF INCOME FOR THE TWELVE-MONTH PERIOD ENDED DECEMBER 31, 2005 UNDER U.S. GAAP(1)(2)

	Twelve Months	Three Months	Three Months	Twelve Months
	Ended	Ended	Ended	Ended	Twelve Months
	September 30,	December 31,	December 31,	December 31,	Ended
	2005	2004	2005	2005	December 31,
	A	B	C	D = A + C − B	2005
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
					(In millions of
					euros, except
					per share data)(3)
	(In millions of dollars, except per share data)

Revenues	9,441	2,335	2,047	9,153	7,355
Cost of sales	(5,317)	(1,351)	(1,196)	(5,162)	(4,148)

Gross profit	4,124	984	851	3,991	3,207

Administrative and selling expenses	(1,696)	(385)	(656)	(1,967)	(1,581)
R&D expenses	(1,177)	(279)	(283)	(1,181)	(949)
Business restructuring	10	(1)	(1)	10	8

Income (loss) from operating activities	1,261	319	(89)	853	685

Other income (expense)	114	(46)	84	244	196
Interest expense	(341)	(89)	(83)	(335)	(269)

Income before taxes	1,034	184	(88)	762	612

Income taxes	151	(10)	(16)	145	117

NET INCOME (LOSS)	1,185	174	(104)	907	729

Weighted average number of existing shares (in millions):
— basic	4,426	4,403	4,452	4,438	4,438
— diluted	5,218	4,998	4,452	5,088	5,088

Net income (loss) per share:
— Basic earnings per share	0.27	0.04	(0.02)	0.20	0.16
— Diluted earnings per share	0.24	0.04	(0.02)	0.19	0.15

(1)	The purpose of this schedule is to reflect Lucent’s statement of income for the twelve-month period ended December 31, 2005. The schedule is not intended to be a U.S. GAAP presentation of Lucent’s results and is presented to reflect twelve months of results for purposes of comparison with Alcatel’s calendar year presentation.

(2)	Certain items included in Lucent’s annual statements of income for the fiscal year ended September 30, 2005 are derived from annual calculations including the net pension and postretirement benefit credit, employee incentive awards and income taxes, among other items. This schedule does not consider the impact of how these items would have been different had the fiscal year ended on December 31, 2005.

(3)	Translated solely for convenience into euros at the average rate for the twelve-month period ended December 31, 2005 of €1.00 = $1.2445.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

SCHEDULE CALCULATING LUCENT STATEMENT OF INCOME FOR THE SIX-MONTH
PERIOD ENDED JUNE 30, 2006 UNDER U.S. GAAP(1)

	Three Months	Three Months	Six Months
	Ended March 31,	Ended June 30,	Ended June 30,	Six Months Ended
	2006	2006	2006	June 30,
	A	B	C = A + B	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In millions of dollars, except per share data)			(In millions of
				euros, except
				per share data)(2)

Revenues	2,138	2,050	4,188	3,406
Cost of sales	(1,212)	(1,211)	(2,423)	(1,971)

Gross profit	926	839	1,765	1,435

Administrative and selling expenses	(384)	(370)	(754)	(613)
R&D expenses	(297)	(288)	(585)	(476)
Business restructuring	4	(7)	(3)	(2)

Income (loss) from operating activities	249	174	423	344

Other income (expense)	45	27	72	59
Interest expense	(82)	(82)	(164)	(133)

Income before taxes	212	119	331	270

Income taxes	(31)	(40)	(71)	(58)

NET INCOME (LOSS)	181	79	260	212

Weighted average number of existing shares (in millions):
— basic	4,463	4,479	4,471	4,471
— diluted	5,128	4,519	5,144	5,144

Net income (loss) per share:
— Basic earnings per share	0.04	0.02	0.06	0.05
— Diluted earnings per share	0.04	0.02	0.05	0.04

(1)	The purpose of this schedule is to reflect Lucent’s statement of income for the six-month period ended June 30, 2006. The schedule is not intended to be a U.S. GAAP presentation of Lucent’s results and is presented to reflect six months of results for purposes of comparison with Alcatel’s calendar year presentation.

(2)	Translated solely for convenience into euros at the average rate for the six-month period ended June 30, 2006 of €1.00 = $1.2296.

Note 2 — Historical Lucent and Alcatel adjustments

Note 2-a Historical Lucent adjustments

(1)  Adjustments of Lucent’s historical financial statements for differences between U.S. GAAP and IFRS

The unaudited pro forma condensed combined financial statements include adjustments to Lucent’s historical financial statements for the following differences between U.S. GAAP and IFRS:

•	Market-Related-Value Method. Under U.S. GAAP, Lucent uses the market-related-value method for determining the expected return on plan assets. IFRS does not allow the use of the market-related value method. A pro forma adjustment was made to Lucent’s statements of income for the twelve-month period

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

ended December 31, 2005 and the six-month period ended June 30, 2006 to disallow the use of the market-related value method in determining the expected return on plan assets. The market-related-value, as indicated in the notes to Lucent’s audited consolidated financial statements as of September 30, 2005, incorporates asset-related gains and losses over a period of five years and differs materially from the fair value of the plan assets as of January 1, 2005. The aggregate market-related value of pension and postretirement plan assets was $35.2 billion (€29.7 billion) and $37.7 billion (€31.8 billion) as of September 30, 2005 and 2004 respectively, which exceeded the fair value of plan assets by $6 million (€5 million) and $4 billion (€3.4 billion), respectively. This adjustment reduces by €273 million the pre-tax financial results shown in the unaudited pro forma condensed combined statements of income for the twelve-month period ended December 31, 2005 and by €0 million the pre-tax financial results shown in the unaudited pro forma condensed combined statements of income for the six-month period ended June 30, 2006. The use of the market-related-value method had a negative pre-tax effect of €208 million on the amount of amortization of the unrecognized gains and losses for the twelve-month period ended December 31, 2005 and of €0 million for the six-month period ended June 30, 2006, and has also been included in the IFRS adjustments. These unrecognized gains and losses are cancelled in the pro forma adjustments, as explained in Note 3-c(13). In aggregate, adjustments for market-related value totalled €481 million for the twelve-month period ended December 31, 2005 and €0 for the six-month period ended June 30, 2006. There is no adjustment in the unaudited pro forma condensed combined statement of income for the six-month period ended June 30, 2006, because the market-related-value is equal to the fair value of plan assets as of September 30, 2005. The amount of these adjustments are not necessarily the amounts that would have been reflected had Lucent actually adopted IAS 19 — Employee Benefits, which is referred to as IAS 19.

•	Minimum Liability Adjustment. Under U.S. GAAP, Lucent is required to make a minimum liability adjustment when its accumulated benefit obligations exceed the fair value of its plan assets. This adjustment is not permitted under IFRS, and accordingly, a pro forma adjustment was made to Lucent’s balance sheet as of June 30, 2006 to comply with IFRS requirements. This adjustment had been accounted for directly by Lucent in “Other accumulated comprehensive loss,” as disclosed in Note 9 — Employee Benefit Plans (pages F-59 to F-65) to Lucent’s audited consolidated financial statements as of September 30, 2005, which are included in Lucent’s current report on Form 8-K, dated May 5, 2006, which we incorporate into this joint consent solicitation statement/prospectus by reference.

•	Asset Ceiling. Under IFRS, plan assets are limited to the lower of: (i) the value resulting from applying IAS 19 and (ii) the net total present value of any available refund from the plan or reduction in future contributions to the plan. This limitation, known as an asset ceiling, is not permitted under U.S. GAAP. The net impact on equity as of June 30, 2006 of the adjustments related to the minimum liability adjustment and the asset ceiling is an increase of €839 million, consisting of a decrease of €1,774 million in prepaid pension costs and a decrease of €2,613 million of pensions, retirement indemnities and other post-retirement benefits.

The calculation of the asset ceiling impact assumes, among other things, that $2.2 billion is available to be transferred through a Section 420 transfer from Lucent’s occupational pension plan assets to fund its annual retiree health care benefits for formerly represented employees. The $2.2 billion of excess pension plan assets available for a Section 420 transfer was derived from the most recent ERISA valuation completed as of January 1, 2006. The PPA alters the manner in which liabilities and asset values are determined for the purpose of calculating required pension contributions and the timing and manner in which required contributions to under-funded pension plans would be made, as well as certain Section 420 amendments.

Although Section 420 legislative changes were included in the PPA, additional changes that Lucent is seeking are still being pursued as technical corrections. Lucent continues to work with its unions to seek these legislative changes, which would provide greater flexibility when using excess pension assets to fund retiree healthcare. The PPA does provide for what is called a “collectively bargained” transfer. Under this new type of transfer, pension assets in excess of 120% of pension plan funding obligations would be available to fund retiree healthcare costs.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Under a conventional transfer, the threshold is 125 percent. As of the January 1, 2006 valuation date, there were approximately $2.8 billion of pension assets that would be eligible for “collectively bargained” transfers to fund retiree healthcare costs for Lucent’s formerly represented retirees.

The expected future economic benefits related to pension plan assets that are considered in determining the asset ceiling is a complex matter. The methodology that will be followed upon the completion of the merger has not been finalized and may change from the methodology described above. In addition, changes in plan asset values, funding levels or legislation could result in significant changes in the asset ceiling. This could result in significant volatility in the results of operations or a reduction in the pension credit that could be recognized in the results of operations. The pension credit pertaining to Lucent’s occupational pension plan reflected in the pro forma results of operation was approximately €460 million and €280 million during the twelve months ended December 31, 2005 and six months ended June 30, 2006, respectively.

•	Deferred Taxes. The deferred tax impact of the above adjustments has been computed at an estimated tax rate of 39%, and represents a decrease in equity as of June 30, 2006 of €327 million (which is accounted for under the line item “Other non-current liabilities”) and an increase of net income of €188 million for the twelve months ended December 31, 2005 and of €0 million for the six-month period ended June 30, 2006.

The adjustments related to pensions are based on available information as of September 30, 2005, Lucent’s most recent fiscal year end. These adjustments are an estimation of the impact that will be calculated by actuaries once all information has been obtained for subsequent periods. Due to the material amounts of plan assets and pension and other post-retirement obligations of Lucent, differences between the estimated adjustments included in the unaudited pro forma condensed combined financial statements and their actual effect could be material.

Alcatel has not prepared a complete reconciliation of Lucent’s financial statements to IFRS. Such reconciliations are complex and are currently in progress. No pro forma adjustments other than those referred to above related to differences between IFRS and U.S. GAAP have been included in the unaudited pro forma condensed combined financial statements because Alcatel believes that, in the aggregate, no such adjustments would have a material impact on the pro forma information presented in this joint consent solicitation statement/prospectus. However, we cannot assure you that other reconciling items will not be material upon completion of a comprehensive review.

(2)	Reclassifications of specific line-items in the balance sheet and statement of income of Lucent under IFRS

Certain items included on Lucent’s historical balance sheet prepared in accordance with U.S. GAAP have been reclassified in the IFRS unaudited pro forma condensed combined balance sheet as of June 30, 2006 to conform with Alcatel’s presentation and conform with IFRS for pro forma purposes. The deferred tax assets (representing an amount of €249 million) that are considered as non-current under IFRS have been accordingly reclassified from current and non-current assets (in the amounts of €189 million and €60 million, respectively) and are presented as a specific line-item on the IFRS unaudited pro forma condensed combined balance sheet. Minority interests that are considered part of equity under IFRS have also been reclassified in an amount of €23 million from other non-current liabilities on a specific line-item. Capitalized software (for internal use and marketed software) has been reclassified as an intangible asset in the IFRS unaudited pro forma condensed combined balance sheet from its classification as “Other non-current assets” under U.S. GAAP, representing an amount of €286 million. Provisions for an amount of €778 million are presented on a specific line-item under IFRS, whereas they are included in current liabilities (for an amount of €432 million) and non-current liabilities (for an amount of €346 million) in the historical U.S. GAAP accounts of Lucent.

Certain reclassifications on the IFRS unaudited pro forma condensed combined statements of income for the twelve-month period ended December 31, 2005 and the six-month period ended June 30, 2006 are related to other income (expenses) of Lucent (in an amount of €196 million and €59 million respectively) that have been allocated to the “Financial result”, “Restructuring costs”, “Minority interests” and “Administrative and selling expenses”

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

line-items presented on the IFRS unaudited pro forma condensed combined statement of income for the twelve-month period ended December 31, 2005 and the six-month period ended June 30, 2006 (in the amounts of €161 million, €0 million, €4 million and €31 million, respectively for the twelve-month period ended December 31, 2005 and in the amounts of €58 million, (€7) million, (€2) million and €10 million, respectively for the six-month period ended June 30, 2006). Due to the specific and material nature of the Winstar litigation, as disclosed in Lucent’s quarterly report on Form 10-Q for the quarterly period ended December 31, 2005, a charge has been set forth on a specific line-item, “Litigation and settlement,” in the statement of income (in an amount of €223 million) and reclassified from “Administrative and selling expenses” to this specific caption in the statement of income for the twelve-month period ended December 31, 2005. Another reclassification is related to the amortization of capitalized software (marketed software) which is presented in research and development expense under IFRS and as “Cost of sales” for an amount of €193 million in Lucent’s historical statements of income for the twelve-month period ended December 31, 2005 and of €98 million for the six-month period ended June 30, 2006.

Share-based payments have also been reclassified under IFRS in “Other operating income (expenses)” in an amount of €40 million from “Cost of sales,” “R&D expenses” and “Administrative and selling expenses” in the amounts of €2 million, €8 million and €30 million, respectively for the twelve-month period ended December 31, 2005 and in an amount of €32 million from “Cost of sales,” “R&D expenses” and “Administrative and selling expenses” in the amounts of €4 million, €10 million and €18 million, respectively for the six-month period ended June 30, 2006.

The other main reclassification is related to the pension and other post-retirement benefit net credit. As indicated in Alcatel’s 2005 Form 20-F, as amended, the expense resulting from the change in net pension and other post-retirement obligations is recorded in “Income (loss) from operating activities” or in “Other financial income (loss)” depending upon the nature of the underlying obligation. The financial portion of the pension and other post-retirement benefit net credit of Lucent has been reclassified from “Income (loss) from operating activities” (of which €209 million is in “Cost of sales”, €249 million is in “R&D expenses” and €215 million is in “Administrative and selling expenses”) to “Financial result” representing, a credit of €673 million for the twelve-month period ended December 31, 2005. The corresponding adjustment for the six-month period ended June 30, 2006 represents a reclassification from “Income (loss) from operating activities” (of which €74 million is in “Cost of sales”, €86 million is in “R&D expenses” and €79 million is in “Administrative and selling expenses”) to “Financial result” representing, a credit of €239 million.

As a result of the reclassifications described above, cost of sales increased by €14 million, administrative and selling expenses decreased by €69 million, R&D expenses increased by €434 million, litigation and settlement expenses increased by €223 million, other operating income (expenses) decreased by €40 million, financial result increased by €834 million, other income (expense) decreased by €196 million and minority interests decreased by €4 million for the twelve-month period ended December 31, 2005. And for the six-month period ended June 30, 2006, cost of sales decreased by €28 million, administrative and selling expenses increased by €51 million, R&D expenses increased by €174 million, restructuring costs increased by €7 million, other operating income (expenses) decreased by €32 million, financial result increased by €297 million, other income (expense) decreased by €59 million and minority interests increased by €2 million.

Note 2-b Historical Lucent U.S. GAAP reclassification

(3)  Minority Interests

Minority interests of €23 million have been reclassified as a specific line-item to conform to the presentation used by Alcatel in its balance sheet as of June 30, 2006.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Note 2-c Historical Alcatel U.S. GAAP adjustments

(4)  Homogenization of U.S. GAAP standards applied

As a foreign private issuer and in accordance with regulations of the SEC with respect to the use of the proportionate consolidation method, Alcatel discloses summarized financial information with respect to Alcatel’s proportion of the balance sheet, statement of income and cash flow data of consolidated entities in Alcatel’s 2005 Form 20-F, as amended, but entities consolidated using proportionate consolidation under IFRS are not adjusted in Alcatel’s condensed balance sheet under U.S. GAAP, as disclosed in Alcatel’s 2005 Form 20-F, as amended and Form 6-K filed on September 29, 2006.

Upon completion of the Thales transaction, certain of Alcatel’s businesses will no longer be accounted for using the proportionate method of consolidation under IFRS and U.S. GAAP using the accommodation referred to above. Further, under U.S. GAAP, Lucent accounts for its interests in joint ventures using the equity method of accounting. For the purposes of presenting the unaudited pro forma condensed combined financial statements under U.S. GAAP, the amounts related to Alcatel’s interest in its joint ventures have been adjusted to the equity method of accounting.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

The tables below reflect the impact of these adjustments on the unaudited pro forma condensed combined balance sheet as of June 30, 2006 and the unaudited pro forma condensed combined statements of income for the twelve-month period ended December 31, 2005 and the six-month period ended June 30, 2006.

Proportionate
Consolidation
As of June 30, 2006	Adjustment
(In millions of euros)

ASSETS
Cash and cash equivalents	(35)
Other debtors and assets held for sale	(119)
Trade receivables and related accounts, net	(533)
Inventories, net	(177)

Current assets	(864)

Other investments and other non-current assets, net	(161)
Share in net assets of equity affiliates	1,006
Property, plant and equipment, net	(169)
Acquisition goodwill	(776)
Other intangible assets, net	(139)

Non-current assets	(239)

TOTAL ASSETS	(1,103)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Other current liabilities	(198)
Trade payables	(308)
Accrued contract costs and other accrued liabilities	(90)
Customer deposits and advances	(243)
Short term financial debt	(86)
Current liabilities	(925)
Other long-term liabilities	(99)
Bonds and notes issued and other financial debt — long-term part	—
Accrued pensions and retirement obligations	(78)
Non-current liabilities	(177)
Minority interests	(1)
Shareholders’ equity	—
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	(1,103)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

	Proportionate Consolidation Adjustment
	For the Six-Month	For the Twelve-Month
	Period Ended	Period Ended
	June 30,	December 31,
	2006	2005
	(In millions of euros)

Net sales	(494)	(565)
Cost of sales	341	373

Gross profit	(153)	(192)

Administrative and selling expenses	64	66
R&D expenses and purchased in-process R&D	58	97
Restructuring costs	3	6

Income (loss) from operations	(28)	(23)

Interest expense on notes mandatorily redeemable for shares and other interest expenses	8	6
Gain/(loss) on sale of stocks in subsidiaries	7	32

Income before amortization of goodwill, tax and discontinued operations	(13)	15

Share in net income (losses) of equity affiliates	11	39
Income tax	2	(54)
Minority interests	—	—

Income (loss) from continuing operations	—	—

Income (loss) from discontinued operations	—	—
NET INCOME (LOSS)	—	—

In the statement of income for the twelve-month period ended December 31, 2005 “Minority interests” (€35 million) and “Interest income and other financial income, net” (€114 million) have been reclassified in “Other income (expenses)” to be consistent with Lucent’s presentation for an amount of €79 million. “Other reserves” have been reclassified in the amount of €470 million in “Other long-term liabilities.” “Prepaid pension costs” have been reclassified in the amount of €76 million from “Other investments and other non-current assets, net.”

In the statement of income for the six-month period ended June 30, 2006 “Minority interests” (€27 million) and “Interest income and other financial income, net” (€45 million) have been reclassified in “Other income (expenses)” to be consistent with Lucent’s presentation for an amount of €18 million. “Other reserves” have been reclassified in the amount of €435 million in “Other long-term liabilities.”

No other U.S. GAAP homogenization adjustments related to historical Alcatel financial data have been made in the U.S. GAAP unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Note 3 — Pro forma adjustments

Note 3-a — Purchase Price Computation and Allocation

The following is a preliminary estimate of the value of the purchase price under both IFRS and U.S. GAAP:

Purchase price computation under IFRS and U.S. GAAP

	Under IFRS	Under U.S. GAAP

Number of Lucent common stock outstanding as of September 30, 2006	4,485,049,470	4,485,049,470
Treasury stock as of September 30, 2006	(1,289,504)	(1,289,504)
Exchange ratio per share (1,952 Alcatel ordinary shares exchanged for 10,000 Lucent ordinary shares tendered)	0.1952	0.1952

Total number of Alcatel ordinary shares to be issued	875,229,945	875,229,945

Multiplied by Alcatel’s stock price (in euros) as of September 30, 2006, as an approximation for the stock price at the effective date of the merger	9.630
Multiplied by Alcatel’s average stock price (in euros) for the period beginning two days before and ending two days after the April 2, 2006 announcement of the merger		13.045

Fair value of Alcatel ordinary shares issued (in millions of euros)	8,429	11,417
Fair value of outstanding warrants (in millions of euros)	36	36
Fair value of outstanding stock-options and similar equity awards (in millions of euros)	107	191
Estimated transaction costs (in millions of euros)	38	38

Estimated purchase price (in millions of euros)	8,610	11,682

Alcatel’s estimated direct transaction costs amount to €38 million under both IFRS and U.S. GAAP (Lucent’s costs are expensed as incurred). These amounts are before tax. The estimated cost of issuing Alcatel ADSs has not been taken into account (these costs are estimated to be €2 million, and are accounted for as a reduction of the proceeds from the issuance of Alcatel ADSs).

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Purchase Price Allocation

	As of June 30,	As of June 30,
	2006	2006
	IFRS	U.S. GAAP
	(In millions of euros)

Book value of net assets acquired as of June 30, 2006	1,046	534

Allocation of purchase price:
— Trade name	600	600
— Acquired technologies — core technologies	2,800	2,800
— Acquired technologies — product technologies	900	900
— Customer relationship	1,500	1,500
— In-process research and development	600	600
— Equity component of convertible debt	257	—
— Write-off of existing other intangible assets (excluding goodwill)	(297)	(297)
— Write-off of historical goodwill	(386)	(386)
— Write-up of finished goods and work in progress	318	318
— Adjustments on pension and other post-retirement benefits	(4,286)	(1,673)
— Deferred taxes on the above adjustments	(932)	(1,618)
— Deferred compensation	27	27
— Goodwill (residual balance not allocated)	6,463	8,377

Estimated purchase price	8,610	11,682

Under both IFRS and U.S. GAAP, goodwill is not amortized, but is tested for impairment at least annually.

The fair value of Lucent’s technologies, customer relationships and IPR&D is based upon the preliminary estimates of Lucent and Alcatel managements. A valuation performed in accordance with IFRS and U.S. GAAP would entail determining the fair value of Lucent’s technologies, IPR&D and customer relationships acquired in business combinations based on different valuation techniques, such as projection of discounted cash flows derived from income statement projections. The revenue projection used to value IPR&D would be based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by Lucent and its competitors. Future net cash flows from such projects are based on the estimates of Lucent and Alcatel managements of such projects’ cost of sales, operating expenses and income taxes.

With respect to inventories, a portion of the purchase price has been tentatively allocated to the fair value of finished goods and work in progress. The amount allocated has been determined based upon available information and corresponds to Alcatel’s and Lucent’s best estimate at the date of this joint consent solicitation statement/prospectus of the difference between the selling prices less the sum of (i) costs to complete the work in progress, and (ii) a reasonable profit allowance after completing work in progress and the selling effort (for both finished goods and work in progress) based on profit for similar goods. No assurance can be given that the definitive purchase price allocation will confirm Alcatel’s and Lucent’s estimates.

Lucent’s pension and post-retirement assets and liabilities have not been adjusted to take into account Alcatel’s actuarial assumptions. It has been assumed that the expected return rate on plan assets used by Lucent (8.50%, to be compared with a rate of 5.37% used by Alcatel for North America) was justified by an allocation of plan assets that differs materially from the allocation of assets chosen by Alcatel in the same geographical area. Furthermore, Alcatel and Lucent have assumed that the return on assets will approximate the expected return, based on the assumptions used by Lucent. The pro forma adjustments related to pension and other post-retirement benefits take

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

into account the cancellation of unrecognized actuarial gains and losses, the Minimum Liability Adjustment, which is referred to as MLA, under U.S. GAAP and the asset ceiling under IFRS.

These adjustments are based on information for Lucent as of September 30, 2005, Lucent’s most recent fiscal year end prior to June 30, 2006. These adjustments are an estimation of the impact that will be calculated by actuaries once all information has been obtained. Due to the material amounts of plan assets and pension and other post-retirement obligations related to Lucent, differences between the estimated adjustments taken into account in the pro forma condensed combined financial statements and the actual effects could be material.

No fair value of contingent liabilities has been taken into account in the purchase price allocation.

Note 3-b — Pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2006 under IFRS

(5)  Allocation of purchase price

The allocation of the estimated purchase price has been adjusted to reflect the difference between the estimated IFRS adjusted book value and the fair value of Lucent net assets, and also the accrual of estimated direct transaction costs of €38 million before tax. To account for the differences between the estimated IFRS adjusted book value and the fair value of Lucent net assets, adjustments have been made to:

•	Record identifiable intangible assets at fair value for an amount of €6,103 million (consisting of the recognition of €6,400 million and the write-off of existing intangible assets (mainly capitalized marketed software) in the amount of −€297 million).

•	Increase benefit liability to the funded status (elimination of unrecognized actuarial gains and losses and unrecognized prior service costs) as of September 30, 2005 as disclosed in Note 9 — Employee Benefit Plan (pages F-59 to F-65) to the audited consolidated financial statements contained in Lucent’s current report on Form 8-K, dated May 5, 2006: −€4,286 million (of which €1,207 million is a decrease of prepaid pension costs and €3,079 million is an increase of pensions, retirement indemnities and other post-retirement benefits).

•	Increase inventories and work in progress for an amount corresponding to the estimated difference between (a) selling prices less the sum of (i) the cost to complete work in progress, (ii) the cost of disposal and (iii) a reasonable profit allowance for the completing and selling effort and (b) the carrying amount: €318 million.

•	Account for the equity component calculated on the date of completion of the merger of the convertible bonds issued by Lucent that were outstanding as of June 30, 2006. If a financial instrument contains both a liability and an equity component, such components must be classified separately as financial liabilities or equity instruments under IAS 32 Financial Instruments: Disclosure and Presentation, which is referred to as IAS 32. These requirements differ from those of U.S. GAAP. The impact on the unaudited pro forma condensed combined balance sheet is an increase in equity and a decrease in debt for an estimated amount of €257 million.

•	Record additional goodwill corresponding to the transaction: €6,077 million (of which €6,463 was the residual balance not allocated and €386 million was a write-off of historical goodwill).

•	Compute deferred taxes on the above adjustments: −€932 million (see comments in Note 3-c(15)).

Accounting treatment of convertible bonds issued by Lucent.  Alcatel and Lucent performed a preliminary analysis regarding the convertible bonds of Lucent outstanding as of June 30, 2006 and reached the conclusion that an equity component should be classified separately in accordance with the provisions of IAS 32, which states that financial instruments that contain both liability and equity components shall be accounted for separately as financial liabilities and equity instruments (split accounting). These IFRS requirements differ from those of U.S. GAAP. Because the convertible bonds are initially convertible into shares of Lucent common stock and following the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

effective date of the merger will entitle the holders to receive Alcatel ADSs, Alcatel and Lucent made the assumption that it was part of a new contract and applied the split accounting treatment referred to above as of the effective date of the merger.

Based on the respective fair values of those components, the impact to the balance sheet is an increase in equity and a corresponding decrease in the liability component of the convertible bonds of an estimated amount of €257 million. The increase in equity related to the equity component of the convertible debt of Lucent has been estimated based upon pricing of these compound financial instruments made as of September 30, 2006. IAS 32 requires that the issuer of a bond convertible into ordinary shares first determines the carrying amount of the liability component by measuring the fair value of a similar liability that does not have an associated equity component. The carrying amount of the equity instrument represented by the option to convert the instrument into ordinary shares is then determined by deducting the fair value of the financial liability from the fair value of the compound financial instrument as a whole. Because the Lucent convertible debt features are complex, Alcatel and Lucent are still performing certain analysis regarding the parameters that eventually will be used when finalizing the purchase price allocation. Also, the carrying amounts to be allocated to the debt and the equity components of the convertible debt will depend on the quoted values of the debt upon closing of the merger. The final allocation will be determined at the effective date of the merger and could significantly differ from the current estimates reflected in the unaudited pro forma condensed combined pro forma financial statement.

The accounting policy set forth above could also be subject to future changes that may arise from new interpretations that could be issued by the International Financial Reporting Interpretations Committee or the International Accounting Standards Board as substantially similar matters have recently been discussed by them.

(6)  Adjustments to shareholders’ equity

Adjustments in the aggregate amount of €8,009 million have been made to adjust the shareholders’ equity for the following purposes:

•	to remove the historical balance of Lucent: €534 million decrease;

•	to record the fair value of all vested stock options and similar equity-based compensation (see discussion below in the section entitled “Share-based payment adjustments”): €80 million increase;

•	to record the fair value of outstanding warrants: €36 million increase; the outstanding warrants have not been included in determining the number of Alcatel ordinary shares and Alcatel ADSs to be issued as purchase price under the assumption that they will not be exercised upon completion of the merger;

•	to record the estimated fees related to the issuance of new Alcatel ADSs by Alcatel: €2 million decrease; and

•	to record the amounts related to the issuance of Alcatel ADSs by Alcatel in the merger (€8,429 million increase), excluding the amount allocated to the transaction costs.

(7)  Estimated transaction costs and issuance fees

To record in cash the €38 million (before tax) estimated costs related to the merger and the €2 million of estimated fees with respect to the issuance of Alcatel ADSs in the merger.

(8)  Share-based payment adjustments

As indicated in the merger agreement, each outstanding option to purchase shares granted under Lucent’s compensation or benefit plans or agreements pursuant to which shares may be issued (excluding the Lucent 2001 employee stock purchase plan), whether vested or not vested, will be converted into a right to acquire, on the same terms and conditions as were applicable under such Lucent stock option prior to the effective date of the merger, the number of Alcatel ordinary shares determined by multiplying the number of stock options granted by Lucent by the exchange ratio, at an exercise price per Alcatel ordinary share equal to the product of (a) the quotient of (i) the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

U.S. dollar exercise price per share otherwise purchasable pursuant to such Lucent stock option, divided by (ii) the exchange ratio, multiplied by the (b) euro exchange rate. The euro exchange rate shall equal the noon buying rate for euros as announced by the Federal Reserve Bank of New York on the date of completion of the merger.

As prescribed by IFRS 2 Share-based Payment, which is referred to as IFRS 2, and IFRS 3 Business Combination, which is referred to as IFRS 3, unvested stock options or awards granted by an acquirer in exchange for stock options or awards held by employees of the acquiree shall be considered to be part of the purchase price for the acquiree, and the fair value (at the effective time of the merger) of the new (acquirer) awards shall be included in the purchase price. However, as service is required subsequent to the effective time of the merger in order to vest the new awards granted, a portion of this fair value is allocated to unearned compensation (reflected in equity) and recognized as compensation expense over the remaining vesting period. These entries will therefore increase equity at the effective date of the merger for an amount corresponding to the fair value of vested replacement awards, and a similar increase of goodwill.

The fair value of the replacement awards used in the unaudited pro forma condensed combined financial statements has been determined as of September 30, 2006 with assumptions related to Alcatel ordinary shares and information set forth in the notes to the audited financial statements of Lucent as of September 30, 2005 and unaudited interim financial statements of Lucent as of June 30, 2006, using a Cox Ross and Rubinstein valuation model. As some of the parameters used in the valuation, such as the implied volatility, differ materially between Lucent and Alcatel ordinary shares, the fair value determined and the future impact on compensation costs could differ materially from information disclosed in Lucent’s quarterly reports for the three months ended March 31, 2006 and June 30, 2006 on Forms 10-Q dated May 9, 2006 and August 8, 2006, respectively.

Under IFRS, the estimated fair value of outstanding stock awards as of September 30, 2006 amounts to €107 million, consisting of €80 million for vested options and €27 million for unvested options. Of the fair value of unvested options as of January 1, 2005, €57 million have been taken into account in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005, as they represent options that vest in 2005. Of the fair value of unvested options as of January 1, 2006, €25 million have been taken into account in the unaudited pro forma condensed combined statement of income for the six-month period ended June 30, 2006, as they represent options that vest in the six-month period ended June 30, 2006. All compensation costs related to stock options or similar equity based compensation included in the historical Lucent financial statements used in the unaudited pro forma condensed combined statements of income for the year ended December 31, 2005 and for the six-month period ended June 30, 2006 (representing amounts of €40 million and €32 million, respectively) have been eliminated, as the fair value of the replacement awards has been taken into account in place of the prior Lucent awards. The net adjustment is a compensation expense of €15 million for the year ended December 31, 2005 and a decrease of the compensation expense for an amount of €8 million for the six-month period ended June 30, 2006, recorded in the “Other operating income (expenses)” line item of the unaudited pro forma condensed combined statements of income.

Note 3-c — Pro forma adjustments on the unaudited pro forma condensed combined statements of income for the year ended December 31, 2005 and the six-month period ended June 30, 2006 under IFRS

(9)	Amortization of intangible assets (acquired technologies, IPR&D and customer relationships) at fair value

An adjustment has been made to record the amortization expense related to the value of identifiable intangible assets from the purchase price for approximately €491 million for the year ended December 31, 2005 and €242 for the six-month period ended June 30, 2006. These adjustments have been reflected as “Research and development costs” for the amortization of acquired technologies and IPR&D for amounts of €324 million for the year ended December 31, 2005 and €158 million for the six-month period ended June 30, 2006 and in “Administrative and selling expenses” for the amortization of the customer relationships for amounts of €167 for the year ended

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

December 31, 2005 and €84 for the six-month period ended June 30, 2006. The classification of the amortization may ultimately change based on the nature of the fair value assigned to the intangible assets in the final purchase price allocation upon completion of the merger.

The amount of the adjustments also reflects the elimination of the historical amortization related to existing intangible assets (mainly resulting from capitalized marketable software) in the amount of €206 million during the year ended December 31, 2005 and €107 million during the six-month period ended June 30, 2006.

(10)  To record the interest costs related to the financing of the estimated transaction costs

An adjustment has been made to record the interest costs related to the financing of the estimated transaction costs, which were computed using an effective interest rate of 3.56%, for an amount of approximately €1 million for the year ended December 31, 2005 and €1 million for the six-month period ended June 30, 2006. The interest rate corresponds to the interest rate that will be applied on incremental borrowing by Alcatel.

(11)  Share-based payment adjustments

As described above in Note 3-b(8), the net pro forma adjustment related to share-based payments is a compensation expense of €15 million for the year ended December 31, 2005 and a decrease in the compensation expense of €8 million for the six-month period ended June 30, 2006, recorded in the “Other operating income (expenses)” line item of the unaudited pro forma condensed combined statements of income.

(12)  Impact of the allocation of the purchase price to the inventories and work in progress

As described above in Note 3-b(5), part of the purchase price has been allocated to inventories and work in progress, to take into account the difference between the selling price of these assets less the reasonable costs of completion and a reasonable profit allowance for the completion and remaining selling efforts and their carrying amount. It is likely that this part of the allocation of the purchase price will be reversed in the statement of income during the first year following the effective time of the merger (under the assumption that such inventories will be sold within one year), resulting in an increase in cost of sales of €327 million, before tax for the year ended December 31, 2005. The amount net of tax represents a charge of €199 million that will be fully recognized in the first two quarters following the effective time of the merger and will have no further effect on following periods. The corresponding impact in the statement of income for the six-month period ended June 30, 2006 is an increase in cost of sales of €331 million before tax. The amount net of tax represents a charge of €202 million that will be fully recognized in the first two quarters following the effective time of the merger.

(13)	Cancellation of the amortization of unrecognized actuarial gains and losses and unrecognized prior service costs

As the pension and other post-retirement benefits assets and liabilities have been accounted for at fair value in the allocation of the purchase price, the amortization of unrecognized actuarial gains and losses and unrecognized prior service costs accounted for in the historical Lucent statements of income and adjusted due to the use of market-related value that is not permitted under IFRS (see discussion in Note 2-a above) have been cancelled in the pro forma adjustments, representing a positive impact of €302 million on the financial result and a positive impact of €6 million, €7 million and €7 million in cost of sales, administrative and selling expenses and research and development costs, respectively for the year ended December 31, 2005 and a positive impact of €99 million on the financial result and a negative impact of €2 million, €2 million and €1 million in cost of sales, administrative and selling expenses and research and development costs, respectively for the six-month period ended June 30, 2006.

(14)  Amortization of equity component of convertible debt

The impact on interest expense in the statement of income from the amortization of the equity component of convertible debt until its maturity has been taken into account in the unaudited pro forma condensed combined

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

statements of income. The impact is an increase in interest expense of €14 million for the year ended December 31, 2005 and €7 million for the six-month period ended June 30, 2006.

(15)  Deferred taxes impact

The effect on deferred taxes of the pro forma adjustments, computed using a rate of 39%, is a net increase of €279 million in net income for the year ended December 31, 2005 and €232 million for the six-month period ended June 30, 2006.

No deferred tax asset related to the carry-forward of unused tax losses of Alcatel or Lucent that have not been recognized in their respective historical financial statements have been included in the pro forma adjustments, as it is not possible to assess whether the utilization of such tax losses in the future is probable. In its historical financial statements for the year ended September 30, 2005, Lucent has recorded an income tax benefit of $357 million (€287 million) from the reversal of a portion of its valuation allowance. Similar amounts attributed to the twelve months ending December 31, 2005 are $264 million (€212 million). For the purposes of preparing the unaudited pro forma condensed combined information, this income tax benefit has not been eliminated from the historical financial statements of Lucent in arriving at pro forma net income, as the adjustment is not directly affected by the merger.

As prescribed by IFRS and U.S. GAAP, Alcatel has a twelve-month period beginning on the effective time of the merger to complete the purchase price allocation and determine if some deferred tax assets related to the carry-forward of unused tax losses of Lucent that have not been recognized in historical Lucent financial statements should be recognized in the financial statements of the combined company. If any deferred tax assets related to the merger are recognized in the future actual financial statements of the combined company, the impact will be accounted for in the statement of income (for the combined company’s tax losses not yet recognized), but the goodwill will be impaired accordingly (only for Lucent’s tax losses not yet recognized).

As indicated in paragraph 67 of IAS 12 Income taxes, which is referred to as IAS 12, as a result of a business combination, an acquirer may consider it probable that it will recover its own deferred tax asset that was not recognized before a business combination. For example, an acquirer may be able to utilize the benefit of its unused tax losses against the future taxable profit of the acquiree. In such cases, the acquirer recognizes a deferred tax asset, but does not include it as part of the accounting for the business combination, and therefore does not take it into account in determining the goodwill or the amount of any excess of the acquirer’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities over the cost of the combination. In addition, paragraph 68 of IAS 12 provides that if the potential benefit of the acquiree’s income tax loss carry-forwards or other deferred tax assets does not satisfy the criteria in IFRS 3 for separate recognition when a business combination is initially accounted for, but is subsequently realized, the acquirer shall recognize the resulting deferred tax income in profit or loss. In addition, the acquirer shall:

•	reduce the carrying amount of goodwill to the amount that would have been recognized if the deferred tax asset had been recognized as an identifiable asset from the acquisition date; and

•	recognize the reduction in the carrying amount of goodwill as an expense.

Note 3-d — Pro forma adjustments on the unaudited pro forma condensed combined balance sheet as of June 30, 2006 under U.S. GAAP

(16)  Allocation of purchase price

The allocation of the estimated purchase price has been adjusted to reflect the difference between the U.S. GAAP book value and the fair value of Lucent net assets, and also the estimated direct transaction costs of

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

€38 million before tax. To account for the differences between the U.S. GAAP book value and the fair value of Lucent net assets, adjustments have been made to:

•	record identifiable intangible assets at fair value in an amount of €5,800 million and to write-off existing intangible assets in an amount of −€297 million, of which €204 million related to capitalized marketed software recorded in other non-current assets;

•	increase benefit plan liability to fair value (cancellation of unrecognized actuarial gains and losses and unrecognized prior service costs, net of the related impact on the additional minimum liability adjustment), as disclosed in Note 9 — Employee Benefit Plans (pages F-59 to F-65) to the audited consolidated financial statements contained in Lucent’s current report on Form 8-K, dated May 5, 2006: −€1,673 million (of which €1,207 million is a decrease of prepaid pension costs and €466 million is an increase of accrued pensions and retirement obligations);

•	increase inventories and work in progress for an amount corresponding to the estimated difference between (a) selling prices less the sum of (i) the cost to complete work in progress, (ii) the cost of disposal and (iii) a reasonable profit allowance for the completing and selling effort, and (b) the carrying amount: €318 million;

•	record additional goodwill corresponding to the transaction: €7,991 million (of which €8,377 was the residual balance not allocated, and €386 was a write-off of historical goodwill); and

•	compute deferred taxes on the above adjustments: −€1,618 million (see comments in Note 3-e(26)).

(17)  To adjust shareholders’ equity

Adjustments in the aggregate amount of €10,481 million have been made to adjust shareholders’ equity for the following purposes:

•	to eliminate the historical balance of Lucent: €534 million decrease;

•	to record the preliminary estimate of the fair value of in-process research & development: €600 million decrease;

•	to record the fair value of all outstanding stock options computed at announcement date and similar equity-based compensation less the fair value of the unvested portion computed at the closing date of the merger (see discussion in Note 3-d(19)): €164 million increase;

•	to record the fair value of outstanding warrants: €36 million increase; the outstanding warrants have not been included in determining the number of Alcatel ordinary shares and Alcatel ADSs to be issued as purchase price under the assumption that they will not be exercised upon completion of the merger. Assuming that all of the outstanding warrants are exercised prior to the completion of the merger, it would increase the purchase price by €471 million;

•	to record the estimated fees related to the issuance of new Alcatel ADSs: €2 million decrease; and

•	to record the issuance of Alcatel ADSs (€11,417 million increase) in the merger, excluding the amount allocated to transaction costs.

(18)  Estimated transaction costs and issuance fees

To record in cash the €38 million (before tax) estimated costs related to the merger and the €2 million of estimated issuance fees.

(19)  Share-based payment adjustments

As indicated in the merger agreement, each outstanding option to purchase shares granted under Lucent’s compensation or benefit plans or agreements pursuant to which shares may be issued (excluding the Lucent 2001

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

employee stock purchase plan), whether vested or not vested, will be converted into a right to acquire, on the same terms and conditions as were applicable under such Lucent stock option prior to the effective date of the merger, the number of Alcatel ordinary shares determined by multiplying the number of stock options granted by Lucent by the exchange ratio, at an exercise price per Alcatel ordinary share equal to the product of (a) the quotient of (i) the U.S. dollar exercise price per share otherwise purchasable pursuant to such Lucent stock option, divided by (ii) the exchange ratio, multiplied by (b) the euro exchange rate. The euro exchange rate shall equal the noon buying rate for euros as announced by the Federal Reserve Bank of New York for the closing date.

As prescribed by FASB Statement No. 123(R) — Share based payment, unvested stock options or awards granted by an acquirer in exchange for stock options or awards held by employees of the acquiree shall be considered to be part of the purchase price for the acquiree, and the fair value (at the effective time of the merger) of the new (acquirer) awards shall be included in the purchase price. However, as service is required subsequent to the effective time of the merger in order to vest the new awards granted, a portion of the fair value (determined at the closing date of the merger) of the unvested awards shall be allocated to unearned compensation (in the equity) and recognized as compensation costs over the remaining vesting period. These entries will therefore increase the equity at the consummation date of the merger in an amount corresponding to the fair value of vested replacement awards, together with a corresponding increase in goodwill.

Under U.S. GAAP, the estimated fair value of outstanding stock awards, at the date the merger was announced, amounts to €230 million and the fair values calculated as of September 30, 2006 of unvested replacement awards amounts to €27 million as of June 30, 2006. The fair value of options which have vested during the year ended December 31, 2005 and the six-month period ended June 30, 2006, representing a compensation cost included in the unaudited pro forma condensed combined statements of income for the year ended December 31, 2005 and the six-month period ended June 30, 2006 of €55 million and €25 million respectively . All compensation costs related to stock options or similar equity-based compensation included in the historical Lucent financial statement used in the unaudited pro forma condensed combined statement of income (representing an amount of €40 million for the year ended December 31, 2005 and €32 million for the six-month period ended June 30, 2006) have been eliminated, as the fair value of the replacement awards for the statement of income for the year ended December 2005 and the six-month period ended June 30, 2006 are included in place of the prior Lucent awards accounted for in the respective historical statements of income. The net adjustment is a compensation cost of €15 million recorded in cost of sales, administrative and selling expenses and R&D expenses for €1 million, €11 million and €3 million, respectively for the year ended December 31, 2005 and a decrease of the compensation cost of €8 million recorded in cost of sales, administrative and selling expenses and R&D expenses for €1 million, €6 million and €1 million, respectively for the six-month period ended June 30, 2006.

The statements of income pro forma adjustments have been calculated based upon the fair value of replacement awards vested during the period due to the fact that both Lucent and Alcatel were applying FASB Statement No. 123(R) — Share-based payment, which is referred to as SFAS No. 123(R), as of January 1, 2006, the date at which the merger is assumed to be completed in the unaudited pro forma condensed combined statement of income for the six-month period ended June 30, 2006. As newly adopted accounting standards are consistently applied to all period presented, it has been considered that SFAS No. 123(R) was also applied for the statement of income for the year ended December 31, 2005.

The difference between Alcatel’s compensation expense related to share-based payment calculated at fair value as prescribed by SFAS No. 123(R) (representing an amount as €168 million as disclosed in the Form 20-F page F-137) and the amount already accounted for in the IFRS consolidated statement of income for the year ended December 31, 2005 (representing an amount of €69 million) has been accounted for accordingly for an amount of €99 million in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 in cost of sales, Administrative and selling expenses and R&D expenses for €32 million, €41 million and €26 million, respectively.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Note 3-e -Pro forma adjustments in the unaudited pro forma condensed combined statements of income for the year ended December 31, 2005 and the six-month period ended June 30, 2006 under U.S. GAAP

(20)	Amortization of intangible assets (acquired technologies and customer relationship) and expensing of IPR&D at fair value

An adjustment has been made to record the amortization expense related to the value of acquired technologies from the purchase price allocation, which are being amortized in “Research and development costs” over their estimated useful life (five years), for approximately €224 million for the year ended December 31, 2005 and €107 million for the six-month period ended June 30, 2006, in “Administrative and selling expenses” for the customer relationships for approximately €166 million for the year ended December 31, 2005 and €83 million for the six-month period ended June 30, 2006 and to expense the IPR&D accounted for in the purchase price allocation for an amount of €600 million (for the statements of income for the year ended December 31, 2005 and for the six-month period ended June 30, 2006).

The amount of the adjustments also reflect the elimination of the historical amortization related to existing intangible assets (mainly resulting from capitalized marketable software) in the amount of €206 million during the year ended December 31, 2005 and €107 million during the six-month period ended June 30, 2006.

The classification and amount of the amortization may ultimately change based on the nature of the fair value assigned to the intangible assets in the final purchase price allocation upon completion of the merger.

(21)  To record interest expense related to the financing of the estimated transaction costs

An adjustment has been made to record the interest expense related to the financing of the estimated transaction costs, which were computed using an effective interest rate of 3.25%, in an amount of approximately €1 million for the year ended December 31, 2005 and €1 million for the six-month period ended June 30, 2006.

(22)  Share-based payment adjustments

As described above, the net pro forma adjustment related to share-based payment is recorded as a compensation expense of €114 million, and included in cost of sales, administrative and selling expenses and R&D expenses for €33 million, €52 million and €29 million, respectively for the year ended December 31, 2005 and a decrease of the compensation expense of €8 million for the six-month period ended June 30, 2006 included in cost of sales, administrative and selling expenses and R&D expenses for €1 million, €6 million and €1 million, respectively.

(23)  Follow-up of the allocation of the purchase price to inventories and work in progress

As described above, part of the purchase price has been allocated to the fair value of inventories and work in progress to take into account the difference between the selling price of these assets less reasonable costs of completion, a reasonable profit allowance for the completion and remaining selling efforts and their carrying amounts. It is expected that this portion of the allocation of the purchase price will be reversed in the statement of income during the first year following the effective time of the merger, representing a pre-tax reduction in cost of sales of €327 million for the year ended December 31, 2005. The amount net of tax represents a charge of €199 million that will be fully recognized in the first two quarters following the effective time of the merger and will have no further effect on following periods. The corresponding impact in the statement of income for the six-month period ended June 30, 2006 is an increase in cost of sales of €331 million before tax. The amount net of tax represents a charge of €202 million that will be fully recognized in the first two quarters following the effective time of the merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

(24)	Cancellation of the amortization of unrecognized actuarial gains and losses and unrecognized prior service costs

As the pension and other post-retirement benefit assets and liabilities have been accounted for at fair value in the allocation of the purchase price, the amortization of unrecognized actuarial gains and losses and unrecognized prior service costs accounted for in the historical Lucent statements of income have been eliminated in the pro forma adjustments, representing a positive impact of €35 million, €41 million and €37 million in cost of sales, administrative and selling expenses and research and development costs, respectively for the year ended December 31, 2005 and a positive impact of €29 million, €34 million and €31 million in cost of sales, administrative and selling expenses and research and development costs, respectively for the six-month period ended June 30, 2006.

(25)  Adjustment of expected return on plan assets due to the use of the market-related-value method

As described in Note 2-a(1), Lucent uses the market-related-value method for determining the expected return on plan assets under U.S. GAAP. As the pension and other post-retirement benefit assets and liabilities have been accounted for at fair value in the allocation of the purchase price, the effect of the use of market-related value in the historical Lucent statements of income have been eliminated in the pro forma adjustments, representing a negative impact of €84 million, €101 million and €88 million in cost of sales, administrative and selling expenses, and research and development costs, respectively for the year ended December 31, 2005 and no impact for the six-month period ended June 30, 2006 as the market related value was approximated to the fair value as of September 30, 2005 as indicated in note 2-a (1).

(26)  Deferred taxes impact

The effect on deferred taxes of the pro forma adjustments, computed using a rate of 39%, is a net increase of €423 million in net income for the year ended December 31, 2005 and €208 million for the six-month period ended June 30, 2006. No reversal of valuation allowances on deferred tax assets related to the carry forward of unused tax losses of Alcatel or Lucent that have been accounted for in their respective historical financial statements have been included in the pro forma adjustments, as it is not possible to assess whether the utilization of such tax losses in the future is more likely than not. In its historical financial statements for the year ended September 30, 2005, Lucent has recorded an income tax benefit of $357 million (€287 million) from the reversal of a portion of its valuation allowance. Similar amounts attributed to the twelve months ending December 31, 2005 and the six months ending June 30, 2006 are $264 million (€212 million) and $122 million (€99 million) respectively. For the purpose of preparing the unaudited pro forma condensed combined information, this income tax benefit has not been eliminated from the historical financial statements of Lucent in arriving at pro forma net income, as the adjustment is not directly affected by the merger.

As prescribed by IFRS and U.S. GAAP, Alcatel has up to a twelve-month period from the effective time of the merger to complete the purchase price allocation and determine if any of the deferred tax assets related to carry forward of unused tax losses of Lucent that have not been recognized in historical Lucent financial statements should be recognized. If any reversal of allowances on deferred tax assets related to the merger is recognized in the future financial statements of the combined company, the impact will be accounted for as a reduction of goodwill (for the combined company’s allowances on tax losses that could be reversed) in accordance with the requirements of FASB Statement No. 109, Accounting for Income Taxes, which is referred to as SFAS 109.

Note 4 — Items directly attributable to the merger and excluded from pro forma adjustments

No restructuring expense that could result from the merger has been taken into consideration in the pro forma adjustments.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies which may result from the merger between Alcatel and Lucent or the effect of asset dispositions, if any, that may be required by regulatory authorities.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

The unaudited pro forma condensed combined financial statements do not reflect any special items such as payments pursuant to contractual change-of-control provisions.

The unaudited pro forma condensed combined financial statements do not include any deferred tax assets related to loss carry forwards not recognized in historical Alcatel’s financial statements under IFRS and for which valuation allowances have been accounted in both Lucent’s and Alcatel’s consolidated financial statements under U.S. GAAP (see Notes 3-c(15) and 3-d(26) above).

Note 5 — Pro forma adjustments reflecting the proposed Thales transaction

On April 5, 2006, Alcatel announced that the board of directors of Thales had approved in principle the acquisition of Alcatel’s satellite subsidiaries, its railway signaling business and its non-telecommunications related integration and services activities for security systems in exchange for Thales ordinary shares and cash.

Note 5-a — Description of the Thales transaction

Under the terms of the Thales transaction as currently contemplated, Alcatel would contribute the following assets to Thales:

•	Alcatel’s 67% interest in the capital of Alcatel Alenia Space. Alcatel Alenia Space constructs satellites for both civil and military use, particularly for communications satellite operators, the armed forces and institutional European bodies such as the European Space Agency, the Centre National d’Etudes Spatiales, France’s national space agency, and the Agenzia Spaziale Italiana, Italy’s national space agency. Finmeccanica would retain its 33% stake in the joint venture.

•	Alcatel’s 33% interest in the capital of Telespazio. Telespazio Holdings provides services related to satellite activities. Finmeccanica would retain its 67% interest in Telespazio.

•	Alcatel’s Transport Solutions division, which provides control and signaling system products and services for trains and subways worldwide.

•	Alcatel’s operations relating to non-telecommunications related services activities for security systems, a part of Alcatel’s Systems Integration division that has been isolated in a specific business unit called “Security, Safety Command and Control” from January 1, 2006 onwards.

In Alcatel’s fiscal year ended December 31, 2005, the revenues generated by the assets to be contributed to Thales in the proposed Thales transaction were approximately €2 billion in the aggregate. In exchange for Alcatel’s contribution of the assets listed above, Alcatel would receive:

•	approximately 25 million newly issued Thales ordinary shares;

•	Approximately €0.7 billion in cash, subject to adjustment; and

•	The potential for an earn-out payment in 2009 based on a valuation of the contributed equity of Alcatel Alenia Space.

Note 5-b — Accounting treatment of the proposed transaction under IFRS and U.S. GAAP Under IFRS

If the proposed Thales transaction is completed, current standards provide that Alcatel’s ownership in Thales will be accounted for using the equity method, and that Thales will remain an associate of Alcatel as defined by IAS 28 Investments in Associates, which is referred to as IAS 28.

The proposed Thales transaction will be analyzed as a disposal of certain Alcatel assets and as the acquisition of an incremental interest in Thales, an entity that is currently treated as an associate of Alcatel, and accordingly will be accounted for using the equity method. The net result related to the disposal will be the difference between the cash received plus the market value of Thales ordinary shares issued to Alcatel in exchange for the contributed

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

assets and the carrying value of those assets. The acquisition of this incremental interest will be accounted for as prescribed by IAS 28 and by analogy with IFRS 3 requirements related to step-by-step acquisitions. This means that the difference between the purchase price (computed as the market value of the Thales ordinary shares issued at the acquisition date) and Alcatel’s incremental portion of the net fair value of Thales’ identifiable assets, liabilities and contingent liabilities will be accounted for as goodwill. The adjustment of the fair values relating to the previously held interests in Thales will be treated as a revaluation, and will be accounted for directly in equity.

The portion of the disposal gain that is considered as inter-company (as Thales is accounted for using the equity method) will be eliminated.

Under U.S. GAAP

As under IFRS, the merger will be analyzed as a disposal of certain Alcatel assets and as the acquisition of an incremental interest in Thales. With respect to the asset disposal, consistent with the U.S. accounting literature that applies to transfers of equity method investments, Alcatel will account for the transfer at fair value. This will result in a gain, and the portion of the disposal gain that corresponds to the ownership in Thales will be eliminated.

Alcatel will account for its increase in Thales ownership as the acquisition of an incremental interest in an associate, accounted for under the equity method. Therefore, Alcatel will record at fair value the additional net assets acquired, but the original 9.5% equity interest held by Alcatel in Thales will remain recorded at its carrying amount. The latter differs from the IFRS treatment referred to above. Thales will remain accounted for as an equity investee.

Note 5-c — Pro forma adjustments reflecting the proposed Thales transaction on the unaudited pro forma condensed combined balance sheet as of June 30, 2006 under IFRS

(1)  Determination of net assets contributed and allocation of purchase price

The businesses to be contributed by Alcatel to Thales in the proposed Thales transaction are described in Note 5-a above. Of these businesses, the net assets of Alcatel Alenia Space and Telespazio are located in separate legal entities, the net assets of the Transportation Solutions business are located in subsidiaries of Alcatel that will not be contributed, and the net assets of the non-telecommunications related services for security systems activities consist mainly of contracts and all related net assets and workforce.

Depending on the activities involved, the carrying value of net assets to be contributed as of June 30, 2006 that has been taken into account in the pro forma adjustments has been determined based upon the following information:

•	Alcatel Alenia Space and Telespazio: the value of the net assets of these businesses for purposes of the pro forma adjustments will be the carrying amounts of these assets as recorded in the unaudited interim condensed consolidated financial statements of Alcatel under IFRS.

•	Transport Solutions: as this business is reported as a business division of Alcatel, information available on the carrying amounts of the net assets associated with this business relates mainly to working capital, property, plant and equipment, goodwill and intangible assets. Information reported has been used for the purpose of the pro forma adjustments. An estimated amount of the pension reserves has also been taken into account. Cash, financial debt and other operating and non-operating assets and liabilities have been excluded from the pro forma adjustments.

•	System integration activities: the value of assets and liabilities included in the pro forma adjustments is the estimated working capital associated with the contracts that will be contributed to Thales which are included in the Business Unit “Security, Safety Command and Control” from January 1, 2006 onwards in the internal reporting of Alcatel.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

The purchase price of the incremental interest in Thales has been fully allocated to goodwill, as Alcatel’s management had no supportable and reliable information to determine the fair value of the net assets of Thales at the acquisition date.

(2)  Impact on share in net assets in equity affiliates

The pro forma adjustments related to the share in the net assets of equity affiliates and other non-current financial assets amounts to €644 million, which consist of:

•	a decrease of €40 million in other non-current financial assets related to businesses that will be contributed;

•	an increase of €875 million related to the incremental interest in Thales corresponding to the market value of Thales ordinary shares that will be issued in exchange for the contributed assets; and

•	a decrease of €191 million corresponding to the elimination of the inter-company result on the disposal of assets contributed by Alcatel to Thales, which will continue to be accounted for using the equity method after the proposed Thales transaction.

(3)  Cash and cash equivalents

The amount indicated as a pro forma adjustment to cash and cash equivalents reflecting the proposed Thales transaction amounts to €698 million and corresponds to the €0.7 billion of cash that will be received by Alcatel as part of the exchange for the assets contributed to Thales, plus (i) the estimated impact of the adjustment of the purchase price related to the enterprise value of businesses contributed, as discussed in Note 1, and less (ii) the cash related to the activities contributed.

(4)  Shareholders’ equity impact

The pro forma adjustment related to shareholders’ equity is €555 million, and is the result of the estimated net gain after tax on the disposal of the contributed assets to Thales, including the associated cumulative translation adjustments.

Note 5-d — Pro forma adjustments reflecting the proposed Thales transaction on the unaudited pro forma condensed combined statements of income for the year ended December 31, 2005 and the six-month period ended June 30, 2006 under IFRS

(5)  Determination of the revenues, expenses and income related to the net assets contributed

The statement of income items related to the activities to be contributed to Thales that have been included in the pro forma adjustments have been determined based upon the following information:

•	Alcatel Alenia Space and Telespazio: the statement of income items of the legal entities included in the audited consolidated financial statements of Alcatel under IFRS.

•	Transport Solutions: as this business is reported as a business division of Alcatel, information relating to the income and expenses of this business included in “income from operating activities” in the audited consolidated financial statements of Alcatel under IFRS. As no information is available on financial result and tax income (charge) for this business division, no adjustment for these statement of income items has been made in the pro forma adjustments.

•	Non-telecommunications related services for security systems activities: estimated revenues and operating expenses related to the contracts that will be contributed. No income or expenses below income from operating activities have been taken into account in the pro forma adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

The impact of the disposed businesses on the management fees paid by these activities to contribute to overhead functions has been included in the adjustments, representing a net increase in administrative and selling expenses of €30 million for the year ended December 31, 2005 and €15 million for the six-month period ended June 30,2006.

(6)  Income tax

The statement of income items related to Alcatel Alenia Space and Telespazio that have been taken into account in the pro forma adjustments include a non-recurring tax credit in the amount of €54 million for the year ended December 31, 2005. This tax credit is related to deferred tax assets that have been recognized in the activities of Alcatel Alenia Space and Telespazio following the business combination that occurred in 2005 with Finmeccanica and the exit from the French tax group of certain legal entities. This credit has been more than offset by a valuation allowance on deferred tax assets accounted for in the French tax group (in the Alcatel parent company).

(7)  Share in net income of equity affiliates

The pro forma adjustment reflecting the Thales transaction related to the share in net income of equity affiliates amounts to €59 million for the year ended December 31, 2005 and €27 million for the six-month period ended June 30,2006, which consists of:

•	€38 million (for the year ended December 31, 2005) and €20 million (for the six-month period ended June 30, 2006) corresponding to Alcatel’s incremental interest in Thales’ net income less the estimated impact of the interest costs associated with the cash proceeds that will be paid to Alcatel; and

•	€21 million (for the year ended December 31, 2005) and €7 million (for the six-month period ended June 30, 2006) corresponding to 21% of the net income attributable to the activities contributed by Alcatel to Thales and that will be accounted for using the equity method as part of Thales Group.

The difference between the purchase price of the incremental interest in Thales and the corresponding share of the net assets of Thales has been accounted for as goodwill in the pro forma adjustments. The definitive purchase price allocation will require an allocation of a portion of this difference to intangible assets or other balance sheet items, and will therefore have an impact on the future net income of Thales. No tax related impact has been taken into account in the determination of the 21% of the net result of the activities contributed by Alcatel to Thales.

(8)  Impact of the cash proceeds on financial result

The impact of the cash proceeds that will be received by Alcatel in the proposed Thales transaction has not been taken into account in the pro forma adjustments. This impact can be estimated as an income before tax of €23 million for the year ended December 31, 2005 and €13 million for the six-month period ended June 30,2006. The impact on Thales of the interest costs associated with this cash payment has been taken into account for the corresponding share held by Alcatel after completion of the proposed Thales transaction.

Note 5-e — Pro forma adjustments reflecting the proposed Thales transaction on the unaudited pro forma condensed combined balance sheet as of June 30, 2006 under U.S. GAAP

Since the purchase price of the incremental interest in Thales has been fully allocated to goodwill, the accounting treatment of the proposed Thales transaction, as described in Note 5-b above, is the same under U.S. GAAP and IFRS. Consequently, the pro forma adjustments reflecting the proposed Thales transaction on the balance sheet as June 30, 2006 under U.S. GAAP are the same as the pro forma adjustments reflecting the proposed Thales transaction on the balance sheet as June 30, 2006 under IFRS as described above in Note 5-c. Nevertheless, as both the carrying values of the businesses contributed to Thales and the carrying value of the interest in Thales currently held by Alcatel before the proposed transaction are different under IFRS and under U.S. GAAP, the impact

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

of the proposed Thales transaction on the balance sheet as of June 30, 2006 under U.S. GAAP is different than the impact under IFRS.

(9)  Determination of net assets contributed and allocation of purchase price

The methodology applied and the assumptions made to determine the carrying values of net assets contributed to Thales is described in Note 5-c(1) above. The carrying values of the businesses contributed by Alcatel to Thales are different under IFRS and U.S. GAAP due mainly to the differences between the accounting standards described in Note 6-1(1)(b) and (c) below.

The allocation of purchase price for the incremental interest in Thales acquired is described in Note 5-c(1) above.

(10)  Impact on share in net assets in equity affiliates

The pro forma adjustment related to the share in net assets of equity affiliates and other non-current financial assets amounts to a decrease of €241 million, which consists of:

•	a decrease of €978 million in the share in net assets of equity affiliates and other non-current financial assets related to businesses that will be contributed;

•	an increase of €918 million related to the incremental value in Thales based on the market value of Thales ordinary shares that will be issued in exchange for the contributed assets; and

•	a decrease of €181 million corresponding to the elimination of the inter-company result on the disposal of assets contributed by Alcatel to Thales, which will continue to be accounted for using equity method after the transaction.

(11)  Cash and cash equivalents

The amount indicated as a pro forma adjustment to cash and equivalents reflecting the proposed Thales transaction amounts to €733 million and corresponds to the €0.7 billion of cash that will be received by Alcatel as part of the exchange for the assets contributed to Thales, plus the estimated impact of the adjustment of the purchase price related to the enterprise value of businesses contributed as noted in Note 1 above.

(12)  Shareholders’ equity impact

The pro forma adjustment related to the shareholders’ equity amounts to €516 million related to the estimated net gain after tax on the disposal of the contributed assets to Thales, including associated cumulative translation adjustments.

Note 5-f — Pro forma adjustments reflecting the proposed Thales transaction on the unaudited pro forma condensed combined statements of income for the year ended December 31, 2005 and the six-month period ended June 30, 2006 under U.S. GAAP

Since the purchase price of the incremental interest in Thales has been fully allocated to goodwill, the accounting treatment of the proposed transaction, as described in Note 5-b above, is the same under U.S. GAAP and IFRS. Consequently, the pro forma adjustments reflecting the proposed Thales transaction on the statements of income for the year ended December 31, 2005 and the six-month period ended June 30, 2006 under U.S. GAAP are the same as the pro forma adjustments reflecting the proposed Thales transaction on the statement of income for the year ended December 31, 2005 and the six-month period ended June 30, 2006 under IFRS as described above in

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Note 5-d. Nevertheless, the impact on the statement of income under U.S. GAAP is different from the impact described in Note 5-d above due mainly to the following:

•	revenues, expenses and income related to the businesses contributed are different under IFRS and U.S. GAAP due to the differences in accounting principles described in Note 6-1(1) below; and

•	as described in Note 2-c above, Alcatel Alenia Space and Telespazio have been accounted for under the equity method in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 and the six-month period ended June 30, 2006 under U.S. GAAP, as compared with the use of the proportionate consolidation method under IFRS for the six-month periods ended December 31, 2005 and June 30, 2006.

(13)  Determination of the revenues, expenses and income related to the net assets contributed

The methodology applied and the assumptions made to determine the carrying values of the revenues, expenses and income related to the net assets contributed to Thales is described in Note 5-d(1) above. The revenues, expenses and income of the businesses contributed by Alcatel to Thales is different under IFRS and U.S. GAAP due mainly to the differences between IFRS and U.S. GAAP described in Note 6-1(1)(b) and (c) below.

(14)  Income tax included in share of equity affiliates (related to Alcatel Alenia Space and Telespazio)

The statement of income items related to Alcatel Alenia Space and Telespazio that have been taken into account in the pro forma adjustments include a non-recurring tax credit in the amount of €54 million for the year ended December 31, 2005. It is related to deferred tax assets that have been recognized in the activities of Alcatel Alenia Space and Telespazio following the business combination that occurred in 2005 with Finmeccanica and the exit from the French tax group of certain legal entities. This credit has been more than offset by a valuation allowance on deferred tax assets accounted for in the French tax group (in the Alcatel parent company).

(15)  Share in net income of equity affiliates

The pro forma adjustment reflecting the proposed Thales transaction related to the share in net income of equity affiliates amounts to an increase of €23 million for the year ended December 31, 2005 and €22 million for the six-month period ended June 30,2006, which consists of:

•	an increase of €34 million (for the year ended December 31, 2005) and €17 million (for the six-month period ended June 30, 2006) relating to the incremental increase in Alcatel’s interest in Thales’ net results, net of Alcatel’s interest in the interest expense incurred by Thales on the cash proceeds that will be paid to Alcatel;

•	a decrease of €28 million (for the year ended December 31, 2005) and €4 million (for the six-month period ended June 30, 2006) relating to the share in net income of Alcatel Alenia Space and Telespazio, entities which will be contributed to Thales; and

•	an increase of €17 million (for the year ended December 31, 2005) and €9 million (for the six-month period ended June 30, 2006) relating to the 21% of the net income under U.S. GAAP of the activities contributed by Alcatel to Thales that will be accounted for using the equity method as part of Thales Group.

(16)  Impact of the cash proceeds on financial result

The impact of the cash proceeds that will be received by Alcatel in the proposed Thales transaction has not been taken into account in the pro forma adjustments. This impact can be estimated as an increase in net income before tax of €23 million for the year ended December 31, 2005 and €13 million for the six-month period ended June 30,2006. The impact on Thales of the interest costs associated with this cash payment has been taken into account for the corresponding interest in Thales held by Alcatel after completion of the proposed Thales transaction.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Note 6 — Significant Differences Between IFRS and U.S. GAAP

6.1  Reconciliation of combined pro forma net income and shareholders’ equity

Alcatel prepared its 2005 consolidated financial statements for the six-month period ended June 30, 2006 in accordance with IFRS, which differs in certain significant respects from U.S. GAAP. The effects of the application of U.S. GAAP on the pro forma adjustments, and ultimately on the combined pro forma net income and shareholders’ equity, are set out in the following tables.

Historical U.S. GAAP adjustments for Alcatel for the year ended, and as of, December 31, 2005 and for the six-month period ended and as of June 30, 2006 have been derived from Alcatel’s audited consolidated financial statements included in Alcatel’s 2005 Form 20-F, which is incorporated into this joint consent solicitation statement/prospectus by reference (see Notes 39 to 42 to Alcatel’s 2005 Form 20-F, as amended) and Notes 20 to 23 to Alcatel’s unaudited interim condensed consolidated financial statements included in Alcatel’s Form 6-K, respectively.

Historical U.S. GAAP adjustments for Alcatel for the six-month period ended, and as of, June 30, 2006 have been derived from Alcatel’s unaudited consolidated financial statements included in Alcatel’s Form 6-K filed on September 29, 2006, which have been incorporated into this joint consent solicitation statement/prospectus by reference.

IFRS adjustments for Lucent have been determined for pro forma purposes as described in Note 2-a above.

Because the purchase method views a merger from the acquirer’s perspective, it assumes that one of the parties to the transaction can be identified as the acquirer.

Under IFRS 3, the acquirer is the combining entity that obtains control of the other combining entity. Paragraph 19 of IFRS 3 provides that control is the power to govern the financial and operating policies of an entity or business so as to obtain benefits from its activities, and that the combining entity shall be presumed to have obtained control of another combining entity when it acquires more than one-half of that other entity’s voting rights, unless it can be demonstrated that such ownership does not constitute control. Following the effective time of the merger, the current holders of Alcatel ordinary shares (including Alcatel ordinary shares represented by Alcatel ADSs) will own approximately 61% of the share capital and approximately 62% of the voting rights of the combined company, and the former holders of Lucent common stock will own approximately 39% of the share capital and approximately 38% of the voting rights of the combined company, based upon the number of ordinary shares of Alcatel outstanding as of December 31, 2005. Based on the foregoing, Alcatel will be presumed to have obtained control of Lucent in the merger under IFRS. The analysis of other factors defined by IFRS as indications of which party is the acquirer in a business combination transaction, such as the relative fair value of the two entities involved, or who will issue equity interests in the business combination, have also been taken into consideration.

Based on the foregoing analysis, the management teams of Alcatel and Lucent have concluded that, under IFRS, Alcatel is considered the acquirer and Lucent the acquiree. With respect to the accounting treatment under U.S. GAAP, Alcatel and Lucent management have carefully considered all of the factors in paragraph 17 of SFAS No. 141, Business Combinations, and, in particular: the relative weight of the former Alcatel shareholders and Lucent shareowners in the combined company upon completion of the merger as discussed above; that the combined company will be incorporated in France, with executive offices located in Paris; that the North American operating headquarters of the combined company will be based in New Jersey, U.S.A., and Bell Laboratories will remain headquartered in New Jersey; that the board of directors of the combined company will be composed of 14 members and will have equal representation from each company, including Serge Tchuruk as non-executive chairman of the board of directors and Patricia Russo as the new chief executive officer, five of Alcatel’s current directors and five of Lucent’s current directors; and that the board will also include two new independent directors (one French and one European) to be mutually agreed upon.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Based on this analysis, Alcatel and Lucent management have concluded that, under U.S. GAAP, the transaction would also be treated as an acquisition of Lucent by Alcatel. Under IFRS, the purchase price in the merger is to be obtained by multiplying the number of Alcatel ADSs issued in the merger by the market price of Alcatel ADSs as of the effective time of the merger. Under U.S. GAAP, the purchase price is to be obtained by multiplying the number of Alcatel ADSs issued in the merger by the average market price of Alcatel ADSs for the period beginning two days before and ending two days after the April 2, 2006 announcement date of the transaction. However, the actual measurement date for the value of the Alcatel ADSs will occur after both Alcatel’s and Lucent’s shareholders have approved the terms of the merger and the merger is completed. For the purpose of the unaudited pro forma condensed combined financial statements, under U.S. GAAP, the average stock price for the period beginning two days before and ending two days after April 2, 2006, the date of execution of the merger agreement (that is, €13.05 per share), has been used in calculating the purchase price. Under IFRS, the purchase price has been determined based on the closing price as of September 30, 2006. The purchase price under IFRS will be determined at the closing date using the Alcatel’s stock price at this date.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Combined unaudited pro forma 2005 net income reconciled from IFRS to U.S. GAAP

	Year Ended December 31, 2005		Year Ended December 31, 2005
	Before Thales	After Thales	Before Thales	After Thales
	Transaction	Transaction	Transaction	Transaction
	(Unaudited)		(Unaudited)
	(In millions of euros)		(In millions of dollars) (1)

Combined unaudited pro forma net income before discontinued activities and non-recurring charges or credits directly attributable to the merger, as determined under IFRS	1,331	1,243	1,576	1,472
Differences between IFRS and U.S. GAAP, as they relate to Alcatel (see Note 6.1.(1))	(102)	(102)	(121)	(121)
Differences between IFRS and U.S. GAAP, as they relate to Lucent (see Note 6.1.(2))	481	481	570	570
Differences between IFRS and U.S. GAAP, as they relate to proposed Thales transaction		28		33
Market-related-value impact on amortization of unrecognized losses (see Note 6.1(4) (a))	(208)	(208)	(246)	(246)
Market-related-value impact on expected return on an asset (see note 6.1(4) (a))	(273)	(273)	(323)	(323)
Equity component of convertible debt (see Note 6.1(4) (b))	14	14	17	17
IPR&D amortized under IFRS and considered as a non-recurring item under U.S. GAAP	100	100	118	118
Share-based payment	(99)	(99)	(117)	(117)
Discontinued activities under IFRS not classified as such under U.S. GAAP	(13)	(13)	(15)	(15)
Income tax effect on the above adjustments and differences:
— on Alcatel	(65)	(65)	(77)	(77)
— on Lucent	(188)	(188)	(223)	(223)
— on purchase accounting	144	144	170	170
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes	—	—	—	—
Combined unaudited pro forma net income before discontinued activities and non-recurring charges or credits directly attributable to the transaction, as determined under U.S. GAAP	1,122	1,062	1,329	1,258

(1)	Translated solely for convenience into dollars at the noon buying rate of €1.00 = $1.1842 on December 31, 2005.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Combined unaudited pro forma net income for the six-month period ended June 30, 2006 reconciled from IFRS to U.S. GAAP

	Six-Month Period Ended June 30, 2006		Six-Month Period Ended June 30, 2006
	Before Thales	After Thales	Before Thales	After Thales
	Transaction	Transaction	Transaction	Transaction
	(Unaudited)		(Unaudited)
	(In millions of euros)		(In millions of dollars) (1)

Combined unaudited pro forma net income before discontinued activities and non-recurring charges or credits directly attributable to the merger, as determined under IFRS	437	405	558	518
Differences between IFRS and U.S. GAAP, as they relate to Alcatel	4	4	5	5
Differences between IFRS and U.S. GAAP, as they relate to Lucent	—	—	—	—
Differences between IFRS and U.S. GAAP, as they relate to proposed Thales transaction		2		3
Market-related-value impact on amortization of unrecognized losses (see Note 6.1(4) (a))	—	—	—	—
Market-related-value impact on expected return on an asset (see note 6.1(4) (a))	—	—	—	—
Equity component of convertible debt (see Note 6.1(4) (b))	7	7	9	9
IPR&D amortized under IFRS and considered as a non-recurring item under U.S. GAAP	50	50	64	64
Share-based payment	—	—	—	—
Discontinued activities under IFRS not classified as such under U.S. GAAP	14	14	18	18
Income tax effect on the above adjustments and differences:
— on Alcatel	(7)	(7)	(9)	(9)
— on Lucent	—	—	—	—
— on purchase accounting	(22)	(22)	(28)	(28)
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes

Combined unaudited pro forma net income before discontinued activities and non-recurring charges or credits directly attributable to the transaction, as determined under U.S. GAAP	483	453	617	580

(1)	Translated solely for convenience into dollars at the noon buying rate of €1.00 = $1.2779 on June 30, 2006.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Combined unaudited pro forma shareholders’ equity reconciled from IFRS to U.S. GAAP

	As of June 30, 2006		As of June 30, 2006
	Before Thales	After Thales	Before Thales	After Thales
	Transaction	Transaction	Transaction	Transaction
	(Unaudited)		(Unaudited)
	(In millions of euros)		(In millions of dollars)(1)

Combined unaudited pro forma shareholders’ equity attributable to equity holders of the parent according to IFRS	14,929	15,484	19,078	19,787

Differences between IFRS and U.S. GAAP, as they relate to Alcatel	2,339	2,339	2,989	2,989
Differences between IFRS and U.S. GAAP, as they relate to Lucent	(839)	(839)	(1,072)	(1,072)
Differences between IFRS and U.S. GAAP, as they relate to proposed Thales transaction		(39)		(49)
Pension — minimum liability adjustment (see note 6.1(4) (a))	2,613	2,613	3,339	3,339
Equity component of convertible debt (see note 6.1(4) (b))	(257)	(257)	(328)	(328)
Goodwill adjustment	1,913	1,913	2,444	2,444
IPR & D	(600)	(600)	(767)	(767)
Income tax effect on the above adjustments and differences:
— on Alcatel	(7)	(7)	(9)	(9)
— on Lucent	327	327	418	418
— on purchase accounting	(685)	(685)	(875)	(875)
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes

Combined unaudited pro forma shareholders’ equity according to U.S. GAAP	19,733	20,249	25,217	25,877

(2)	Translated solely for convenience into dollars at the noon buying rate of €1.00 = $1.2779 on June 30, 2006.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

(1)  Differences between IFRS and U.S. GAAP, as they relate to Alcatel

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2005
	(In millions of euros)	(In millions of dollars)(1)

Net income attributable to equity holders of the parent as reported in the Consolidated Statements of Income according to IFRS	930	1,101

-a & b- Business combinations	(100)	(118)
-c- Capitalization of development costs	23	27
-d- Restructuring plans	(52)	(62)
-e- Sale and leaseback transactions	(2)	(3)
-f- Compound financial instruments	(27)	(32)
-g- Share-based payment	69	82
-h- Pensions and other post-retirement benefits	(9)	(11)
Other adjustments	(4)	(4)
Income tax effect on the above adjustments	(65)	(77)
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes	—	—

Net income (loss) according to U.S. GAAP	763	903

(1)	Translated solely for convenience into dollars at the noon buying rate of $1.00 = $1.1842 on December 31, 2005.

	Six-Month Period	Six-Month Period
	Ended June 30,	Ended June 30,
	2006	2006
	(In millions of euros)	(In millions of dollars)(1)

Net income attributable to equity holders of the parent as reported in the Consolidated Statements of Income according to IFRS	284	363
-a & b- Business combinations	(12)	(16)
-c- Capitalization of development costs	3	4
-d- Restructuring plans	(15)	(19)
-e- Sale and leaseback transactions	(20)	(25)
-f- Compound financial instruments	10	12
-g- Share-based payment	(4)	(5)
-h- Pensions and other post-retirement benefits	(1)	(1)
-i- Reversal of inventory write-downs	14	18
-j- Adjustments on equity affiliates	(14)	(18)
-k- Accounting for income tax	49	62
Other adjustments	(6)	(7)
Income tax effect on the above adjustments	(7)	(9)
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes	—	—

Net income (loss) according to U.S. GAAP	281	359

(1)	Translated solely for convenience into dollars at the noon buying rate of $1.00 = $1.2779 on June 30, 2006.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

	Six-Month Period	Six-Month Period
	June 30, 2006	June 30, 2006
	(In millions of euros)	(In millions of dollars)(1)

Shareholders’ equity attributable to the equity holders of the parent according to IFRS	6,386	8,161

-a & b- Business combinations and amortization of goodwill	3,106	3,969
-c- Capitalization of development costs	(188)	(241)
-d- Restructuring plans	44	56
-e- Sale and leaseback transactions	(215)	(274)
-f- Compound financial instruments	(106)	(136)
-h- Pensions and other post-retirement benefits	(437)	(558)
-i- Reversal of inventory write-downs	(11)	(14)
-j- Adjustments on equity affiliates	87	111
-k- Accounting for income tax	49	62
Other adjustments	10	14
Income tax effect on the above adjustments	(7)	(9)
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes	—	—

Shareholders’ equity according to U.S. GAAP	8,718	11,141

(1)	Translated solely for convenience into dollars at the noon buying rate of $1.00 = $1.2779 on June 30, 2006.

(a)  Business combinations

From January 1, 1999, in connection with the change in French accounting principles, Alcatel accounted for its acquisition of DSC Communications Corporation, which is referred to as DSC, under the French pooling of interests accounting method: the assets and liabilities of DSC were accounted for on a carryover basis at the acquisition date, adjusted to Alcatel’s accounting method. The difference resulting from the application of the pooling of interests accounting method remained in shareholders’ equity.

The stock-for-stock acquisitions of Genesys Telecommunications Laboratories and Newbridge Networks Corporation made during the first half of 2000, the stock-for-stock acquisition of Kymata Ltd. made during the second half of 2001, the stock-for-stock acquisitions of Astral Point Communications Inc. and Telera Corp. made during 2002 and the stock-for-stock acquisition of TiMetra Networks Inc. made during 2003 have been accounted for using the pooling-of-interests accounting method under French generally accepted accounting principles, which are referred to as French GAAP.

Under IFRS, these business combinations have not been restated to conform with IFRS 3 requirements, as permitted by the exemption authorized by Alcatel’s election under paragraph 13(a) of IFRS 1 First-Time Adoption of International Financial Reporting Standards, which is referred to as IFRS 1.

The part of the purchase price allocated under U.S. GAAP to intangible assets with definite useful lives, such as acquired technologies, continues to be amortized over the estimated useful life under U.S. GAAP. There is no amortization of these intangible assets under IFRS, as the difference between the purchase price and the net equity of the businesses acquired has been accounted for directly to equity, and no intangible assets have been accounted for.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

(b)  Amortization and impairment of goodwill

Under French GAAP, goodwill was generally amortized over its estimated life, not to exceed 20 years.

As business combinations consummated before January 1, 2004 have not been restated to conform with IFRS 3 requirements, as permitted by the exemption authorized by Alcatel’s election under paragraph 13(a) of IFRS 1, accumulated amortization of goodwill as of December 31, 2003 accounted for in accordance with French GAAP was maintained in the IFRS consolidated financial statements.

Beginning January 1, 2002, for the purpose of preparing the U.S. GAAP reconciliation, Alcatel adopted FASB Statement No. 142, Goodwill and Other Intangible Assets, which is referred to as SFAS No. 142. Goodwill is no longer amortized but rather tested for impairment at the adoption date and on an annual basis or whenever indicators of impairment arise.

Additionally, goodwill on equity method investments is no longer amortized. However, it continues to be tested for impairment in accordance with APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock.  Amortization charges of goodwill for fiscal years 2002 and 2003 accounted for in Alcatel’s previous French GAAP consolidated financial statements are restated in Alcatel’s U.S. GAAP consolidated financial statements and specific U.S. GAAP impairment losses have been accounted for related to business combinations recorded under the French pooling-of-interests method that were not restated under IFRS.

(c)  Capitalization of development expenses related to Research and Development efforts

Under IAS 38 Intangible Assets, expenses related to the development phase of a research and development project must be capitalized if certain criteria are met:

•	technical feasibility of completing the project so that it will be available for use or sale;

•	intention to complete the project;

•	ability to use or sell the intangible asset arising from the project;

•	capacity to generate probable future economic benefits;

•	availability of adequate resources to complete the development; and

•	ability to measure the expenditures attributable to the project.

Under U.S. GAAP, software development costs would be similarly capitalized in accordance with FASB Statement No. 86 Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. However, in accordance with SFAS No. 2 Accounting for Research and Development Costs, non-software development costs must be charged to expense when incurred.

(d)	Liability recognition for certain employee termination benefits and other costs associated with restructuring plans, such as anticipated termination of leases

The main difference between IFRS and U.S. GAAP relates to voluntary termination benefits. Under IAS 19, benefits are recognized when the entity is demonstrably committed to providing those benefits. This definition differs from the requirements of FASB Statement No. 88 Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, the liability is recognized when incurred (when the employee accepts the entity’s offer of voluntary termination of employment).

Another difference is related to the accounting method for onerous contracts. Under IAS 37 Provisions, Contingent Liabilities and Contingent Assets an onerous contract is a contract in which the unavoidable costs of meeting its obligations exceed the economic benefits expected. We recognize the provisions as soon as it is determined that the costs will exceed the expected economic benefits. In the specific case of onerous operating lease the provision could be recognized before we cease to use the asset concerned. Under FASB Statement No. 146

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

“Accounting for Costs Associated with Exit or Disposal Activities,” a liability for a cost to terminate a contract before the end of its term shall be recognized at fair value when the entity terminates the contract. If the contract is an operating lease the fair value of the liability shall be accounted for at the cease-use date.

(e)  Leases and sale-leaseback transactions

SFAS No. 13, Accounting for Leases, which is referred to as SFAS No. 13, requires that in a sale-leaseback transaction with a lease classified as an operating lease, any profit or loss on the sale shall be deferred and amortized in proportion to the rental payments over the period of time that the asset is expected to be used. Under IAS 17 Leases, which is referred to as IAS 17, the profit corresponding to the disposal of the asset is not deferred if the transaction was made with a selling price and rental payments that correspond to the market conditions at the time of the transaction.

IAS 17 and SFAS No. 13 prescribe similar lease accounting approaches based on whether a lease transfers substantially all of the risks and rewards related to ownership of the leased asset. However, SFAS No. 13 provides quantitative criteria to determine if a lease is an operating lease or a capital lease, whereas IAS 17 requires subjective determinations to be made. This could lead in certain rare instances to considering a lease as an operating lease under U.S. GAAP and as a finance lease under IAS 17, and vice versa.

(f)  Compound financial instruments

If a financial instrument contains both a liability and an equity component, such components shall be classified separately as financial liabilities or equity instruments under IAS 32.

This is the case with the bonds issued by Alcatel in 2003 (which are referred to as Oceane-Obligation Convertible ou Echangeable en Actions Nouvelles ou Existantes, bonds convertible into or exchanged for new or existing shares) and 2002 (which are referred to as Orane-Obligation Remboursable en Actions Nouvelles ou Existantes, bonds mandatorily redeemable for new or existing shares).

These requirements differ from those of U.S. GAAP. The Oceane (bonds convertible into or exchanged for new or existing shares) are accounted for as financial debt and presented as long-term financial debt in the U.S. GAAP balance sheet.

(g)  Share-based payment

Accounting for stock option plans under IFRS 2 leads to recognition of a compensation expense. Equity-settled share based payment such as stock options plans are measured at fair value. Fair value is determined at the date of grant using an appropriate evaluation model (see note 1w and note 6 of our unaudited interim condensed consolidated financial statements as of June 30, 2006, which are incorporated by reference in this joint consent solicitation statement/prospectus). Only options issued after November 7, 2002 and not fully vested at January 1, 2005 are accounted for using IFRS principles. Other stock options does not lead to recognition of a compensation expense.

Under U.S. GAAP, until January 1, 2006, Alcatel accounted for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting For Stock Issued To Employees, and related interpretations. Stock-based employee compensation cost was reflected in net income based on the intrinsic value of the stock options granted.

Effective January 1, 2006, Alcatel adopted SFAS No., 123(R). Alcatel elected the modified prospective transition method, therefore, prior results were not restated. Under this method, SFAS No. 123(R) applies to new awards and to awards modified, repurchased, or cancelled after the required effective date (i.e. January 1, 2006 for Alcatel).

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

Awards that were unvested as of the date of adoption of this standard, have to be amortized as the respective service was rendered, and the cost of such awards continued to be based on the grant date fair value as measured previously for disclosure requirements set forth in FASB Statement No. 123.

(h)  Pension and post-retirement benefits other than pension plans

Under U.S. GAAP, when the unfunded accumulated benefit obligation (being the actuarial present value of benefits attributed by the pension benefit formula to employee service rendered prior to that date and based on current and past compensation levels) exceeds the fair value of plan assets, an additional minimum liability must be recognized in accordance with FASB Statement No. 87, Employers’ Accounting for Pensions.  If this liability exceeds the unrecognized prior service cost, the excess is recorded as a reduction of shareholders’ equity. Under IFRS (IAS 19), there is no such requirement.

To comply with U.S. GAAP, Alcatel applies FASB Statement No. 106, Employers’ Accounting for Post-retirement Benefits other than Pensions. These post-retirement benefits, primarily life insurance and health care, cover most of Alcatel’s U.S. employees.

Starting on January 1, 2004, Alcatel was required to comply with IAS 19. The actuarial gains and losses linked to experience adjustments and to the effects of changes in actuarial assumptions that were recorded at January 1, 2004 have been recorded in shareholders’ equity. Under U.S. GAAP those actuarial gains and losses will be recognized over the expected average remaining working lives of the employees.

(i)  Reversal of inventory write-down

Under IAS 2 Inventories, inventories are written-down if cost becomes higher than net realizable value. An assessment of the net realizable value is made at each reporting period. When there is clear evidence of an increase of the net realizable value because of changes in economic circumstances, the amount of the write-down is reversed even if the inventories remain unsold.

Under U.S. GAAP, ARB No. 43 Restatement and Revision of Accounting Research Bulletins states that following a write-down “such reduced amount is to be considered the cost for subsequent accounting purposes” and it is therefore not permitted to reverse a former write-down before the inventory is either sold or written-off.

(j)  Adjustments on equity affiliates

The most significant portion of this adjustment is related to the share in net assets of Thales, which is accounted for under the equity method. The difference primarily arose from the following:

Our adoption of SFAS No. 142, effective January 1, 2002, which required us to cease the amortization of goodwill (including goodwill related to equity affiliates) for U.S. GAAP purposes. Effective upon our transition to IFRS (January 1, 2004), we discontinued amortization of goodwill in accordance with IFRS 3; however, we adopted the IFRS 1 transitional provisions on a prospective basis. This difference in the adoption dates between the two standards has created a reconciling item which is presented as “adjustments on equity affiliates” as it relates to “Share in net assets of equity affiliates” balance sheet line item.

Thales, a French public company, also adopted IFRS effective January 1, 2004. The primary reconciling item between French GAAP and IFRS resulted from the election of the option to record accumulated unrecognized actuarial gains and losses relating to pensions at the transition date in shareholders’ equity pursuant to IFRS 1. As a result, an adjustment has been recorded to cancel the effect of these IFRS transitional provisions in arriving at U.S. GAAP net income.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

(k)  Accounting for income taxes

Under IFRS, according to IAS 34 Interim Financial Reporting, which is referred to as IAS 34, there is no distinction between current year income and future income and therefore IAS 34 permits changes to the recognition of deferred tax assets to be included in the effective annual rate if there is a change of circumstance occurring during the interim period and the criteria for the recognition of the deferred tax asset are met as of the interim reporting date.

Under U.S. GAAP (under SFAS No. 109, APB Opinion No. 28 Interim Financial Reporting and FASB Interpretation No. 18 Accounting for Income Taxes in Interim Periods), the tax effect of a change in a valuation allowance required at prior year end on any deferred tax asset must be split between amounts being recognized as a result of taxable amounts arising in the current year, versus amounts recognized as a result of the reassessment of taxable amounts arising in future years. Any movement in valuation allowance pertaining to current year temporary differences originating or a valuation allowance reversing for use against current year income should be included in the forecasted effective annual rate. In the case of a change in judgment regarding realization of a deferred tax asset to be utilized in future years, the effect is recognized as a discrete item in the interim period in which the change of judgment due to a change in circumstance occurs. Additionally, any increase or decrease in valuation allowance due to deductible temporary differences and carryforwards arising from significant, unusual, or infrequently occurring items, discontinued operations, or caused by prior year provision to return adjustments should also be accounted for on a discrete basis in the interim period.

(2)  Differences between U.S. GAAP and IFRS as they relate to Lucent

Alcatel has not prepared a complete reconciliation of Lucent’s financial statements to IFRS. Such reconciliations are complex and are expected to take several months to complete. No pro forma adjustments other than those referred to below related to differences between IFRS and U.S. GAAP have been included in the unaudited pro forma condensed combined financial statements because Alcatel believes that, in the aggregate, no such adjustments would have a material impact on the pro forma information presented in this joint consent solicitation statement/prospectus. However, no assurance can be given that other reconciling items will not be material upon completion of a comprehensive review.

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2005
	(In millions of euros)	(In millions of dollars)(1)

Net income (loss) under U.S. GAAP for the twelve-month period ended December 31, 2005	729	863

-a- Pensions and other post-retirement benefits	(481)	(570)
Other adjustments	—	—
Income tax effect on the above adjustments	188	223
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes	—	—

Net income attributable to equity holders of the parent according to IFRS	436	516

(1)	Translated solely for convenience into dollars at the noon buying rate of €1.00 = $1.1842 on December 31, 2005.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

	Six-Month Period Ended	Six-Month Period Ended
	June 30, 2006	June 30, 2006
	(In millions of euros)	(In millions of dollars)(1)

Net income (loss) under U.S. GAAP for the six-month period ended June 30, 2006	212	271

-a- Pensions and other post-retirement benefits	—	—
Other adjustments	—	—
Income tax effect on the above adjustments	—	—
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes	—	—

Net income attributable to equity holders of the parent according to IFRS	212	271

(1)	Translated solely for convenience into dollars at the noon buying rate of €1.00 = $1.2779 on June 30, 2006.

	Six-Month Period Ended	Six-Month Period Ended
	June 30, 2006	June 30, 2006
	(In millions of euros)	(In millions of dollars)(1)

Shareholders’ equity according to U.S. GAAP as reported	534	682

-a- Pensions and other post-retirement benefits:
- asset ceiling	(1,774)	(2,267)
- minimum liability adjustment	2,613	3,339
Income tax effect on the above adjustments	(327)	(418)
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes

Shareholders’ equity attributable to the holders of the parent entity according to IFRS	1,046	1,336

(1)	Translated solely for convenience into dollars at the noon buying rate of €1.00 = $1.2779 on June 30, 2006.

(a)  Pension and other post-retirement benefits

The use of the market-related value to determine the expected return on plan assets is not permitted under IFRS. The estimated impact on results for the year ended December 31, 2005 and for the six-month period ended June 30, 2006 have been adjusted accordingly. Market-related value consists of two components: the first is the fair value of the plan assets, and the second is an adjustment for the unrecognized portion of previous years’ market gains or losses that are being amortized.

The Minimum Liability Adjustment corresponding to the additional minimum liability required when the accumulated benefit obligation exceeds the fair value of the plan assets that has been accounted for directly by Lucent in other accumulated comprehensive loss in accordance with U.S. GAAP requirements (as disclosed in Lucent’s current report on Form 8-K, dated May 5, 2006) has been adjusted, as such adjustment is not compliant with IFRS requirements. On the other hand, the impact of the IFRS asset ceiling rules has been applied in the IFRS unaudited pro forma condensed combined balance sheet. Under IFRS, plan assets are limited to the lower of: (i) the assets resulting from applying the standard (IAS 19) and (ii) the net total of the present value of any available refunds from the plan or reduction in future contributions to the plan. The net impact on equity of these two adjustments is an increase of €585 million.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

(3)  Differences between IFRS and U.S. GAAP, as they relate to the proposed Thales transaction

The differences between IFRS and U.S. GAAP as they relate to the proposed Thales transaction are mainly due to the differences described in Note 1(b) and (c) above.

(4)  Differences between IFRS and U.S. GAAP relating to purchase accounting entries

(a)  Pension and other post-retirement benefits

The market-related-value effect on amortization of unrecognized losses and expected return on plan assets as described in Note 2(a) and Note 3(e), respectively, as well as the minimum liability adjustment as described in Note 6.1(2)(a) must be reversed in purchase accounting, due to the cancellation of outstanding unrecognized actuarial gains and losses discussed in Note 3-d(13).

(b)  Compound financial instruments

As noted earlier, if a financial instrument contains both a liability and an equity component, such components shall be classified separately as financial liabilities or equity instruments under IAS 32. This is the case with the convertible bonds issued by Lucent (the 2.75% Series A and B convertible debentures, the 7.75% convertible securities and the 8% convertible securities) as disclosed in Note 8 — Debt Obligations and Early Extinguishment of Debt, in pages F-57 to F-59 of Lucent’s audited consolidated financial statements contained in Lucent’s current report on Form 8-K, dated May 5, 2006, which has been incorporated by reference into this joint consent solicitation statement/prospectus. The equity component is amortized over the life of the related debt. These requirements differ from those of U.S. GAAP. The convertible debentures and securities are accounted for as financial debt and presented as long term financial debt in the U.S. GAAP classified balance sheet.

The accounting policy discussed above in Note 3-b(5) could be subject to future changes that may arise from new interpretations that could be issued by the IASB or the IFRIC.

WHERE YOU CAN GET MORE INFORMATION

Available Information

Alcatel and Lucent file reports and other information with the SEC. You may read and copy these reports, statements or other information filed by either Alcatel or Lucent at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. The SEC filings of Alcatel and Lucent are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Alcatel has filed a joint consent solicitation statement/prospectus with the SEC under the Securities Act, of which this joint consent solicitation statement/prospectus forms a part, to register the guaranty to be issued in connection with the joint consent solicitation. As allowed by the SEC’s rules, this joint consent solicitation statement/prospectus does not contain all of the information you can find in the joint consent solicitation statement/prospectus and its exhibits. As a result, statements in this joint consent solicitation statement/prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If any contract, agreement or other document is filed as an exhibit to the joint consent solicitation statement/prospectus, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this joint consent solicitation statement/prospectus. This means that Alcatel can disclose information to you by referring you to another document that Alcatel or Lucent filed with the SEC. Alcatel or Lucent will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to:

Alcatel	Lucent Technologies Inc.
54, rue La Boétie	600 Mountain Avenue
75008 Paris, France	Murray Hill, New Jersey 07974
011 33(1) 40 76 10 10	(908) 582-3000
Attention: Investor Relations	Attention: Investor Relations
www.alcatel.com	www.lucent.com

This joint consent solicitation statement/prospectus incorporates by reference the following documents filed by Alcatel:

•	Annual report on Form 20-F for the fiscal year ended December 31, 2005 filed on March 31, 2006, as amended by Form 20-F/A filed on August 4, 2006 and Form 20-F/A filed on August 7, 2006;

•	Reports on Form 6-K for the month of September, 2006 filed on September 11, 2006; and

•	Report on Form 6-K for the month of September, 2006 filed on September 29, 2006.

Alcatel incorporates by reference into this joint consent solicitation statement/prospectus all annual reports on Form 20-F filed by Alcatel under the Exchange Act after the date of this joint consent solicitation statement/prospectus and before Alcatel terminates this offering. Alcatel may incorporate by reference into this joint consent solicitation statement/prospectus Alcatel’s reports on Form 6-K that Alcatel identifies in the Form 6-K as being incorporated into this joint consent solicitation statement/prospectus filed after the date of this joint consent solicitation statement/prospectus and before the expiration or termination of this offering.

Alcatel is also incorporating by reference into this joint consent solicitation statement/prospectus the following documents filed by Lucent:

•	Report on Form 8-K dated May 5, 2006 filed on May 5, 2006;

•	Report on Form 8-K dated September 7, 2006 filed on September 7, 2006;

•	Report on Form 8-K dated September 13, 2006 filed on September 13, 2006;

•	Report on Form 8-K dated October 20, 2006 filed on October 26, 2006;

•	Report on Form 8-K dated November 6, 2006 filed on November 7, 2006;

•	Form 10-Q for the period ended December 31, 2005 filed on February 8, 2006;

•	Form 10-Q for the period ended March 31, 2006 filed on May 9, 2006; and

•	Form 10-Q for the period ended June 30, 2006 filed on August 8, 2006.

Alcatel incorporates by reference into this joint consent solicitation statement/prospectus by reference additional documents that Lucent may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint consent solicitation statement/prospectus and before the expiration date.

This additional information is a part of this joint consent solicitation statement/prospectus from the date of filing of those documents.

Any statements made in this joint consent solicitation statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint consent solicitation statement/prospectus will be deemed to be modified or superseded for purposes of this joint consent solicitation statement/prospectus to the extent that a statement contained in this joint consent solicitation statement/prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this joint consent solicitation statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint consent solicitation statement/prospectus.

The information relating to us and Lucent contained in this joint consent solicitation statement/prospectus should be read together with the information in the documents incorporated by reference.

ANNEX A

The following provision of the indenture, would be amended as follows (capitalized terms used but not defined herein have the meanings given to them in the indenture or the first supplemental indenture, as amended by the proposed amendment):

Section 1.01 of the indenture would be amended to include the following definitions in their proper alphabetical location:

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of the Company.

“Parent Guaranty” means a guaranty by a Parent (whether or not subordinated to the Parent’s senior debt) of all obligations of the Company under the Indenture and any outstanding Debentures.

Section 4.02 of the indenture would be amended as follows (amended provisions shown in underlined text):

Section 4.02. SEC Reports. Unless otherwise indicated in a Board Resolution, a supplemental indenture hereto or an Officers’ Certificate, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Securities are outstanding, the Company shall furnish to the Holders copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act as may be required by rules and regulations prescribed from time to time by the SEC. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Company also shall comply with the other provisions of TIA Section 314(a).

In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company shall at all times comply with TIA Section 314(a).

Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guaranty, the Parent may furnish to the Holders copies of its annual report and the information, documents and other reports (without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act) that Parent is required to file pursuant to Sections 13 and 15(d) of the Exchange Act in lieu of those required to be furnished or filed by the Company. At such time as the Parent Guaranty is released or terminated, the Parent that issued such terminated or released Parent Guaranty shall no longer be obligated to provide the reports and information provided for in this paragraph and shall be released from any other obligations under the Supplemental Indenture.

A-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Under French law, sociétés anonymes may generally indemnify, contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liabilities cannot be indemnified under French law, whether directly by the company or through liability insurance.

Sociétés anonymes are generally allowed to advance expenses incurred by their officers and directors in defending any civil or criminal action. They may also indemnify those directors and officers for their expenses, provided that they acted in good faith and in their capacities as directors or officers of the company.

Item 9.	Exhibits.

Exhibit
Number

4	.1.1	Indenture, dated June 4, 2003, by and between Lucent Technologies Inc. and the Bank of New York (filed as Exhibit 4.1 to the Current Report on Form 8-K dated June 4, 2003, filed by Lucent Technologies Inc. on June 25, 2003)
4	.1.2	First Supplemental Indenture, dated June 4, 2003, by and between Lucent Technologies Inc. and the Bank of New York (filed as Exhibit 4.2 to the Current Report on Form 8-K dated June 4, 2003, filed by Lucent Technologies Inc. on June 25, 2003)
4	.1.3	Form of Supplemental Indenture
4	.1.4	Form of Alcatel Guaranty for 2 3/4% Series A Convertible Senior Debentures due 2023 and 2 3/4% Series B Convertible Senior Debentures due 2025
5	.1.1	Opinion of Pascal Durand-Barthez regarding legality of the securities being registered
5	.1.2	Opinion of Proskauer Rose LLP regarding legality of the securities being registered
8.1		Opinion of Proskauer Rose LLP regarding certain U.S. federal income tax matters
12		Computation of ratio of earnings to fixed charges
23.1		Consent of Deloitte & Associés
23.2		Consent of PricewaterhouseCoopers LLP
23.3		Consent of Pascal Durand-Barthez (included in Exhibit 5.1.1)
23.4		Consent of Proskauer Rose LLP (included in Exhibit 5.1.2 and 8.1)
24		Power of Attorney (included on the signature page to the registration statement)
99.1		Form of Letter of Consent relating to the debentures.

Item 10.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference into the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial Statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or by Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on this 13th day of November, 2006.

ALCATEL

By:	/s/ Jean-Pascal Beaufret
Name: Jean-Pascal Beaufret

Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jean-Pascal Beaufret and Pascal Durand-Barthez , and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Serge Tchuruk Serge Tchuruk	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2006

/s/ Jean-Pascal Beaufret Jean-Pascal Beaufret	Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2006

/s/ Daniel Bernard Daniel Bernard	Director	November 13, 2006

/s/ Philippe Bissara Philippe Bissara	Director	November 13, 2006

/s/ W. Frank Blount W. Frank Blount	Director	November 13, 2006

/s/ Jozef Cornu Jozef Cornu	Director	November 13, 2006

Signature	Title	Date

/s/ Jean-Pierre Halbron Jean-Pierre Halbron	Director	November 13, 2006

/s/ Daniel Lebègue Daniel Lebègue	Director	November 13, 2006

/s/ Thierry de Loppinot Thierry de Loppinot	Director	November 13, 2006

/s/ Pierre-Louis Lyons Pierre-Louis Lyons	Director	November 13, 2006

/s/ Bruno Vaillant Bruno Vaillant	Director	November 13, 2006

/s/ Steven Sherman Steven Sherman	Authorized Representative in the United States	November 13, 2006